As filed with the Securities and Exchange Commission on May 3, 2006

Registration No. 333-132759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENECA-CAYUGA BANCORP, INC.

(Name of Small Business Issuer in Its Charter)

Federal	6712	16-1601243
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

(Address and Telephone Number of Principal Executive Offices)

19 Cayuga Street

Seneca Falls, New York 13148

(Address of Principal Place of Business)

Robert E. Kernan, Jr.

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Kip Weissman, Esq.

Eric Envall, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,071,225 shares	$10.00	$10,712,250 (1)	$1,150(2)
Participant interests	83,973 shares	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.
(3)	The securities of Seneca-Cayuga Bancorp, Inc. that are eligible to be purchased by the Seneca Falls Savings Bank 401(k) Savings Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

SENECA FALLS SAVINGS BANK

401(k) SAVINGS PLAN

Offering of Up to                      Shares of

SENECA-CAYUGA BANCORP, INC.

Common Stock

In connection with the adoption of a stock issuance plan, Seneca-Cayuga Bancorp, Inc. is allowing participants in the Seneca Falls Savings Bank 401(k) Savings Plan (the “Plan”) to invest all or a portion of their accounts in stock units representing an ownership interest in the common stock of Seneca-Cayuga Bancorp, Inc. (the “Common Stock”). Based upon the value of the Plan assets at April 25, 2006, the trustee of the Plan could purchase up to 83,973 shares of the Common Stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in stock units representing an ownership interest in the Seneca-Cayuga Bancorp, Inc. Stock Fund at the time of the stock offering. After the stock offering, participants will continue to be able to invest in the Stock Fund.

Seneca-Cayuga Bancorp, Inc.’s prospectus, dated                          , 2006, is attached to this prospectus supplement. It contains detailed information regarding the stock offering of Seneca-Cayuga Bancorp, Inc. common stock and the financial condition, results of operations and business of Seneca Falls Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus to which it is attached and keep both for future reference.

For a discussion of investment risks that you should consider, see “Risk Factors” beginning on page      of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Seneca-Cayuga Bancorp, Inc., in the stock offering, of stock units representing an interest in shares of Common Stock in the Seneca-Cayuga Bancorp, Inc. Stock Fund of the Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock or stock units representing an ownership interest in Common Stock shall under any circumstances imply that there has been no change in the affairs of Seneca Falls Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is                     ,      2006.

THE OFFERING

Securities Offered

Seneca-Cayuga Bancorp, Inc. is offering stock units in the Seneca Falls Savings Bank 401(k) Plan (the “Plan”). The stock units represent indirect ownership of Seneca-Cayuga Bancorp, Inc.’s common stock through the Seneca-Cayuga Bancorp, Inc. Stock Fund being established under the Plan in connection with the stock offering. Given the purchase price of $10 per share in the stock offering, the Plan may acquire up to ___________ shares of Seneca-Cayuga Bancorp, Inc. Common Stock in the stock offering. Only employees of Seneca Falls Savings Bank may become participants in the Plan and only participants may purchase stock units in the Seneca-Cayuga Bancorp, Inc. Stock Fund. Your investment in stock units in connection with the stock offering through the Seneca-Cayuga Bancorp, Inc. Stock Fund is subject to the purchase priorities contained in the Seneca-Cayuga Bancorp, Inc. Stock Issuance Plan (the “Stock Issuance Plan”).

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Seneca-Cayuga Bancorp, Inc. is contained in the accompanying prospectus. The address of the principal executive office of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank is 19 Cayuga Street, Seneca Falls, New York 13148.

Purchase Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to the Seneca-Cayuga Bancorp, Inc. Stock Fund, to be used to purchase stock units representing an ownership interest in the Common Stock issued in the stock offering. The manner in which you make this election and transfer is discussed below under “Election to Purchase Stock in the Stock Offering.” All Plan participants are eligible to direct a transfer of funds to the Seneca-Cayuga Bancorp, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the Stock Issuance Plan, which contemplates a subscription offering and, possibly, a community offering. Subscription offering categories, in descending order of purchase priorities are as follows: (1) eligible account holders; (2) tax-qualified employee benefit plans of Seneca Falls Savings Bank, including the employee stock ownership plan which we adopted; (3) supplemental eligible account holders; and (4) other depositors. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2004. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2006. Other depositors are depositors of the Bank as of [ , 2006.] If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to subscribe for stock in the subscription offering. You may do so through the Plan and/or outside of the Plan. Stock units can be subscribed for through the Plan by using funds in the Plan to pay for them. You may also be able to purchase stock units in the subscription offering through the Plan even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) if Seneca-Cayuga Bancorp, Inc. determines to allow the Plan to purchase stock through subscription offering category (2), reserved for its tax-qualified employee plans. If the Plan is not included in category (2), then any order for stock units placed by those ineligible to subscribe in categories (1), (3), and (4) will be considered an order placed in the community offering, if one is held, to members of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering.

If you choose not to direct the investment of your account balances towards the purchase of any stock units through the Seneca-Cayuga Bancorp, Inc. Stock Fund in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

If you are eligible to subscribe for stock in the subscription offering through subscription categories (1), (3), or (4), you will receive a separate mailing, including a Stock Order Form. You may subscribe for stock outside of the Plan by completing the Stock Order Form and submitting it to the Stock Information Center.

Allocation of Units

The trustee of the Seneca-Cayuga Bancorp, Inc. Stock Fund will subscribe for Common Stock in the stock offering in accordance with your directions. No later than the end of the offering period,                          , 2006, the investment amount that you have elected for the purchase of stock units in the Seneca-Cayuga Bancorp, Inc. Stock Fund in connection with the stock offering will be removed from the RSGroup Trust Company Stable Value Fund and transferred to the Seneca-Cayuga Bancorp, Inc. Stock Fund, pending the consummation of the stock offering. After                          , 2006, we will determine whether all or any portion of your order will be filled (if the offering is oversubscribed, you may not receive any or all of your order, depending on your purchase priority, as described above, and whether the Plan will purchase through category 2). The amount that can be used toward your order will be applied to the purchase of stock units.

In the event the offering is oversubscribed, i.e., there are more orders for Common Stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase interests in Common Stock in the offering, the amount that cannot be invested in Common Stock, and any interest earned on such amount, will remain in the RSGroup Trust Company Stable Value Fund. The prospectus describes the allocation procedures in the event of an oversubscription. See “The Offering” section in the prospectus.

Composition of and Purpose of Stock Units	The Seneca-Cayuga Bancorp, Inc. Stock Fund, which is being established in the Plan, will invest in the Common Stock of Seneca-Cayuga Bancorp, Inc. Following the stock offering, the Seneca-Cayuga Bancorp, Inc. Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the Seneca-Cayuga Bancorp, Inc. Stock Fund. For purchases in the offering, there will be no cash component. A stock unit will be valued at $10. After the offering, newly issued units will consist of a percentage interest in both the Common Stock and cash held in the Seneca-Cayuga Bancorp, Inc. Stock Fund. Unit values (similar to the stock’s share price) and the number of units (similar to number of shares) will be used to communicate the dollar value of a participant’s account. Following the stock offering, each day, the stock unit value of the Seneca-Cayuga Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of units held in the fund by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the fund, less any investment management fees. The market value and unit holdings of your account in the Seneca-Cayuga Bancorp, Inc. Stock Fund will be reported to you on your quarterly statements.

Value of Plan Assets	As of , 2006, the market value of the assets of the Plan was approximately $ , of which approximately $ is eligible to purchase Common Stock in the offering.

Election to Purchase Stock Units in the Stock Offering	In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Seneca-Cayuga Bancorp, Inc. Stock Fund. The amount that you wish to invest in stock units will be transferred from the RSGroup Trust Company Stable Value Fund to the Seneca-Cayuga Bancorp, Inc. Stock Fund pursuant to your direction on the Special Election Form. Therefore, prior to submitting the Special Election Form, you must ensure that you have sufficient amounts in the RSGroup Trust Company Stable Value Fund to purchase stock units pursuant to your request. The trustee of the Plan will subscribe for Seneca-

Cayuga Bancorp, Inc. Common Stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase stock units representing an ownership interest in Common Stock in the stock offering through the Plan, you must purchase stock units representing an ownership interest in at least 25 shares in the offering through the Plan. The prospectus describes maximum purchase limits for investors in the stock offering. The trustee will pay $10.00 per stock unit, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings.

How to Order Stock in the Offering	Enclosed is a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the Seneca-Cayuga Bancorp, Inc. Stock Fund for the purchase of stock units in connection with the stock offering, provided that you purchase stock units representing an ownership interest in at least 25 shares through the Plan. If you wish to use all or part of your account balance in the Plan to purchase Common Stock issued in the stock offering, you should indicate that decision on the Special Election Form. In order to direct the Trustee to purchase stock units in the offering, you must do two things. First, if you do not have sufficient funds in the RSGroup Trust Company Stable Value Fund, you must transfer to that fund from your other investment funds the amount that you wish to invest in the Seneca-Cayuga Bancorp, Inc. Stock Fund. You should make this transfer in the manner that you normally transfer amounts between funds, i.e., through an electronic transfer or a telephone transfer. Once you have made the transfer to the RSGroup Trust Company Stable Value Fund, you may then complete a Special Election Form indicating the amount that you wish to have invested from the RSGroup Trust Company Stable Value Fund. Please note that you need not invest all the amounts that you have invested in the RSGroup Trust Company Stable Value Fund in the Seneca-Cayuga Bancorp, Inc. Stock Fund. You will file the Special Election Form with Bonnie L. Morlang, at Seneca Falls Savings Bank, 19 Cayuga Street, Seneca Falls, New York 13148. You may file the Special Election Form on the day after you transfer the amount you wish to invest in stock units to the RSGroup Trust Company Stable Value Fund, however, you must file the Special Election Form no later than 5:00 p.m., New York Time, on , 2006. If you do not wish to make an election, you should check Box E on the reverse side of the Special Election Form and return the form to Bonnie L. Morlang as indicated above.

Election Form Deadline	If you wish to purchase stock units with your Plan account balances, you must return your Special Election Form to Bonnie L. Morlang, at Seneca Falls Savings Bank, 19 Cayuga Street, Seneca Falls, New York 13148, to be received no later than 5:00 p.m., New York

Time, on , 2006. You may return your Special Election Form by hand delivery, mail or by faxing it to (315) 568-2247, so long as it is returned by the time specified. This return date is earlier than the deadline for purchases made outside of the Plan. In order to purchase shares outside the Plan, you must complete and return a Stock Order Form along with payment by check or by authorizing withdrawal from your Seneca Falls Savings Bank deposit account(s) to the Stock Information Center no later than 12:00 p.m., New York Time, on , 2006.

Irrevocability of Transfer Direction	You may not change your election to transfer amounts to the Seneca-Cayuga Bancorp, Inc. Stock Fund in connection with the stock offering. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock units among all of the other investment funds on a daily basis.

Future Direction to Purchase Common Stock	You will be able to purchase stock units after the offering through your investment in the Seneca-Cayuga Bancorp, Inc. Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the Seneca-Cayuga Bancorp, Inc. Stock Fund. After the offering, to the extent that shares are available, the trustee of the Plan will acquire Common Stock at your election in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Seneca-Cayuga Bancorp, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Seneca-Cayuga Bancorp, Inc.

Voting Rights of Common Stock	The Plan provides that, after the offering, you may direct the trustee how to vote any shares of Seneca-Cayuga Bancorp, Inc. Common Stock held by the Seneca-Cayuga Bancorp, Inc. Stock Fund, and the interest in such shares that is credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

Seneca Falls Savings Bank adopted the Financial Institutions Thrift Plan which was amended and restated under the name Seneca Falls Savings Bank 401(k) Savings Plan, effective January 1, 2006 (the “Plan”). The Plan is a tax-qualified plan, with a cash or deferred compensation feature, established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Seneca Falls Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Seneca Falls Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which, by their terms, do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator at Seneca Falls Savings Bank, 19 Cayuga Street, Seneca Falls, New York 13148. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

Employees who are at least 21 years old and have completed at least one year of employment with Seneca Falls Savings Bank are eligible to enter the Plan on the first day of the month coincident with or next following the date on which the employee meets the age and year of employment requirements (a year of employment includes the performance of at least 1,000 hours of employment). Employees covered by a collective bargaining agreement and nonresident aliens who receive no income from sources within the United States are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).

Effective May 1, 2006, any newly eligible participant who does not submit an enrollment form or waiver of Plan participation will automatically be enrolled in the Plan with a deferral election of 3% and the participant’s before-tax contributions will be invested in the RSGroup Trust Company Stable Value Fund until the participant changes his or her investment election (by an electronic medium or by telephone).

As of                          , 2006, there were approximately                      employees and former employees eligible to participate in the Plan.

Contributions under the Plan

401(k) Plan Contributions. You are permitted to defer on a pre-tax basis between 1% and 50% of your compensation (expressed in terms of whole percentages) for each payroll period, subject to certain restrictions imposed by the Internal Revenue Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means your compensation subject to income tax withholding at the source, as reported on your Form W-2, excluding overtime, bonuses and commissions, plus deferred income attributable to any compensation reduction agreement in connection with the Plan or compensation reduction in connection with a Section 125 plan or Internal Revenue Code Section 132(f) benefit. In 2006, the annual compensation of each participant taken into account under the Plan is limited to $220,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Internal Revenue Code). You may elect to modify the amount contributed to the Plan not more than once per calendar quarter by filing a new elective deferral agreement with the Plan administrator.

Employer Matching Contributions. Seneca Falls Savings Bank will make matching contributions to the Plan in an amount equal to 25% of your elective deferrals, up to 15% of your monthly compensation. If you stop making elective deferrals for any period, Seneca Falls Savings Bank will also stop making matching contributions for the same period. Matching contributions will be reviewed from time to time and may be modified by the employer on a discretionary basis.

Discretionary Employer Contributions. The employer may contribute a discretionary Plan contribution for a Plan Year, calculated as a percentage of each participant’s compensation for the Plan Year, provided the participant is employed on the last day of the Plan Year and completes at least 1,000 hours during the Plan Year. In the event of a participant’s retirement, death or disability during the Plan Year, the participant (or his beneficiary) will be eligible for the discretionary contribution.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2006, the amount of your before-tax contributions may not exceed $15,000 per calendar year. This amount may be adjusted periodically by law, based on changes in the cost of living. In addition, if you are age 50 or older in 2006, you will be able to make a “catch-up” contribution of up to $5,000, in addition to the $15,000 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of elective deferrals and employer non-matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of elective deferrals and employer non-matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Seneca-Cayuga Bancorp, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $100,000. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the elective deferrals you have made under the Plan. Any employer contributions credited to your account are subject to a 4-year graded vesting schedule pursuant to which such amounts vest in 25% increments after each completed year of service until a participant becomes 100% vested upon completion of 4 years of service. For purposes of vesting, credit will be given for all years of service after attainment of age 18, including years of service prior to the Plan’s effective date. You will also become 100% vested in the employer contributions and earnings credited to your account upon your death, disability or attainment of age 65.

Withdrawals and Distributions from the Plan

In-service withdrawals from your 401(k) account are not permitted under the Plan until you attain age 59 1/2. However, in the event of certain types of financial hardship, participants may make withdrawals.

Withdrawal upon Termination of Employment. You may make withdrawals from your accounts at any time after you terminate employment. If your vested account balance as of the date of your termination is $1,000 or less, distribution will be made in a lump sum. If your accounts are between $1,000 and $5,000 and you have not made any payment election, the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan administrator. If your accounts exceed $5,000 upon your termination of employment, payment will be deferred until you reach age 65 unless you elect an optional form of payment such as a lump sum payment (subject to a mandatory 20% income tax withholding), a rollover to an individual retirement account or to another employer’s plan, if permitted by that plan, or annual installments over a period of 2 to 10 years, 15 or 20 years.

Distribution due to Disability, Death or Retirement. If your termination of employment is due to normal or postponed retirement, death or disability and your accounts exceed $5,000, distribution will be made in a lump sum payment upon your attainment of age 65 unless you elect to defer distribution to a postponed retirement date or unless you elect an optional form of payment such as a lump sum payment, a rollover to an individual retirement account or to another employer’s plan, if permitted by that plan, or annual installment payments over a period of 2 to 10 years, 15 or 20 years.

Plan participants may also obtain loans from their accounts.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by Seneca Falls Savings Bank’s Board of Directors.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one or more of the following funds:

1.	T. Rowe Price Growth Stock Fund.

2.	The Boston Company Small Cap Value Fund.

3.	American Century Vista Fund.

4.	American Beacon Large Cap Value Fund.

5.	PIMCO Total Return Fund Admin.

6.	SSgA International Stock Selection Fund.

7.	SSgA S&P 500 Index Fund.

8.	RSGroup Trust Company Stable Value Fund.

9.	RSGroup Trust Company Aggresssive Asset Allocation Fund.

10.	RSGroup Trust Company Moderate Asset Allocation Fund.

11.	RSGroup Trust Company Conservative Asset Allocation Fund.

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Seneca-Cayuga Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the RSGroup Trust Company Stable Value Fund until such time as you provide an effective investment direction. You may apply different investment instructions to amounts already accumulated as opposed to future contributions. You may change your investment directions at any time by telephone or electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through December 31, 2005:

ANNUAL RETURNS

AS OF THE QUARTER ENDED DECEMBER 31, 2005

Stock Funds	QTR	1 YEAR	3 YEAR	5 YEAR	10 YEAR	SINCE INCEPTION
T. Rowe Price Growth Stock Fund		6.56%	15.52%	1.38%	9.92%	—
The Boston Company Small Cap Value Fund	0.71%	7.28%	26.10%	16.60%	—	19.33%[1]
American Century Vista Fund	0.50%	9.10%	21.86%	0.83%	6.73%	—
American Beacon Large Cap Value Fund	1.35%	9.93%	21.25%	8.89%	10.22%	—
PIMCO Total Return Fund Admin	0.42%	2.63%	4.26%	6.36%	6.65%	—
SSgA International Stock Selection Fund	5.11%	17.04%	26.50%	6.80%	5.04%	—
SSgA S&P 500 Index Fund	2.03%	4.71%	14.24%	0.36%	8.88%	—
RSGroup Trust Company Stable Value Fund	0.91%	3.66%	3.34%	3.88%	—	4.45%[2]
RSGroup Trust Company Aggressive Asset Allocation Fund	1.56%	6.40%	11.96%	0.71%	—	4.14%[3]
RSGRoup Trust Company Moderate Asset Allocation Fund	1.25%	5.45%	9.89%	1.62%	—	4.43%[4]
RSGroup Trust Company Conservative Asset Allocation Fund	0.85%	3.99%	7.17%	2.69%	—	4.63%[5]

[1]	Inception date: February 1, 2000.
[2]	Inception date: March 1, 1999.
[3]	Inception date: March 1, 1999.
[4]	Inception date: March 1, 1999.
[5]	Inception date: March 1, 1999.

MARKET COMPARISONS

	QTR	1 YEAR	3 YEAR	5 YEAR	10 YEAR	SINCE INCEPTION
Russell 2000 Value Index[6]	0.66%	4.71%	23.18%	13.55%	—	15.79%
Russell MidCap Growth Index[7]	3.45%	12.10%	22.70%	1.38%	9.27%	—
Lipper Multi-Cap Value Funds Index[8]	1.77%	6.33%	17.51%	6.25%	9.91%	—
Linked S&P 500 Value Index[9]	2.54%	6.16%	17.42%	2.50%	9.42%	—
Citigroup Broad Investment-Grade Bond Index[10]	0.65%	2.57%	3.74%	5.93%	6.19%	—
MSCI EAFE Net Dividend Index[11]	4.08%	13.54%	23.68%	4.55%	5.84%	—
S&P 500 Index[12]	2.10%	4.93%	14.39%	0.55%	9.12%	—
3-Month T-Bill Index[13]	0.92%	3.07%	1.82%	2.11%	—	N/A
80% Russell 3000/15% Lehman Bro. US Aggregate/5% 3-Month T-Bill Index[14]	2.19%	6.03%	13.52%	2.58%	—	N/A
60% Russell 3000/30% Lehman Bro. US Aggregate/10% 3-Month T-Bill Index[15]	1.51%	4.79%	10.77%	3.26%	—	N/A
30% Russell 3000/50% Lehman Bro. US Aggregate/20% 3-Month T-Bill Index[16]	1.11%	3.73%	6.91%	4.14%	—	N/A

The following is a description of each of the Plan’s investment funds (excerpted from each fund’s own description):

T. Rowe Price Growth Stock Fund

The fund seeks long-term growth of capital and, secondarily, increasing dividend income by investing primarily in common stocks of well-established growth companies. The fund is appropriate for investors seeking to build capital over the long term who can accept the price fluctuations inherent in common stock investing.

[6]	This is the benchmark index for The Boston Company Small Cap Value Fund.
[7]	This is the benchmark index for the American Century Vista Fund.
[8]	This is a benchmark index for the American Beacon Large Cap Value Fund. The Lipper Multi-Cap Value Funds Index tracks the results of the 30 largest mutual funds in the Lipper Multi-Cap Value Funds category. Lipper is an independent mutual fund research and ranking service.
[9]	This is another benchmark index for the American Beacon Large Cap Value Fund. The Linked S&P 500 Value Index consists of the S&P 500/Barra Value Index through 10/31/05 and the S&P 500/Citigroup Value Style Index thereafter. The S&P 500 Citigroup Value Index is a market value weighted index of stocks in the S&P 500 which score highest based on an average of book-to-price ratio, sales-to-price ratio and dividend yield, representing 50% of the total market value of the S&P 500.
[10]	This is the benchmark index or the PIMCO Total Return Fund Admin.
[11]	This is the benchmark index for the SSgA International Stock Selection Fund.
[12]	This is the benchmark index for the SSgA S&P 500 Index Fund.
[13]	This is the benchmark index for the RSGroup Trust Company Stable Value Fund.
[14]	This is the benchmark index for the RSGroup Trust Company Aggressive Asset Allocation Fund.
[15]	This is the benchmark index for the RSGroup Trust Company Moderate Asset Allocation Fund.
[16]	This is the benchmark index for the RSGroup Trust Company Conservative Asset Allocation Fund.

The Boston Company Small Cap Value Fund

The fund utilizes a bottom-up approach that aims to outperform the Russell 2000 Value Index. The fund invests in small-cap stocks containing a wide range of value, including: “undervalued,” “cyclicals,” “hidden assets,” “turnarounds,” and “special situations.” Historically, small-cap stocks have proven more volatile and less liquid than large-cap stocks and recent performance has demonstrated the potential for large price swings on both the upside and downside. The fund seeks to control risks through diversification and establishing well-defined entry and exit points.

American Century Vista Institutional Fund

The fund seeks long-term growth of capital and is designed for investors seeking aggressive growth opportunities. The fund invests in mid-sized companies with dynamic growth and capital return potential. It is focused on mid-cap stocks, a market segment that historically has generated higher returns than large caps with less risk than small caps. The fund may add upside potential to conservative portfolios built around large blend and value holdings. The value and/or returns of the portfolio will fluctuate with market and economic conditions. Historically, small- and/or mid-cap stocks have been more volatile than the stocks of larger, more established companies.

American Beacon Large Cap Value Fund

The fund is a multi-manager fund seeking long-term capital appreciation and current income primarily through investments in large market capitalization U.S. stocks. The fund’s assets are invested primarily in stocks of U.S. companies with market capitalizations similar to the market capitalizations of the companies in the Russell 1000 Index at the time of investment. These may consist of common and preferred stocks, convertible securities, U.S. dollar-denominated American Depositary Receipts, and U.S. dollar-denominated foreign stocks traded on U.S. exchanges.

PIMCO Total Return Fund (Admin)

The fund seeks total return by investing in corporate bonds, U.S. government securities, mortgage-backed securities, and money market instruments with an average duration between three and six years. The fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks. Historically, the price of bonds has fluctuated less than the price of common stocks.

SSgA International Stock Selection Fund

The fund seeks to provide long-term capital growth by investing primarily in securities of foreign issuers, concentrating on investments in holdings that are composed of, but not limited to, countries included in the Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index. The management team employs a proprietary bottom-up stock selection process that is based on a quantitative multi-factor model used to select the best securities within each underlying country in the Index.

SSgA S&P 500 Index Fund

The fund seeks to replicate the total return of publicly traded U.S. common stocks by duplicating the composition of the S&P 500 Index. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

RSGroup Trust Company Stable Value

The fund seeks to protect principal from market volatility and achieve returns comparable to short-term bond funds by investing in high-quality, interest stable guaranteed investment contracts (GICs), bank investment contracts (BICs), and synthetic stable value products with a relatively predictable annual return. The fund is appropriate for investors who place a higher value on stability of principal than long-term growth. The yield on investment contracts is more stable than most fixed income funds, but will follow market interest rates higher or lower. Investment contracts do not provide any of the capital appreciation of other types of investments.

RSGroup Trust Company Aggressive Asset Allocation Fund

The fund is an asset allocation fund that is likely to exceed other asset allocation funds in long-term growth. The fund’s target allocation is 75% stocks (25% Core Equity, 25% Value Equity, 12.5% Emerging Growth, and 12.5% International Equity) and 25% bonds. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

RSGroup Trust Company Moderate Asset Allocation Fund

The fund is an asset allocation fund that seeks significant long-term growth. The fund’s target allocation is 60% stocks (20% Value Equity, 10% Emerging Growth, and 10% International Equity) and 40% bonds. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

RSGroup Trust Company Conservative Asset Allocation Fund

The fund is an asset allocation fund that seeks preservation of principal with a modest opportunity for growth. The fund’s target allocation is 40% stocks (15% Core Equity, 15% Value Equity, 5% Emerging Growth, and 5% International Equity) and 60% bonds. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of Seneca-Cayuga Bancorp, Inc.

In connection with the offering, the Plan now offers the Seneca-Cayuga Bancorp, Inc. Stock Fund as an additional choice to these investments options. The Seneca-Cayuga Bancorp, Inc. Stock Fund invests primarily in the common stock of Seneca-Cayuga Bancorp, Inc. In connection with the offering, you may direct the trustee to invest up to 100% of your Plan account in the Seneca-Cayuga Bancorp, Inc. Stock Fund as a one-time special election. Subsequent to the offering, you may elect to invest all or a portion of your payroll deduction contributions in the Seneca-Cayuga Bancorp, Inc. Stock Fund. Subsequent to the offering, you may also elect to transfer into the Seneca-Cayuga Bancorp, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

The Seneca-Cayuga Bancorp, Inc. Stock Fund consists primarily of investments in the Common Stock of Seneca-Cayuga Bancorp, Inc. After the offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Seneca-Cayuga Bancorp, Inc. Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of Common Stock of Seneca-Cayuga Bancorp, Inc.

As of the date of this prospectus supplement, none of the shares of Seneca-Cayuga Bancorp, Inc. Common Stock have been issued or are outstanding and there is no established market for Seneca-Cayuga Bancorp, Inc. Common Stock. Accordingly, there is no record of the historical performance of the Seneca-Cayuga Bancorp, Inc. Stock Fund. Performance of the Seneca-Cayuga Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank and market conditions for Seneca-Cayuga Bancorp, Inc. Common Stock generally.

Investments in the Seneca-Cayuga Bancorp, Inc. Stock Fund involve special risks common to investments in the Common Stock of Seneca-Cayuga Bancorp, Inc.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 18 of the attached prospectus.

Administration of the Plan

The Trustee and Custodian. The trustee of the Plan is RSGroup Trust Company. RSGroup Trust Company serves as trustee for all the investments funds under the Plan, including, during the offering period, the Seneca-Cayuga Bancorp, Inc. Common Stock. Following the offering period, RSGroup Trust Company will also serve as the trustee of the Seneca-Cayuga Bancorp, Inc. Stock Fund.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan Administrator, Seneca Falls Savings Bank. The address of the Plan Administrator is 19 Cayuga Street, Seneca Falls, New York 13148, telephone number (315) 568-5855. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Seneca Falls Savings Bank to continue the Plan indefinitely. Nevertheless, Seneca Falls Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Seneca Falls Savings Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Seneca Falls Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer that is equal to the benefit that you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Seneca Falls Savings Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59  1/2, and consists of the balance credited to participants under the Plan. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution you have made to this Plan.

Seneca-Cayuga Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Seneca-Cayuga Bancorp, Inc. Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Seneca-Cayuga Bancorp, Inc. Common Stock; that is, the excess of the value of Seneca-Cayuga Bancorp, Inc. Common Stock at the time of the distribution over its cost of the securities to the trust. The tax basis of Seneca-Cayuga Bancorp, Inc. Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Seneca-Cayuga Bancorp, Inc. Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Seneca-Cayuga Bancorp, Inc. Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Seneca-Cayuga Bancorp, Inc. Common Stock. Any gain on a subsequent sale or other taxable disposition of Seneca-Cayuga Bancorp, Inc. Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Seneca Falls Savings Bank, the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Seneca-Cayuga Bancorp, Inc. Common Stock, the regulations under ERISA section 404(c) require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Seneca-Cayuga Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Seneca-Cayuga Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported on a Form 4 within 2 business days after the change occurs. Insiders must file a Form 5 to report any transactions that should have been reported earlier on a Form 4 or were eligible for deferred reporting. If a Form 5 must be filed, it is due 45 days after the end of Seneca-Cayuga Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the Seneca-Cayuga Bancorp, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of Seneca-Cayuga Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Seneca-Cayuga Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Seneca- Cayuga Bancorp, Inc.’s Common Stock resulting from non-exempt purchases and sales of Seneca-Cayuga Bancorp, Inc. Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Seneca-Cayuga Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at                          , 200    , are attached to this prospectus supplement.

LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Seneca Falls Savings Bank in connection with Seneca-Cayuga Bancorp, Inc.’s stock offering.

SENECA FALLS SAVINGS BANK

401(k) PLAN

Statement of Net Assets Available for Benefits as of                          , 200

, 200
	Beginning of Year	End of Year
Assets
Investments
Liabilities
Net Assets Available for Plan Benefits

SENECA FALLS SAVINGS BANK

401(k) PLAN

Statement of Changes in Net Assets Available For Plan Benefits

, 200
Investment Income
Investment Expense
Net Investment Income
Contributions
Total Additions

Benefits paid:
Withdrawals
Increase in Net Assets
Net Assets Available for Plan
Benefits: Beginning of Year
End of Year

Seneca-Cayuga Bancorp, Inc.

Holding Company for Seneca Falls Savings Bank

Up to 931,500 Shares of Common Stock

Seneca-Cayuga Bancorp, Inc., a federally chartered corporation, is offering for sale up to 931,500 shares of its common stock on a best efforts basis. The shares being offered represent 45% of the shares of common stock of Seneca-Cayuga Bancorp, Inc. that will be outstanding following the offering. After the offering, 55% of Seneca-Cayuga Bancorp, Inc.’s outstanding common stock will be owned by Seneca Falls Savings Bank, MHC, our federally-chartered mutual holding company parent. Seneca-Cayuga Bancorp, Inc. is the holding company for Seneca Falls Savings Bank.

We must sell a minimum of 688,500 shares in order to complete the offering, and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 1,071,225 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at                     , Eastern time, on                     , 2006. We may extend the termination date without notice to you, until                      2006, unless the Office of Thrift Supervision approves a later date, which may not be beyond                     , 2008.

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority: first, to depositors of Seneca Falls Savings Bank with aggregate account balances of at least $50 on December 31, 2004; second, to Seneca Falls Savings Bank’s tax-qualified employee benefit plans; third, to depositors of Seneca Falls Savings Bank with aggregate account balances of at least $50 on March 31, 2006; and fourth, to depositors of Seneca Falls Savings Bank with an aggregate account balance of $50 on April 28, 2006. If any shares of our common stock remain unsold in the subscription offering, we may offer such shares for sale in a community offering and/or a syndicated community offering. See “The Offering—The Offering of Common Stock.”

The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 20,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 30,000 shares. For further information concerning the limitations on purchases of common stock, see “The Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                     , 2006. If the offering is extended beyond                     , 2006, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering up to the minimum of the offering range will be held by Seneca Falls Savings Bank. Funds received in excess of the minimum of the offering range may be maintained at Seneca Falls Savings Bank, or at our discretion, at another federally insured depository institution. However, in no event shall we maintain more than one escrow account. All subscriptions received will bear interest at our passbook savings rate, which is currently 0.70% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of Seneca-Cayuga Bancorp, Inc. will be quoted on the OTC Bulletin Board.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “ Risk Factors” beginning on page 19.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	688,500	810,000	931,500	1,071,225
Estimated offering expenses excluding underwriting commissions and expenses	$517,000	$517,000	$517,000	$517,000
Underwriting commissions and expenses (1)	$150,000	$150,000	$150,000	$150,000
Net proceeds.	$6,218,000	$7,433,000	$8,648,000	$10,045,250
Estimated net proceeds per share.	$9.03	$9.17	$9.28	$9.38

(1)	See “The Offering—Plan of Distribution and Marketing Arrangements” at page 128 for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at (315) 568-1175.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is                     , 2006

[MAP]

i

ii

SUMMARY

The following summary explains selected information regarding the offering of common stock by Seneca-Cayuga Bancorp, Inc. and the business of Seneca Falls Savings Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Seneca-Cayuga Bancorp, Inc.

Our Organization

Seneca Falls Savings Bank was established in 1870 as a New York chartered mutual savings bank. In March 2000, it reorganized into the two-tier mutual holding company structure. As part of the reorganization, Seneca Falls Savings Bank became a wholly-owned subsidiary of Seneca-Cayuga Bancorp, Inc., and Seneca-Cayuga Bancorp, Inc. became the wholly-owned subsidiary of Seneca Falls Savings Bank, MHC. The same directors and certain officers who manage Seneca Falls Savings Bank manage Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, MHC.

As part of this minority stock offering, Seneca Falls Savings Bank is converting to a federally chartered capital stock savings bank from a New York chartered savings bank.

This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:

Seneca Falls Savings Bank, MHC
100% of common stock
Seneca-Cayuga Bancorp, Inc.
100% of common stock
Seneca Falls Savings Bank
100% of
Seneca-Cayuga Personal Services, LLC d/b/a Royce & Rosenkrans, Inc.

The Companies

Seneca Falls Savings Bank, MHC

Seneca Falls Savings Bank, MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of Seneca-Cayuga Bancorp,

Inc. Seneca Falls Savings Bank, MHC has not engaged in any significant business activity other than owning the common stock of Seneca-Cayuga Bancorp, Inc., and does not intend to expand its business activities after the offering. After the completion of the offering, Seneca Falls Savings Bank, MHC is expected to own 55% of the outstanding shares of common stock of Seneca-Cayuga Bancorp, Inc. So long as Seneca Falls Savings Bank, MHC exists, it will own a majority of the voting stock of Seneca-Cayuga Bancorp, Inc. The executive office of Seneca Falls Savings Bank, MHC, is located at 19 Cayuga Street, Seneca Falls, New York 13148, and its telephone number is (315) 568-5855. Seneca Falls Savings Bank, MHC is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Seneca-Cayuga Bancorp, Inc.

Seneca-Cayuga Bancorp, Inc. is the federally chartered mid-tier stock holding company of Seneca Falls Savings Bank. As of the date of this prospectus, Seneca-Cayuga Bancorp, Inc. owns 100% of the common stock of Seneca Falls Savings Bank and approximately $1.6 million in a mutual fund. Seneca-Cayuga Bancorp, Inc. has not engaged in any significant business activity other than owning the common stock of Seneca Falls Savings Bank, and its mutual fund and currently does not intend to expand materially its business activities (other than through Seneca Falls Savings Bank) after the offering. Seneca-Cayuga Bancorp, Inc.’s executive office is located at 19 Cayuga Street, Seneca Falls, New York 13148, and its telephone number is (315) 568-5855. Seneca-Cayuga Bancorp, Inc. is subject to comprehensive regulation and examination by the Office of Thrift Supervision. At December 31, 2005, Seneca-Cayuga Bancorp, Inc. had total consolidated assets of $151.9 million, total consolidated deposits of $112.9 million and total consolidated stockholders’ equity of $10.1 million. Its net income for the year ended December 31, 2005 was $73,000.

Seneca Falls Savings Bank

Seneca Falls Savings Bank was organized in 1870 and is headquartered in Seneca Falls, New York. Seneca Falls Savings Bank has operated as a conservative thrift institution soliciting deposits and making primarily residential mortgage loans in the Northern Finger Lakes region of New York State. See “Business of Seneca Falls Savings Bank — Market Area”. Seneca Falls Savings Bank’s main office is located at 19 Cayuga Street, Seneca Falls, New York 13148, and its three branch offices are located in Waterloo, Geneva and Auburn, New York. The Bank also maintains a loan production office in Skaneateles, New York. The telephone number at its main office is (315) 568-5855.

Seneca Falls Savings Bank’s principal business activity consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans and, to a lesser extent, construction, home equity, multi-family and non-residential real estate loans and consumer loans. Seneca Falls Savings Bank also makes significant investments in mortgage backed and other securities. Finally, through a subsidiary doing business under the name Royce & Rosenkrans, Seneca Falls Savings Bank also provides insurance agency services.

At or near the completion of the stock offering, we expect to convert Seneca Falls Savings Bank from a New York State charter to a Federal charter. We do not expect to complete the stock offering until the charter conversion is completed, nor do we expect to complete the charter conversion until just prior to the stock offering. In this sense, the two transactions may be viewed as contingent on each other. No formal application or notice to the State of New York is required in connection with the charter conversion.

The Offering

Federal regulations require that Seneca Falls Savings Bank, MHC own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our Board of Directors has decided to sell 45% of our outstanding shares of common stock in the offering. The remaining 55% of our outstanding common stock will be held by Seneca Falls Savings Bank, MHC.

The following chart shows our structure following the offering:

Seneca Falls Savings Bank, MHC	Public Stockholders
55% of common stock	45% of common stock
Seneca-Cayuga Bancorp, Inc.
100% of common stock
Seneca Falls Savings Bank
100% of
Seneca-Cayuga Personal Services, LLC d/b/a Royce & Rosenkrans, Inc.

Seneca Falls Savings Bank, MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its 55% of the common stock of Seneca-Cayuga Bancorp, Inc. However, Seneca Falls Savings Bank, MHC may convert to stock form in the future by offering its interest in Seneca-Cayuga Bancorp, Inc. for sale to depositors and others in a subscription offering. Seneca Falls Savings Bank, MHC, however, has no plans to convert to stock form.

Reasons for the Offering

The primary reasons for our decision to conduct the offering are to (1) increase our capital to support future growth and profitability, (2) compete more effectively in the financial services marketplace, and (3) offer our depositors, employees, management and directors an equity ownership interest in Seneca-Cayuga Bancorp, Inc. and thereby obtain an economic interest in its future success.

The capital raised in the offering is expected to:

•	allow us to enhance our profitability while limiting risk;

•	enable us to pay down our existing borrowings; and

•	support growth within our existing branch network, as well as enable us to consider additional branches within our market area to the extent consistent with our profitability goals.

The offering also will allow us to establish stock benefit plans for management and employees which will help us to attract and retain qualified personnel.

Terms of the Offering

We are offering between 688,500 and 931,500 shares of common stock of Seneca-Cayuga Bancorp, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,071,225 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the estimated pro forma market value of Seneca-Cayuga Bancorp, Inc. decreases below $15,300,000 or increases above $23,805,000 you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Seneca-Cayuga Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at Seneca Falls Savings Bank with aggregate balances of at least $50 on December 31, 2004;

(2)	The tax-qualified employee benefit plans of Seneca Falls Savings Bank (including our employee stock ownership plan);

(3)	Depositors who had accounts at Seneca Falls Savings Bank with aggregate balances of at least $50 on March 31, 2006; and

(4)	Depositors who had accounts at Seneca Falls Savings Bank with aggregate balances of at least $50 on April 28, 2006.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Seneca, Cayuga and Ontario Counties, New York, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2004, March 31, 2006 and April 28, 2006 as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 688,500 Shares and 931,500 Shares and the $10.00 Price Per Share

The decision to offer between 688,500 shares and 931,500 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., a firm experienced in appraisals of financial institutions. Keller & Company, Inc. is of the opinion that as of February 22, 2006, the estimated pro forma market value of the common stock of Seneca-Cayuga Bancorp, Inc. on a fully-converted basis was between $15,300,000 and $20,700,000, with a midpoint of $18,000,000. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 45% that will be sold in the offering.

In preparing its appraisal, Keller & Company, Inc. considered the information contained in this prospectus, including Seneca-Cayuga Bancorp, Inc.’s consolidated financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, and the economic and demographic conditions in Seneca Falls Savings Bank’s existing market areas;

•	certain historical, financial and other information relating to Seneca Falls Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Seneca Falls Savings Bank with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the aggregate size of the stock offering;

•	the impact of the offering on Seneca-Cayuga Bancorp, Inc.’s consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In reviewing the appraisal prepared by Keller & Company, Inc., the Board of Directors considered the methodologies and the appropriateness of the assumptions used by Keller & Company, Inc. in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable.

The Board of Directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of Seneca-Cayuga Bancorp, Inc. common stock should be offered for sale in the offering, and 55% should be held by Seneca Falls Savings Bank, MHC. Based on the estimated valuation range and the purchase price, the number of shares of Seneca-Cayuga Bancorp, Inc. common stock that will be outstanding upon completion of the offering will range from 1,530,000 to 2,070,000 (subject to adjustment to 2,380,500), and the number of shares of Seneca-Cayuga Bancorp, Inc. common stock that will be sold in the offering will range from 688,500 shares to 931,500 shares (subject to adjustment to 1,071,225), with a midpoint of 810,000 shares. The number of shares that Seneca Falls Savings Bank, MHC will own after the offering will range from 841,500 to 1,138,500 (subject to adjustment to 1,309,275). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of Seneca Falls Savings Bank or market conditions generally, or if permitted, to fill the order of the employee stock ownership plan.

The appraisal will be updated before we complete the offering. If the estimated pro forma market value of the common stock of Seneca-Cayuga Bancorp, Inc. at that time is either below $15,300,000 or above $23,805,000, then Seneca-Cayuga Bancorp, Inc., after consulting with the Office of Thrift Supervision, may: terminate the stock issuance plan and return all funds promptly; extend the offering or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In any event, the offering must be completed by no later than                     .

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the pro forma book value and the ratio of the offering price to the issuer’s pro forma net income. According to Keller & Company, Inc., while appraisers (as well as investors) use both ratios to evaluate an issuer’s stock, the price-to-book value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early- to mid-1990s and, more recently, due to increasing interest rates. Keller & Company, Inc. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities.

Below we compare our pricing ratios to the pricing ratios of our selected peer group comprised of ten fully converted companies trading on NASDAQ. The following table presents a summary of selected fully converted pricing ratios for the peer group companies and for us on a non-fully converted basis. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a premium of 57.5% on a price-to-core-earnings basis and a discount of 38.9% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 37.7 times and 39.0 times our core earnings. These are higher multiples than the peer group companies which, as of February 22, 2006, traded on average at 24.8 times earnings and at a median of 22.3 times earnings. At the minimum, maximum and adjusted maximum of the valuation range, the common stock is valued at 64.16%, 71.56% and 74.74%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of February 22, 2006 averaged 117.11%. As of February 22, 2006, the median trading price of peer group companies was 113.47% of the book value of these companies. Consequently, a share of our common stock is more expensive than the peer group, based on an earnings per share basis and less expensive on a book value per share basis.

	Fully Converted Equivalent Pro Forma Price-to- Earnings Multiple	Fully Converted Equivalent Pro Forma Price-to-Book Value Ratio
Seneca-Cayuga Bancorp, Inc.
Adjusted maximum	39.57x	74.74%
Maximum	39.04x	71.56%
Minimum	37.68x	64.16%

Valuation of peer group companies as of February 22, 2006
Averages	24.79x	117.11%
Medians	22.34x	113.47%

As shown in the above table, our pro forma price-to-earnings multiple is at a premium and our pro forma price-to-book value ratio is at a discount to those of the peer group companies whether our offering is assumed to be consummated at the minimum or maximum of the offering range.

The pro forma fully-converted calculations for the peer group companies include the following assumptions:

•	8.0% of the shares sold in a second-step offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 10 years;

•	4.0% of the shares sold in the second-step offering would be purchased by a stock-based incentive plan, with the expense to be amortized over five years; and

•	offering expenses would equal 2.0% of the offering amount.

With respect to Seneca-Cayuga Bancorp, Inc., the pro forma fully-converted calculations use the same assumptions as applied to the peer group companies, but also assume the expense of the ESOP will be amortized over 15 years, and our stock option plan would be expensed over a five year period.

The independent appraisal does not indicate after-market trading value. Do not assume or expect that Seneca-Cayuga Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering.

Mutual Holding Company Data

The following table presents a summary of selected pricing ratios, on a non-fully-converted basis, for publicly traded mutual holding companies and the pricing ratios for us.

	Non-Fully Converted Price-to-Earnings Multiple	Non-Fully Converted Price-to-Book Value Ratio
Seneca-Cayuga Bancorp, Inc.
(Pro forma)
Minimum	142.86x	99.21%
Maximum	166.67x	117.21%

Publicly traded mutual holding companies as of February 22, 2006(1)
Average	36.71x	171.43%
Medians	32.84x	168.43%

(1)	The information for publicly traded mutual holding companies may not be meaningful to investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 45.0% that we are offering to the public. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

After-Market Performance Information

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2005 and February 22, 2006. The offerings are presented in chronological order, which means that the most recent offerings appear last.

Symbol	Transaction	Date of IPO	Price Performance from Initial Trading Date
			1 Day Percentage Change	1 Week Percentage Change	1 Month Percentage Change	Through February 22, 2006 (%)
GTWN	Georgetown Bancorp, Inc. (MHC)	01/06/05	2.00	—	0.50	(11.00)
BVFL	BV Financial, Inc. (MHC)	01/14/05	(6.50)	(4.00)	(1.50)	(7.50)
HFBL	Home Fedl Bncp, Inc., LA (MHC)	01/21/05	(1.00)	—	(0.80)	—
KRNY	Kearny Financial Corp (MHC)	02/24/05	13.90	14.30	10.80	32.20
KFFB	Kentucky First Federal (MHC)	03/03/05	7.90	11.00	12.40	10.00
PBIB	Prudential Bncp Inc. PA (MHC)	03/30/05	(1.50)	(6.50)	(12.50)	26.00
BFSB	Brooklyn Federal Bancorp (MHC)	04/06/05	(0.50)	(0.10)	(5.00)	11.50
FFCO	FedFirst Financial Corp. (MHC)	04/07/05	(6.60)	(7.10)	(14.50)	(9.70)
RCKB	Rockville Financial, Inc. (MHC)	05/23/05	4.80	10.50	19.60	48.80
NPEN	North Penn Bancorp, Inc. (MHC)	06/02/05	10.00	2.50	1.50	10.00
COBK	Colonial Bankshares, Inc. (MHC)	06/30/05	6.00	6.90	7.50	8.80
HBOS	Heritage Financial Group (MHC)	06/30/05	7.50	7.20	9.30	12.86
UBNK	United Financial Bancorp (MHC)	07/13/05	17.50	15.70	17.00	17.40
OTTW	Ottawa Savings Bancorp (MHC)	07/15/05	10.00	5.00	7.00	5.00
WAUW	Wauwatosa Holdings, Inc. (MHC)	10/05/05	12.50	11.50	9.50	21.00
ISBC	Investors Bancorp, Inc. (MHC)	10/12/05	0.20	0.70	5.20	22.04
EQFC	Equitable Financial Corp (MHC)	11/08/05	2.50	—	(5.00)	(8.00)
GVFF	Greenville Federal Finl (MHC)	01/05/06	2.50	2.50	—	—
MGYR	Magyar Bancorp, Inc. (MHC)	01/24/06	6.50	5.00	NA	5.50

	Average		4.62	3.95	3.39	10.26
	Median		4.80	2.50	3.35	10.00

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, six of the 19 initial public offerings that closed between January 1, 2005 and January 24, 2006 have traded below their initial offering price within one month of the date of their offering. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.

Seneca Falls Savings Bank’s Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan, and we may implement a stock-based incentive plan that will provide for grants of stock options and restricted stock. The Board of Directors of Seneca Falls Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our Board of Directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. Our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase up to 10% of the shares sold in the offering. However, it is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares held by Seneca Falls Savings Bank, MHC); provided that if Seneca Falls Savings Bank’s tangible capital at the time of the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares.

Stock-Based Executive Plan. In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under a stock-based incentive plan. The number of options granted and shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Seneca Falls Savings Bank, MHC; provided that if Seneca Fall Savings Bank’s tangible capital at the time of the adoption of a stock-based incentive plan is less than 10% of its assets, then the amount of shares awarded (exclusive of stock options) under such plan will not exceed 1.47% of our outstanding shares. The number of options granted or shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC.

The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the outstanding votes of Seneca-Cayuga Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by Seneca Falls Savings Bank, MHC), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based benefit plan by our stockholders by a majority of votes cast (excluding shares voted by Seneca Falls Savings Bank, MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Recognizing an expense equal to the grant-date fair value of stock options and any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Stock Benefit Plans.”

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting stock options and awarding shares of common stock. In the table below, it is assumed that, at the maximum of the offering range, a total of 931,500 shares will be sold to the public, and a total of 2,070,000 shares will be issued and outstanding. This table assumes that the Bank’s tangible regulatory capital is 10% or more at the time of the implementation of the Stock-Based Incentive Plan.

Number of Shares	Plan	% of Outstanding Shares		Individuals Eligible to Receive Awards	% of Shares Sold	Value of Benefits Based on Maximum of Offering Range(1)
81,144	Employee stock ownership plan	3.92	%(2)	All employees	8.71%	$811,440
40,572	Stock awards	1.96	(3)	Directors, officers and employees	4.36	$405,720
101,430	Stock options	4.90		Directors, officers and employees	10.89	$471,892

223,146		10.78%			23.96%	$1,689,052

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.12 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.57% (based on the ten-year Treasury Note rate); and a volatility rate of 16.8% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.
(2)	If Seneca Falls Savings Bank’s tangible capital at the time of the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares.
(3)	If Seneca Fall Savings Bank’s tangible capital at the time of the adoption of a stock-based incentive plan is less than 10% of its assets, then the amount of shares awarded (exclusive of stock options) under such plan will not exceed 1.47% of our outstanding shares.

The value of the restricted shares of common stock will be based on the price of Seneca-Cayuga Bancorp, Inc.’s common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share and assuming that Seneca Falls Savings Bank has a tangible capital ratio equal to 10% or more on the date such plan is adopted.

	Value of
Share Price	29,988 Shares Awarded at Minimum of Range	35,280 Shares Awarded at Midpoint of Range	40,572 Shares Awarded at Maximum of Range	46,658 Shares Awarded at Maximum of Range, As Adjusted
$ 8.00	$239,904	$282,240	$324,576	$373,264
$10.00	299,880	352,800	405,720	466,578
$12.00	359,856	423,360	486,864	559,896
$14.00	419,832	493,920	568,008	653,212

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of Seneca-Cayuga Bancorp, Inc.’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share.

	Value of
Market/Exercise Price	Grant-Date Fair Value Per Option	74,970 Options at Minimum of Range	88,200 Options at Midpoint of Range	101,430 Options at Maximum of Range	116,645 Options at Maximum of Range, As Adjusted
$ 8.00	$3.29	$246,651	$290,178	$333,705	$383,762
$10.00	4.12	308,876	363,384	417,892	480,577
$12.00	4.93	369,602	434,826	500,050	575,060
$14.00	5.76	431,827	508,032	584,237	671,875

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $200,000 of common stock (20,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $300,000 of common stock (30,000 shares of common stock):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. The employee stock ownership plan may purchase common stock in the offering, in the open market following consummation of the offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the offering.

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order made payable to Seneca-Cayuga Bancorp, Inc.; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Seneca Falls Savings Bank.

If you wish to use your Seneca Falls Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Seneca Falls Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Seneca Falls Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering to Seneca Falls Savings Bank a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Payments received by Seneca Falls Savings Bank will be placed in a segregated savings account or, at our discretion, another insured depository institution. We will pay interest at Seneca Falls Savings Bank’s passbook rate, currently 0.70% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Seneca Falls Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Seneca Falls Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Offering—Prospectus Delivery and Procedure for Purchasing Shares” on page 132.

You May Not Sell or Transfer Your Subscription Rights

It is illegal to transfer your subscription rights and we will act to ensure that you do not do so. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than 12:00 Noon, Eastern time, on June     , 2006, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office.

Termination of the Offering

The subscription offering will terminate at 12:00 Noon, Eastern time, on                     , 2006. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until                     , unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond                     , we will be required to resolicit subscriptions before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond                     .

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 688,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers) and/or (ii) seek regulatory approval to extend the offering beyond the                      expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Our Policy Regarding Dividends

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Our Board of Directors has not yet determined whether to pay dividends and the amount and timing of any possible dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	the amount of cash held by Seneca-Cayuga Bancorp, Inc.

•	regulatory capital requirements,

•	our financial condition and results of operations,

•	tax considerations,

•	statutory and regulatory limitations,

•	general economic conditions;

•	the ability of Seneca Falls Savings Bank, MHC to waive any dividends it would otherwise receive.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active trade market for our common stock will develop.

How We Intend to Use the Proceeds We Raise from the Offering

Assuming we sell 810,000 shares of common stock in the offering at the midpoint of the offering range, and we have net proceeds of $7.4 million, we intend to distribute the net proceeds as follows:

•	$6.9 million (93.2% of the net proceeds) will be contributed to Seneca Falls Savings Bank;

•	We will loan up to $500,000 of the net proceeds to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (with the balance of such loan funded through the sale of a portion of the mutual fund we own); and

•	Not more than $500,000 (6.8% of the net proceeds) will be retained by us.

We may use the net proceeds of the offering retained by us to invest in securities, to deposit funds in Seneca Falls Savings Bank, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Seneca Falls Savings Bank may use the proceeds it receives to repay short-term borrowings, make loans, purchase securities, expand its banking franchise and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Seneca Falls Savings Bank nor Seneca-Cayuga Bancorp, Inc. is considering any specific acquisition transaction at this time.

Tax Consequences of the Offering

The offering will result in no taxable gain or loss to Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. We discuss these matters in greater detail at page      of this prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond

Payments received by Seneca-Cayuga Bancorp, Inc. will be placed in a segregated savings account at Seneca Falls Savings Bank or, at our discretion, another federally insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering. The Office of Thrift Supervision approved the offering on                     , 2006; however, because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond                     .

Restrictions on the Acquisition of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Seneca Falls Savings Bank, restrict the ability of any person, firm or entity to acquire Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank. Because a majority of the shares of outstanding common stock of Seneca-Cayuga Bancorp, Inc. must be owned by Seneca Falls Savings Bank, MHC, any acquisition of Seneca-Cayuga Bancorp, Inc. must be approved by Seneca Falls Savings Bank, MHC. Additionally, Seneca Falls Savings Bank, MHC would not be required to pursue or approve a sale of Seneca-Cayuga Bancorp, Inc. even if such sale were favored by a majority of Seneca-Cayuga Bancorp, Inc.’s public stockholders.

Possible Conversion of Seneca Falls Savings Bank, MHC to Stock Form

In the future, Seneca Falls Savings Bank, MHC may convert from the mutual holding company form to the capital stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of Seneca Falls Savings Bank would have subscription rights to purchase common stock of Seneca-Cayuga Bancorp, Inc. or its successor, and the public stockholders of Seneca-Cayuga Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Seneca Falls Savings Bank, MHC.

The Board of Directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Seneca-Cayuga Bancorp, Inc. common stock (excluding shares held by Seneca Falls Savings Bank, MHC) and the approval of a majority of the votes held by Seneca Falls Savings Bank’s depositors, with depositors entitled to cast one vote per $100 on deposit at Seneca Falls Savings Bank (up to a maximum of 1,000 votes).

Proposed Stock Purchases by Management

Seneca-Cayuga Bancorp, Inc.’s directors and officers and their associates are expected to purchase approximately 125,500 shares of common stock in the offering, which represents 15.5% of the shares sold to the public and 7.0% of the total shares to be outstanding after the offering at the midpoint of the offering range. Directors and officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Offering

If you have any questions regarding the offering, please call the Stock Information Center at (315) 568-1175, Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern time. The Stock Information Center is located at our office at 60 Fall Street, Seneca Falls, New York 13148.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the common stock.

Risks Related to Our Business

Future Changes in Interest Rates Could Reduce Our Profits

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

Our liabilities generally have shorter maturities than our assets. This imbalance can create significant earnings volatility as market interest rates change. In periods of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities, resulting in a decline in our net interest income. In periods of declining interest rates, our interest income is generally positively affected although such positive effects may be reduced or eliminated by prepayments of loans and redemptions of callable securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk Management” on page 46.

Although interest rates have recently been at historically low levels, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 14 times, from 1.0% to 4.5%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. For the years ended December 31, 2005 and 2004, our net interest margin was 2.73% and 3.13% and our interest rate spread was 2.58% and 3.00%, respectively.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2005, the fair value of our agency securities, mortgage-backed securities and corporate debt obligations, all classified as available for sale, totaled $30.4 million. Unrealized net losses on available-for-sale securities totaled $803,000 at December 31, 2005 and are reported, net of tax, as a separate component of stockholders’ equity. A continued rise in interest rates could cause a further decrease in the fair value of securities available for sale in future periods which would have an adverse effect on stockholders’ equity.

We have an asset/liability management policy which focuses on maximizing our net interest margin while managing our interest rate risk. Depending on market conditions, we often place more emphasis on enhancing our net interest margin rather than matching the interest rate sensitivity of our assets and liabilities. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our asset and liabilities portfolios can, during periods of stable or declining interest rates provide high enough returns to justify increased exposure to sudden and unexpected increases in interest rates. As a result, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines in the difference between long- and short-term interest rates.

We evaluate interest rate sensitivity using a model that estimates the change in Seneca Falls Savings Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2005, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a $6.2 million, or 42%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk Management” on page 46.

Slow Growth in Our Market Area Has and May Continue to Adversely Affect Our Operations

As a result in large part to the decline in manufacturing employment in upstate New York, economic and population growth within our market area has been below the national and New York State averages. In addition, per capita income and income growth in our market area are also below the national and New York averages. Management believes that these factors have adversely affected our profitability and our ability to increase our loans and deposits in the past and may make it more difficult for us to execute our business plan to increase our profitability in the future. For additional information, see “Business of Seneca Falls Savings Bank – Market Area” on page 61.

Our Recent Operating Results Have Been Below our Expectations and May Continue to Lag as We Implement Our Business Plan

In part due to adverse conditions in our market area, as well as increasing overhead costs, beginning in the year 2000, we developed and began to implement a new strategy to expand our retail franchise and our product offerings. In particular, over the last five years, we have opened two new full-service branch offices in the Northern Finger Lakes region and purchased an insurance agency.

As a result of costs relating to these new offices and some integration issues relating to the insurance agency, our net income has been minimal over the last several years. In particular, for the years ended December 31, 2005 and 2004, our net income was $73,000 and $30,000, respectively.

In an effort to address these operating results, management determined to slow our growth including the opening of new offices. Management believes that this strategy could lead to an improvement in our operating results. However, there can be no assurance that this effort will be successful. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 46.

We May Not Be Successful in Expanding Our Insurance Agency Operations

In 2001, we acquired Royce & Rosenkrans insurance agency, which we continue to operate as a subsidiary under this name. Over the last several years, the annual earnings from our insurance agency operations have been less than $100,000.

In the future, we intend to expand significantly our insurance agency operations in part through the hiring of additional senior insurance agency personnel. However, this expansion plan may be difficult to implement for several reasons. First, during 2005, a number of major insurance carriers with which we do business reduced the premiums they charge, which reduced their commissions payable to insurance agencies. Second, we have not yet been able to identify experienced personnel to assist us in this expansion program. Finally, the internet and other new sales channels have made insurance agency operations an increasingly competitive business. For additional information, see “Business of Seneca Falls Savings Bank – Insurance Activities” at page 61.

If Economic Conditions Deteriorate, Particularly Within Our Local Market Area, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Could Decline and the Value of the Collateral Securing Our Loans Could Decrease

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because most of our loans are secured by residential real estate within our market areas, decreases in real estate values within our market area would have a proportional adverse effect on the value of the collateral for our loan portfolio as a whole. This could trigger a need for an increase in our provision for loan losses, as well as contribute to additional loan delinquencies, all of which could have an adverse impact on our earnings and/or financial condition. In addition, other adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which could have an adverse impact on our earnings.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings and cooperative institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information, see “Business of Seneca Falls Savings Bank—Competition.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decline

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance, which could adversely effect our results of operations. At December 31, 2005, our allowance for loan losses was $371,000, or 86.7% of non-performing loans and 0.47% of total loans.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The Offering Price of Our Common Stock Does Not Reflect the Value the Shares May Have in the After Market. Consequently, the Trading Price of Our Common Stock May Be Less than $10.00 Per Share

Our shares are not deposits in accounts of a financial institution and are not federally insured or guaranteed.

We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The purchase price in the offering is determined by an independent, third-party appraisal, which is determined pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The Office of Thrift Supervision attempts to ensure that the aftermarket appreciation of standard conversion and mutual holding company stocks is not excessive. In recent years, the final independent valuation as approved by the Office of Thrift Supervision typically has been at the adjusted maximum of the offering range as long as total subscriptions have exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 30% higher than the fair market value of a company as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

During 2005, based on market trading data, six of the 17 mutual holding company initial public offerings traded below their initial offering price within the first 30 days of trading.

After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Seneca-Cayuga Bancorp, Inc. and the outlook for financial institutions in general.

We Will Incur Additional Operating Expense in Order to Implement Additional Financial and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs.

There May be a Limited Trading Market in Our Common Stock, Which May Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock

Seneca-Cayuga Bancorp, Inc. has never issued common stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will be quoted on the OTC Bulletin Board. It is possible that an active and liquid trading market in shares of our common stock will not develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information, see “Market for the Common Stock.”

Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by Seneca Falls Savings Bank, MHC). The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $599,760 at the minimum of the offering range and $933,156 at the adjusted maximum of the offering range, assuming that Seneca Falls Savings Bank’s ratio of tangible capital to assets at the time of the stock issuance is at least 10%. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. Under Office of Thrift Supervision regulations, we are authorized to grant awards of stock or options under one or more stock-based incentive plan in an amount up to 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Seneca Falls Savings Bank, MHC.

The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. (These stock grants or awards are sometimes referred to in this prospectus and pro forma data tables as shares awarded under our recognition and retention plan.) If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Seneca-Cayuga Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $300,000 at the minimum of the offering range and $467,000 at the adjusted maximum of the offering range, assuming that Seneca Falls Savings Bank’s tangible capital ratio at the date of adoption of such plan is at least 10%. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

Finally, new accounting rules will require us to recognize in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method as described in the new accounting rules, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis section of this prospectus, and based on certain assumptions discussed there, we estimate this annual expense would be approximately $60,000 on an after tax basis, assuming the adjusted maximum number of shares is sold in the offering.

The Implementation of Stock-Based Incentive Plans May Dilute Your Ownership Interest

We intend to adopt a stock-based incentive plan following the offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Seneca Falls Savings Bank, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4.90% and 1.96%, respectively, of the shares issued in the offering, including shares issued to Seneca Falls Savings Bank, MHC.

We Have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Use Such Proceeds Could Hurt Our Profits

Seneca-Cayuga Bancorp, Inc. will use a portion of the net proceeds to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Seneca Falls Savings Bank, acquire other financial services companies or for other general corporate purposes. Seneca Falls Savings Bank may use the proceeds it receives, to pay down short-term borrowings, fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we may expand our presence within our primary market area through de novo branching, which may negatively impact our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Persons Who Purchase Stock in the Offering Will Own a Minority of the Common Stock of Seneca-Cayuga Bancorp, Inc. and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders

Public stockholders will own a minority of the outstanding shares of Seneca-Cayuga Bancorp, Inc.’s common stock. As a result, stockholders other than Seneca Falls Savings Bank, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Seneca Falls Savings Bank, MHC will own a majority of Seneca-Cayuga Bancorp, Inc.’s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and certain officers who manage Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank also manage Seneca Falls Savings Bank, MHC. Further, these same directors and certain officers are expected to purchase an aggregate of $1,255,000 or 15.5% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. In addition, Seneca Falls Savings Bank, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our Stock Price May be Negatively Affected by Federal Regulations Restricting Takeovers and Our Mutual Holding Company Structure

Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. In addition, the charter of Seneca Falls Savings Bank will prohibit any person, other than Seneca-Cayuga Bancorp, Inc., from directly or indirectly acquiring more than 10% of any voting security of Seneca Falls Savings Bank for a period of five years following the completion of the offering. See “Restrictions on the Acquisition of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank” on page 136 for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The Mutual Holding Company Structure May Impede Takeovers. Seneca Falls Savings Bank, MHC, as the majority stockholder of Seneca-Cayuga Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Seneca-Cayuga Bancorp, Inc. Accordingly, Seneca Falls Savings Bank, MHC may prevent the sale of control or merger of Seneca-Cayuga Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Seneca-Cayuga Bancorp, Inc. Our Board of Directors has determined to make a minority stock offering rather than undertake a standard stock offering in part because this structure will allow the Board to control the future of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank.

The Corporate Governance Provisions in our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors and May Also Prevent or Impede a Change In Control

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our Board of Directors. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that Seneca Falls Savings Bank, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if the Board thinks it is in the best interest of stockholders generally.

In addition, our charter imposes limitations on the voting rights of beneficial owners of more than 10% of our common stock for a period of five years following completion of the stock issuance. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our Board of Directors. All of these provisions may prevent the sale of control or merger of Seneca-Cayuga Bancorp, Inc., even if such transaction is favored by a majority of our public stockholders.

We May Not Receive Orders For the Minimum Number of Shares

This is a best efforts offering. If we do not receive orders for at least 688,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers) and/or (ii) seek regulatory approval to extend the offering beyond the                      expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the years presented is derived in part from the consolidated financial statements of Seneca-Cayuga Bancorp, Inc. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2005	2004
	(In thousands)
Selected Financial Condition Data:

Total assets	$151,950	$151,527
Loans receivable, net	79,205	68,873
Investment securities	57,683	68,695
Deposits	112,915	110,247
Borrowings	27,228	29,494
Total shareholder’s equity	10,112	10,504

	Years Ended December 31,
	2005	2004
	(In thousands)
Selected Operating Data:

Interest and dividend income	$7,201	$6,399
Interest expense	3,443	2,488

Net interest income	3,758	3,911
Provision for loan losses	88	210

Net interest income after provision for loan losses	3,670	3,701
Non-interest income	2,056	1,713
Non-interest expense	5,643	5,392

Income before income taxes	83	22
Provision (benefit) for income taxes	10	(8)

Net income	$73	$30

	At or For the Years Ended December 31,
	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.05%	0.02%
Return on average equity (ratio of net income to average equity)	0.69%	0.28%
Interest rate spread (1)	2.58%	3.00%
Net interest margin (2)	2.73%	3.13%
Efficiency ratio (3)	97.06%	95.87%
Operating expense to average total assets	3.75%	3.94%
Average interest-earning assets to average interest-bearing liabilities	105.62%	106.51%
Loans to deposits	70.20%	62.66%

Asset Quality Ratios:
Non-performing assets to total assets	0.28%	0.21%
Non-performing loans to total loans	0.54%	0.42%
Allowance for loan losses to non-performing loans	86.68%	109.52%
Allowance for loan losses to total loans	0.47%	0.47%

Capital ratios:
Average equity to average assets	7.02%	7.92%
Equity to total assets at the end of period	6.65%	6.93%
Total bank capital to risk-weighted assets	12.24%	13.29%
Tier 1 bank capital to risk-weighted assets	12.76%	13.64%
Tier 1 bank capital to average assets	6.17%	6.68%

Other Data:
Number of full service offices	4	4

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	Represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Seneca-Cayuga Bancorp, Inc. The information at December 31, 2005 and 2004, and for the years then ended is derived from the audited consolidated financial statements of Seneca-Cayuga Bancorp, Inc. The information at March 31, 2006 and 2005 and for the three months then ended is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information at and for the three months ended March 31, 2006 and 2005. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

	At March 31, 2006	At December 31,
		2005	2004
	(In thousands)
Selected financial condition data:
Total assets	$150,883	$151,950	$151,527
Loans receivable, net	80,081	79,205	68,873
Investment securities	53,747	57,683	68,695
Deposits	115,503	112,915	110,247
Borrowings	23,770	27,228	29,494
Total equity	10,099	10,112	10,504

	For Three Months Ended March 31,		For Years Ended December 31,
	2006	2005	2005	2004
	(In thousands)
Selected operating data:
Interest and dividend income	$1,846	$1,775	$7,201	$6,399
Interest expense	946	793	3,443	2,488

Net interest income	900	982	3,758	3,911
Provision for loan losses	25	28	88	210

Net interest income after provision for loan losses	875	954	3,670	3,701
Non-interest income	552	532	2,056	1,713
Non-interest expense	1,405	1,430	5,643	5,392

Income before income taxes	22	56	83	22
Provision for income taxes	6	16	10	(8)

Net income	$16	$40	$73	$30

	At or For Three Months Ended March 31,		At or For Years Ended December 31,
	2006(1)	2005(1)	2005	2004
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.04%	0.11%	0.05%	0.02%
Return on equity (ratio of net income to average equity)	0.63%	1.50%	0.69%	0.28%
Interest rate spread(2)	2.49%	2.72%	2.58%	3.00%
Net interest margin(3)	2.61%	2.85%	2.73%	3.13%
Efficiency ratio(4)	96.76%	94.45%	97.06%	95.87%
Operating expenses to average total assets	3.73%	3.82%	3.75%	3.94%

Average interest-earning assets to average interest-bearing liabilities	104.63%	105.63%	105.62%	106.51%
Loans to deposits	69.50%	59.79%	70.20%	62.66%

Asset quality ratios:
Non-performing assets to total assets	0.30%	0.37%	0.28%	0.21%
Non-performing loans to total loans	0.50%	0.70%	0.54%	0.42%
Allowance for loan losses to non-performing loans	94.97%	72.93%	86.68%	109.52%
Allowance for loan losses to total loans	0.47%	0.51%	0.47%	0.47%

Capital ratios:
Average equity to average assets	6.76%	7.11%	7.02%	7.92%
Equity to total assets at the end of period	6.69%	7.03%	6.65%	6.93%
Total Bank capital to risk-weighted assets	12.17%	13.52%	12.24%	13.29%
Tier 1 Bank capital to risk-weighted assets	12.76%	13.93%	12.76%	13.64%
Tier 1 capital to average assets	6.22%	6.17%	6.17%	6.68%

Other data:
Number of full service offices	4	4	4	4

(1)	Ratios for the three-month periods have been annualized where appropriate.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

Total assets decreased by $1.1 million, or 0.7%, to $150.9 million at March 31, 2006 from $152.0 million at December 31, 2005. The decrease in total assets was primarily the result of the repayment of short-term borrowings with proceeds received from principal repayments received from mortgage-backed securities.

Loans receivable, including loans held for sale, increased by $1.0 million, or 1.3%, to $80.1 million at March 31, 2006 from $79.2 million at December 31, 2005. The increase in loans receivable was the result of additional one- to four-family loan originations and, to a lesser extent, increased consumer loan originations.

Investment securities decreased by $4.0 million, or 6.8%, to $53.7 million at March 31, 2006 from $57.7 million at December 31, 2005. The decrease is primarily attributable to the sale of $1.1 million of a mutual fund and principal payments received from the Bank’s mortgage-backed securities.

Deposits increased by $2.6 million, or 2.3%, to $115.5 million at March 31, 2006 from $112.9 million at December 31, 2005. Most of the growth in deposits represented savings accounts and time deposits, offset partially by a decrease in money market accounts.

Borrowings decreased by $3.5 million, or 12.7%, to $23.8 million at March 31, 2006 from $27.2 million at December 31, 2005. Short-term borrowings were repaid from mortgage-backed securities principal repayments received during the quarter.

Total equity decreased $13,000, or 0.1%, and was $10.1 million at March 31, 2006 and December 31, 2005. The decrease was as a result of net income of $16,000 for the three months ended March 31, 2006 offset by a $29,000 increase in accumulated other comprehensive loss.

Results of Operations for the Three Months Ended March 31, 2006 and 2005

General. Net income decreased $24,000, or 60.0%, to $16,000 for the three months ended March 31, 2006 compared to $40,000 for the same period in the prior year. The decrease was primarily attributable to a $82,000 decrease in net interest income, offset partially by a $20,000 increase in non-interest income and a $25,000 decrease in non-interest expense.

Net interest income. Net interest income decreased $82,000, or 8.4%, to $900,000 for the three months ended March 31, 2006 from $982,000 for the three months ended March 31, 2005. The decrease was due primarily to a 44-basis point increase in the average cost of interest-bearing liabilities offset by a 20-basis point increase in the average yield on average interest-earning assets, as a flat yield curve during the period caused continued margin compression.

Interest income. Interest income increased $71,000, or 4.0%, and was $1.8 million for the three months ended March 31, 2006 and 2005. The average interest-earning assets increased $96,000, or 0.1%, to $137.7 million at March 31, 2006 from $137.6 million at March 31, 2005. The increase in interest income resulted primarily from an increase of $156,000, or 14.3%, in interest and fee income from loans, offset partially by a decrease of $101,000, or 16.1%, in interest earned from mortgage-backed securities. The yield earned on interest-earning assets increased 20 basis points, or 3.9%, to 5.36% for the three months ended March 31, 2006 from 5.16% for the three months ended March 31, 2005, reflecting the modest movement in long-term rates despite significant increases in short-term rates during the 12 month period ended March 31, 2006.

Interest expense. Interest expense increased $153,000, or 19.3%, to $946,000 for the three months ended March 31, 2006 from $793,000 for the three months ended March 31, 2005. The increase in interest expense resulted from an increase of $1.3 million, or 1.0%, in the average balance of interest-bearing liabilities to $131.7 million for the three months ended March 31, 2006 from $130.3 million for the three months ended March 31, 2005, and an increase of 44 basis points, or 18.1%, in the average cost of interest-bearing liabilities to 2.87% for the three months ended at March 31, 2006 from 2.43% for the three months ended March 31, 2005. Interest expense increased for all deposit types, except interest-bearing demand, and borrowings, which is the result of a general increase in interest rates for instruments maturing in five years or less.

Provision for loan losses. The provision for loan losses was $25,000 for the three months ended March 31, 2006 as compared to $28,000 for the three months ended March 31, 2005. Loans in non-accrual status that were included in loans receivable totaled $398,000 as of March 31, 2006 as compared to $428,000 at December 31, 2005. The allowance for loan losses as of March 31, 2006 and December 31, 2005 represented 0.47% of total loans.

Non-interest income. Non-interest income increased $20,000, or 3.8%, to $552,000 for the three months ended March 31, 2006 from $532,000 for the three months ended March 31, 2005. The increase was primarily the result of a $39,000 increase in bank fees and service charges, driven by higher volumes of account activity, and a $51,000 gain realized from a sale of a portion of a mutual fund investment, offset partially by a $55,000 decrease in contingent income received by our insurance agency and an $18,000 decrease in mortgage banking income. Contingent income is generally paid to us by insurance companies during the first quarter of each year for insurance policy sales, when certain premium volume and loss experience targets for the prior year are met.

Non-interest expense. Non-interest expense decreased $25,000, or 1.7%, and was $1.4 million for the three months ended March 31, 2006 and 2005. The decrease was the result of a $14,000 reduction in compensation and benefits primarily due to a decline in the incentives paid to employees, a $18,000 reduction in advertising and a $12,000 reduction in other operating expenses, offset partially by a $19,000 increase in service charges assessed by correspondent banks and third party items processing.

Income taxes. Income tax expense decreased $10,000, or 14.3%, to $6,000 for the three months ended March 31, 2006 from $16,000 for the three months ended March 31, 2005. The effective tax rate was 27.3% for the three months ended March 31, 2006 compared to 28.6% for the same period in 2005.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as “estimate”, “project”, “believe”, “intend”, “anticipate”, “plan”, “seek”, “expect” and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	our ability to execute our plan to grow our assets and increase our profitability;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	our ability to increase our non-interest income including insurance revenues;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page     .

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $6.2 million and $8.6 million, or $10.0 million if the offering is increased by 15%.

Seneca-Cayuga Bancorp, Inc. intends to distribute the net proceeds from the offering as follows, assuming a $10.00 per share sales price:

	688,500 Shares at Minimum of Offering Range		810,000 Shares at Midpoint of Offering Range		931,500 Shares at Maximum of Offering Range		1,071,225 Shares of at Adjusted Maximum of Offering Range
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
			(Dollars in thousands)
Offering proceeds	$6,885		$8,100		$9,315		$10,712
Less:
Offering expenses, excluding underwriting commissions and expenses	517		517		517		517
Underwriting commissions and expenses	150		150		150		150

Net offering proceeds	6,218	100.0%	7,433	100.0%	8,648	100.0%	10,045	100.0%
Less:
Proceeds contributed to Seneca Falls Savings Bank	5,118	82.3	6,227	83.8	7,337	84.8	8,612	85.7
Proceeds used for loan to employee stock ownership plan	600	9.7	706	9.5	811	9.4	933	9.3

Proceeds retained by Seneca-Cayuga Bancorp, Inc.	$500	8.0%	$500	6.7%	$500	5.8%	$500	5.0%

The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Seneca Falls Savings Bank’s deposits. In all instances, Seneca-Cayuga Bancorp, Inc. will retain not more than $500,000 of the net proceeds of the offering. To the extent the proceeds retained by Seneca-Cayuga Bancorp, Inc. are insufficient to cover the loan to its Employee Stock Ownership Plan, we intend to sell a portion of the mutual fund we own to cover such loan.

We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

Seneca-Cayuga Bancorp, Inc. may use the proceeds it retains from the offering:

•	to finance the purchase of common stock in the offering by Seneca Falls Savings Bank’s employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in Seneca Falls Savings Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loans that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Seneca Falls Savings Bank may use the proceeds it receives from the offering:

•	to repay short-term borrowings;

•	to fund new loans, most of which are expected to be residential loans;

•	to invest in securities;

•	to support growth within our existing branch network and, to the extent consistent with enhancing our long-term profitability, to open new branch offices;

•	to acquire branch offices or deposits from a third party or to acquire other financial institutions or other financial services companies to the extent consistent with the enhancement of our long-term profitability, although no such transaction is planned or contemplated at this time; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — We have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Use Such Proceeds Could Reduce Our Return on Stockholders’ Equity and Could Hurt Our Profits” and “Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.”

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Our Board of Directors has not yet determined whether to pay dividends and the amount and timing of any possible dividend payments. The amount of any dividend payments will depend upon a number of factors, including capital requirements, Seneca-Cayuga Bancorp, Inc.’s and Seneca Falls Savings Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. Seneca Falls Savings Bank will file consolidated tax returns with Seneca-Cayuga Bancorp, Inc. Accordingly, it is anticipated that any cash distributions made by Seneca-Cayuga Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, Seneca-Cayuga Bancorp, Inc. is authorized to issue preferred stock. If Seneca-Cayuga Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on Seneca-Cayuga Bancorp, Inc. common stock, see “Description of Capital Stock of Seneca-Cayuga Bancorp, Inc.—Common Stock—Distributions” on page 138. Dividends from Seneca-Cayuga Bancorp, Inc. will depend, in part, upon receipt of dividends from Seneca Falls Savings Bank, because Seneca-Cayuga Bancorp, Inc. initially will have no source of income other than dividends from Seneca Falls Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Current regulations of the Office of Thrift Supervision impose limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions” on page 91.

Any payment of dividends by Seneca Falls Savings Bank to Seneca-Cayuga Bancorp, Inc. which would be deemed to be drawn out of Seneca Falls Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Seneca Falls Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Seneca Falls Savings Bank does not intend to make any distribution to Seneca-Cayuga Bancorp, Inc. that would create such a federal tax liability. See “Federal and State Taxation” on page 90.

Additionally, pursuant to Office of Thrift Supervision regulations, during the five-year period following the offering, Seneca-Cayuga Bancorp, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If Seneca-Cayuga Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Seneca Falls Savings Bank, MHC, unless Seneca Falls Savings Bank, MHC elects to waive the receipt of dividends. We anticipate that Seneca Falls Savings Bank, MHC will waive any dividends paid by Seneca-Cayuga Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under current Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Seneca Falls Savings Bank, MHC in the event Seneca Falls Savings Bank, MHC converts to stock form. See “Supervision and Regulation – Holding Company Regulation” on page 91.

MARKET FOR THE COMMON STOCK

Seneca-Cayuga Bancorp, Inc. has never issued capital stock (except for the shares privately issued to Seneca Falls Savings Bank, MHC in connection with the mutual holding company reorganization completed in 2000). We anticipate that our common stock will be quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At December 31, 2005, Seneca Falls Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of December 31, 2005, with the OTS regulatory capital standards, assuming that Seneca Falls Savings Bank was subject to such standards on such date on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Seneca-Cayuga Bancorp, Inc. received $500,000 of the estimated net proceeds and Seneca Falls Savings Bank received the remaining estimated net proceeds. Accordingly, proceeds received by Seneca Falls Savings Bank have been assumed to equal $5.72 million, $6.93 million, $8.15 million and $9.56 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

	Historical at December 31, 2005		Pro Forma at December 31, 2005, Based upon the Sale of
			688,500 Shares at Minimum of Offering Range		810,000 Shares at Midpoint of Offering Range		931,500 Shares at Maximum of Offering Range		1,071,225 Shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
GAAP capital(4)	$9,290	6.1%	$14,108	9.0%	$15,164	9.6%	$16,221	10.2%	$17,435	10.9%

Tangible capital:
Tangible capital(3)(4)(7)	$9,278	6.2%	$14,096	9.0%	$15,152	9.6%	$16,209	10.2%	$17,423	10.9%
Requirement	2,259	1.5	2,345	1.5	2,363	1.5	2,381	1.5	2,402	1.5

Excess	$7,019	4.7%	$11,751	7.5%	$12,789	8.1%	$13,828	8.7%	$15,021	9.4%

Core capital:
Core capital(3)(4)(7)	$9,278	6.2%	$14,096	9.0%	$15,152	9.6%	$16,209	10.2%	$17,423	10.9%
Requirement(5)	6,025	4.0	6,253	4.0	6,302	4.0	6,351	4.0	6,406	4.0

Excess	$3,253	2.2%	$7,843	5.0%	$8,850	5.6%	$9,858	6.2%	$11,017	6.9%

Tier I Risk based(3)(4)(7)	$9,278	12.8%	$14,096	19.1%	$15,152	20.5%	$16,209	21.8%	$17,423	23.4%
Requirement(5)	2,907	4.0	2,953	4.0	2,963	4.0	2,973	4.0	2,984	4.0

Excess	$6,371	8.8%	$11,143	15.1%	$12,189	16.5%	$13,236	17.8%	$14,439	19.4%

Total risk-based capital:
Risk-based capital(4)(6)(7)	$8,895	12.2%	$13,713	18.6%	$14,769	19.9%	$15,826	21.3%	$17,040	22.8%
Requirement	5,815	8.0	5,906	8.0	5,926	8.0	5,945	8.0	5,968	8.0

Excess	$3,080	4.2%	$7,807	10.5%	$8,843	11.9%	$9,881	13.3%	$11,073	14.8%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2)	Based on pre-offering adjusted total assets of $150.6 million for the purposes of the tangible and core capital requirements, and risk-weighted assets of $72.7 million for the purposes of the risk-based capital requirement.
(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that Seneca-Cayuga Bancorp, Inc. funds the stock-based incentive plan with purchases in the open market of 1.96% of the outstanding shares of common stock following the offering (including shares issued to Seneca Falls Savings Bank, MHC) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases an amount of common stock equal to 3.92% of the total number of outstanding shares with funds borrowed from Seneca-Cayuga Bancorp, Inc. Seneca Falls Savings Bank’s pro forma GAAP and regulatory capital have been reduced by the amount required to fund these plans. See “Management” on page 103 for a discussion of the stock-based incentive plan and employee stock ownership plan.
(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation — Standards for Safety and Soundness— and Capital Requirements” on pages 91 and 92, respectively.
(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.
(7)	Pro forma capital levels assume receipt by Seneca Falls Savings Bank of all of the net proceeds from the sale of common stock in the offering other than $500,000 which is retained by Seneca-Cayuga Bancorp, Inc.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Seneca-Cayuga Bancorp, Inc. at December 31, 2005, and the pro forma consolidated capitalization of Seneca-Cayuga Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Seneca-Cayuga Bancorp, Inc. Historical Capitalization at December 31, 2005	Pro Forma Consolidated Capitalization of Seneca-Cayuga Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
		688,500 Shares at Minimum of Offering Range	810,000 Shares at Midpoint of Offering Range	931,500 Shares at Maximum of Offering Range	1,071,225 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars In Thousands)
Deposits(2)	$112,915	$112,915	$112,915	$112,915	$112,915
Borrowings	27,228	27,228	27,228	27,228	27,228

Total Deposits and Borrowings	$140,143	$140,143	$140,143	$140,143	140,143

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
9,000,000 shares authorized; shares to be issued as reflected(3)	—	15	18	21	24
Additional paid-in capital(4)	80	6,283	7,495	8,707	10,101
Retained earnings	10,523	10,523	10,523	10,523	10,523
Accumulated other comprehensive loss	(491)	(491)	(491)	(491)	(491)
Less:
Common Stock acquired by employee stock ownership plan(5)	—	(600)	(706)	(811)	(933)
Common Stock acquired by stock-based incentive plan(6)	—	(300)	(353)	(406)	(467)

Total stockholders’ equity(7)	$10,112	$15,430	$16,486	$17,543	$18,757

Pro forma shares outstanding:
Total shares outstanding(8)		1,530,000	1,800,000	2,070,000	2,380,500
Shares issued to Seneca Falls Savings Bank, MHC(8)		841,500	990,000	1,138,500	1,309,275
Shares offered for sale		688,500	810,000	931,500	1,071,225

Total stockholders’ equity as a percentage of pro forma total assets		9.76%	10.34%	10.92%	11.58%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	No effect has been given to the issuance of additional stock pursuant to a stock option plan.
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to stock options issued under the stock-based incentive plan that Seneca-Cayuga Bancorp, Inc. expects to adopt. The stock issuance plan permits Seneca-Cayuga Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by the stockholders.

(footnotes continued on following page)

(5)	Assumes that an amount of shares equal to 3.92% of the total number of shares issued and outstanding will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Seneca-Cayuga Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Seneca Falls Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”
(6)	Assumes that subsequent to the offering, 1.96% of the outstanding shares of common stock (including shares issued to Seneca Falls Savings Bank, MHC) are purchased (with funds provided by Seneca-Cayuga Bancorp, Inc.) by the stock-based incentive plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the stock-based incentive plan is reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits Seneca-Cayuga Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by stockholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans.
(7)	Total stockholders’ equity equals GAAP capital.
(8)	Seneca-Cayuga Bancorp, Inc. issued 1,000 shares of its common stock to Seneca Falls Savings Bank, MHC in connection with our mutual holding company reorganization in 2000.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $6.2 million and $8.6 million, or $10.0 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	expenses of the offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $517,000;

•	125,500 shares of common stock will be purchased by our officers and directors, and their immediate families; and

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to $100,000 plus expenses of $50,000.

We calculated the pro forma consolidated net income and stockholders’ equity of Seneca-Cayuga Bancorp, Inc. for the year ended December 31, 2005 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 4.54% for the year ended December 31, 2005, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 38% for the period. This results in an annualized after-tax yield of 2.81% for the year ended December 31, 2005.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by Seneca Falls Savings Bank, MHC, with a loan from Seneca-Cayuga Bancorp, Inc., provided that if Seneca Falls Savings Bank’s tangible capital at the time of the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares. The loan will be repaid in substantially equal principal payments over a period of 15 years.

The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to the receipt of stockholder approvals, we have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to Seneca Falls Savings Bank, MHC, at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC. However, any awards of stock in excess of 1.96% of the outstanding shares, including shares issued to Seneca Falls Savings Bank, MHC, currently would require prior approval of the Office of Thrift Supervision. In addition, if Seneca Falls Savings Bank’s tangible capital at the time of the adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of stock awards is not expected to exceed 1.47% of our outstanding shares.

The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to receipt of stockholder approval, we have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Seneca Falls Savings Bank, MHC). In preparing the table below, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.12 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.8% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.57%. The stock issuance plan provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Seneca Falls Savings Bank, MHC. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to Seneca Falls Savings Bank, MHC, would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Offering,” Seneca-Cayuga Bancorp, Inc. intends to retain not more than $500,000 (a portion of which will be used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Seneca Falls Savings Bank. Seneca-Cayuga Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Seneca-Cayuga Bancorp, Inc.’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Seneca-Cayuga Bancorp, Inc., computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangibles and tax bad debt reserves in the event we are liquidated.

	At or For the Year Ended December 31, 2005 Based Upon the Sale at $10.00 Per Share of
	688,500 Shares Minimum of Estimated Offering Range	810,000 Shares of Midpoint of Estimated Offering Range	931,500 Shares of Maximum of Estimated Offering Range	1,071,225 Shares 15% Above Estimated Offering Range (1)
	(In thousands)
Gross proceeds of offering	$6,885	$8,100	$9,315	$10,712

Less: Expenses	(667)	(667)	(667)	(667)

Estimated net proceeds	6,218	7,433	8,648	10,045
Less:
Common stock acquired by employee stock ownership plan(2)	(600)	(706)	(811)	(933)
Common stock acquired by recognition and retention plan (3)	(300)	(353)	(406)	(467)

Estimated net proceeds after adjustment for stock benefit plans	$5,318	$6,374	$7,431	$8,645

For the Year Ended December 31, 2005:
Net income:
Historical	$73	$73	$73	$73
Pro forma adjustments:
Income on adjusted net proceeds	150	179	209	243
Employee stock ownership plan (2)	(25)	(30)	(34)	(39)
Stock option plan (4)	(38)	(45)	(52)	(60)
Recognition and retention plan (3)	(37)	(44)	(50)	(58)

Pro forma net income	$123	$143	$146	$159

Net income per share:
Historical	$0.05	$0.04	$0.04	$0.03
Pro forma adjustments:
Income on adjusted net proceeds	0.10	0.10	0.10	0.11
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock option plan (4)	(0.03)	(0.03)	(0.03)	(0.03)
Recognition and retention plan (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (2)(3)(4)	$0.07	$0.06	$0.06	$0.06

Offering price to pro forma net income per share	142.86x	166.67x	166.67x	166.67x
Shares considered outstanding in calculating pro forma net income per share	1,474,022	1,734,144	1,994,266	2,293,405

At December 31, 2005:
Stockholders’ equity:
Historical	$10,112	$10,112	$10,112	$10,112
Estimated net proceeds	6,218	7,433	8,648	10,045
Less:
Common stock acquired by employee stock ownership plan(2)	(600)	(706)	(811)	(933)
Common stock acquired by recognition and retention plan (3)	(300)	(353)	(406)	(467)

Pro forma stockholders’ equity (5)	$15,430	$16,486	$17,543	$18,757

Stockholders’ equity per share:
Historical	$6.61	$5.62	$4.89	$4.25
Estimated net proceeds	4.06	4.13	4.18	4.22
Less:
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by recognition and retention plan (3)	(0.30)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(5)	$9.98	$9.16	$8.48	$7.88

Offering price as percentage of pro forma stockholders’ equity per share	99.21%	109.17%	117.92%	126.90%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,530,000	1,800,000	2,070,000	2,380,500
Public ownership	45%	45%	45%	45%

(Footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of our outstanding shares (including shares held by Seneca Falls Savings Bank, MHC) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Seneca-Cayuga Bancorp, Inc. which will raise such funds both through the proceeds of this offering and through the sale of securities. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Seneca Falls Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Seneca Falls Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Seneca Falls Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 3,998, 4,704, 5,410 and 6,221 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 15-year loan term), were committed to be released during the year ended December 31, 2005, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position (“SOP”) 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued Seneca Falls Savings Bank, MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2005. Funds used by the stock-based incentive plan to purchase the shares will be contributed by Seneca-Cayuga Bancorp, Inc. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Seneca-Cayuga Bancorp, Inc., our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.92% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2005	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma net income per share	$0.09	$0.08	$0.08	$0.07
Pro forma stockholders’ equity per share	10.09	9.18	8.51	7.92

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Seneca-Cayuga Bancorp, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of outstanding shares, including shares issued to Seneca Falls Savings Bank, MHC. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.12 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(5)	The retained earnings of Seneca Falls Savings Bank will continue to be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank through a discussion of the factors affecting our financial condition at December 31, 2005 and our consolidated results of operations for the years ended December 31, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed and other securities) and other interest-earning assets primarily cash and interest bearing deposits, and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, transaction accounts, certificates of deposit, long- and short-term borrowings and Federal Home Loan Bank advances. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of deposit account fees, insurance agency commissions, dividends on mutual funds, increases in cash value-insurance, gains and losses on the sale of securities and miscellaneous other income. Noninterest expense currently consists primarily of compensation and employee benefits, occupancy and equipment expenses, advertising and marketing, service charges, professional fees, directors’ fees, supplies, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Anticipated Increase in Non-Interest Expense

Following the completion of the offering, we anticipate that our non-interest expense will increase as a result of the higher costs associated with public company status, increased compensation expenses associated with the implementation of our employee stock ownership plan, and the adoption of the stock-based incentive plan if approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering:

•	the employee stock ownership plan will acquire 93,300 shares of common stock with a $933,000 loan that is expected to be repaid over 15 years, resulting in an annual expense (after-tax) of approximately $39,000 (assuming that the common stock maintains a value of $10.00 per share; the actual expense would be higher if the stock price is higher);

•	the stock-based incentive plan would grant options to purchase shares equal to 4.90% of the total outstanding shares, or 116,645 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 4.37% (based on the ten-year Treasury rate) and the volatility rate on the common stock is 16.8% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.12 per option granted. Assuming this value is amortized over the five year vesting period, the corresponding annual expense (after-tax) associated with the stock options would be approximately $60,000; and

•	the stock-based incentive plan would award a number of shares of common stock equal to 1.96% of the outstanding shares, 4,658 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five year period, the corresponding annual expense (after-tax) associated with shares awarded under the stock-based incentive plan would be approximately $50,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policy

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. We have identified the accounting of our allowance for loan losses as our critical accounting policy.

Our allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has a specific and general component. The specific component relates to loans that are delinquent or otherwise identified as a problem loan through the application of our loan review process and our loan grading system. All such loans are evaluated individually, with principal consideration given to the value of the collateral securing the loan. Specific allowances are established as required by this analysis. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Business Strategy

Our mission is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our customers. Although we have long offered services to businesses within our market area and will continue to do so, we will continue to focus our efforts to be the primary provider of financial services to families and individuals in our market area.

During recent years, we experienced increased operating expense due to competitive pressures to increase our product offerings, and increasing regulatory compliance costs. In order to address these costs, during the year 2000, we determined to increase the size of our earnings base, expand our market area to include contiguous communities to the west, east and south of Seneca Falls and expand the type and variety of financial services we offer our customers. We believed that, although such expansion would result in an increase in overhead expenses, it would, after an adjustment period, enable us to generate sufficient revenue to more than cover such additional overhead costs as well as the increased overhead costs caused by current competitive and regulatory conditions.

Since 2001, we have opened a full service office in Auburn, New York, which is approximately 15 miles to the east of Seneca Falls, a full service office in Waterloo, New York which is approximately five miles west of Seneca Falls, a full service office in Geneva, New York, which is approximately ten miles to the west of Seneca Falls, and a small loan production office in Skaneateles, New York, which is approximately 22 miles from Seneca Falls. Over the same period, we acquired an insurance agency. We have also purchased two properties for possible branch offices although we have made no decision as to whether or when to commence construction of offices on such properties. In part due to the costs of this expansion, during the last several years, we have experienced a decline in profitability. However, we believe that our expansion has positioned us for future success.

In the future, we intend to continue our growth but only to the extent such growth is consistent with improving our profitability over a relatively short time span. In particular, we currently do not intend to open any new branch offices unless our internal projections show that they can be profitable within a reasonable amount of time and contribute to our strategy of profitable growth.

Highlights of our business strategy are as follows:

•	Remaining a Community-Oriented Financial Institution. We were established in 1870 and have been operating continuously since that time, focusing on providing retail financial services to customers within our communities. We believe that, as a locally controlled, community institution, we can have a competitive edge over our large competitors by providing personalized service to our local customers. Accordingly, we seek to achieve success by providing “high touch” service to members of our local community.

•	Maintaining High Asset Quality. We have long emphasized maintaining strong asset quality by following conservative underwriting criteria and focusing our lending efforts on residential loans. Our non-performing assets at December 31, 2005 were $429,000, or 0.28% of total assets, and our net charge-offs were .05% of our average loans outstanding for the year ended December 31, 2005.

•	Increasing our Share of Lower-Cost Deposits. We have focused our deposit gathering efforts over the past few years on reducing our reliance on relatively higher cost and volatile certificates of deposit and increasing our lower cost and more stable core deposits. We attract core deposits with a targeted marketing program, an incentive-based cross-sales program and competitive rates. We intend to continue these efforts to attract core deposits as a prime funding source. At December 31, 2005, demand, money market and savings accounts comprised 64.0% of our total deposits, compared to 62.7% of our total deposits at December 31, 2004.

•	Using Discipline In Implementing a Strategy of Long-Term Profitable Growth. We currently operate from three full-service banking offices, an in-store branch and a loan production office, two of which have opened since 2002. We also maintain a financial services facility near our main office that offers insurance and investment products and financial planning services.

We believe that it is important for us to continue to pursue long-term profitable growth of our earnings base in order to offset increasing operating costs. We intend to evaluate new branch expansion opportunities within the northern Finger Lakes region, to the extent we believe that they will become profitable within a reasonable amount of time and support our goal of long-term profitable growth.

•	Increasing the Type of Financial Services we Offer to our Retail Customers. We believe that, in order to compete effectively in the current market place and increase our non-interest income, it has become necessary for us to expand the variety of financial services we can offer to families and businesses in our market area. In October 2001, we acquired Royce and Rosenkrans, Inc. a full service insurance agency which offers a full line of property, casualty and life insurance products to our customers. In addition, we have recently begun to offer securities brokerage and financial planning services to individuals on an agency basis.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

Total assets at December 31, 2005 totaled $152.0 million, an increase of $423,000 or 0.3% from $151.5 million at December 31, 2004. The increase was largely the result of increases in loans and premises and equipment offset mostly by a reduction of investment securities.

Loans receivable, including loans held for sale, increased $10.2 million, or 14.8%, to $79.3 million at December 31, 2005 from $69.1 million at December 31, 2004. This reflected continued strong demand for one- to four-family mortgage loans in a stable, low-interest rate environment, with moderate refinancing activity. The decrease of investment securities of $11.0 million or 16.0% to 57.7 million at December 31, 2005 from 68.7 million, at December 31, 2004 funded the growth in loans.

Premises and equipment increased $633,000, or 15.6%, to $4.7 million at December 31, 2005 from $4.1 million at December 31, 2004 as a result of Seneca Falls Savings Bank’s purchase of two properties which are available for branch expansion. We have not made any decision as to whether we will build offices on such properties. However, we are currently considering a proposal to sell a significant portion of one of the properties. One property is located in Auburn, New York and is currently occupied by a residential apartment building, which was fully rented at December 31, 2005. Seneca Falls Savings Bank anticipates that the apartment building will remain on the property and be available for rent until such time that definitive plans are developed for the new branch. The second property is located in Waterloo, New York and is a nine acre vacant parcel. We are currently working with a third party to develop an overall site plan for the location, which may result in our selling approximately seven acres of the parcel to a third party for its development in concert with Seneca Falls Savings Bank’s plans. To date, no firm plans have been made for the building of new offices on these properties and we do not plan to build on them unless we believe that they can become profitable within a reasonable amount of time.

Total deposits increased $2.7 million, or 2.4%, to $112.9 million at December 31, 2005 from $110.2 million at December 31, 2004. The increase in deposits resulted primarily from a $1.6 million or 3.2% increase in savings accounts and a $2.3 million or 19.1% increase in checking accounts, offset partially by a decrease of $729,000 or 8.1% in money market accounts and a decrease of $420,000 or 1.0% in time deposit accounts. The increase in savings and checking accounts is attributable to management’s marketing efforts, including a direct mail campaign which began in October 2004 as well as an increase in the interest rate paid on certain savings accounts. The decrease in money market accounts and time deposit accounts is the result of the Bank not increasing interest rates paid on these types of deposits in concert with the local market.

Borrowings, primarily Federal Home Loan Bank of New York advances, decreased $2.3 million or 7.7% to $27.2 million at December 31, 2005 from $29.5 million at December 31, 2004 as loan growth was funded by a decline in securities and an increase in deposits. Short-term borrowings increased $1.0 million, or 12.9%, to $8.8 million at December 31, 2005 from $7.8 million at December 31, 2004. Long-term borrowings decreased $3.3 million, or 15.0% to $18.5 million at December 31, 2005 from $21.7 million at December 31, 2004. We increased short-term borrowings during 2005 as long-term borrowings matured with the expectation that deposit growth would fund the short-term borrowings as they matured.

Shareholders’ equity declined $392,000, or 3.7%, to $10.1 million at December 31, 2005, from $10.5 million at December 31, 2004, reflecting net income of $73,000, offset by a $465,000 increase in accumulated other comprehensive loss. The majority of the net unrealized losses relate to U.S. Government agency securities and were caused by an increase in market interest rates.

Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004

General. Net income increased $43,000, or 143.3%, to $73,000 for the year ended December 31, 2005, from $30,000 for the year ended December 31, 2004. The increase in net income reflected an increase in non-interest income and a decrease in the provision for loan losses offset partially by a decrease in net interest income and increased operating expenses.

Interest income. Interest income increased $802,000, or 12.5%, to $7.2 million for the year ended December 31, 2005 from $6.4 million for the year ended December 31, 2004. The increase in interest income reflects an increase in interest income on loans and from an increase in interest income from mortgage-backed securities. Average interest earning assets increased $12.8 million, or 10.3%, the average yield on interest-earning assets increased 10 basis points to 5.22% for the year ended December 31, 2005, from 5.12% for the year ended December 31, 2004, reflecting a slight increase in mortgage-backed securities yields despite an overall flattening yield curve.

Interest income from loans increased $302,000, or 7.1%, to $4.6 million for the year ended December 31, 2005 from $4.3 million for the ended December 31, 2004. This increase was attributable to an increase in the average balance of loans to $72.4 million for the year ended

December 31, 2005 from $66.8 million for the year ended December 31, 2004, the effects of which were partially offset by a 8 basis point decline in the average yield earned on net loans receivable to 6.32% from 6.40%. The increase in the average balance of loans receivable reflected continued demand for one- to four-family mortgage loans in a historically low interest rate environment as well as management’s decision to increase the proportion of our assets consisting of loans in order to improve yield. Loan originations of $27.7 million in 2005 more than offset loan repayments of $13.7 million and loan sales of $3.8 million.

Interest income earned on mortgage-backed securities increased by $520,000, or 27.7%, to $2.4 million for the year ended December 31, 2005 from $1.9 million for the year ended December 31, 2004. The increase reflects an increased average balance of $8.4 million, or 17.3%, to $57.1 million at December 31, 2005 from $48.7 million at December 31, 2004, reflecting purchases made in December 2004 and January 2005, and that contributed to an increase in the average yield from 3.85% to 4.19%. Management determined to increase our mortgage-backed securities during the period in order to increase the yield earned on invested funds and provide cash flows consistent with the scheduled borrowing amortization. The yield on such securities increased during the period primarily as a result of upward increases in interest rates in our portfolio of adjustable rate mortgage-backed securities.

Interest expense. Interest expense increased $955,000, or 38.4%, to $3.4 million for the year ended December 31, 2005 from $2.5 million for the year ended December 31, 2004. The increase in interest expense resulted from an increase in the average cost of deposits to 2.51% from 2.08% and in the average cost of borrowings to 3.18% from 2.26%, reflecting higher market interest rates during 2005, as well as a $13.1 million, or 11.2%, increase in average interest-bearing liabilities to $130.6 million for the year ended December 31, 2005 from $117.4 million for the year ended December 31, 2004.

Interest expense on savings accounts increased $608,000, or 125.6%, to $1.1 million for the year ended December 31, 2005 from $484,000 for the year ended December 31, 2004. The increase is attributable to an increase of 87 basis points in the average rate paid on deposits to 2.11%, from 1.24%, the effect of which was compounded by an increase of $12.8 million, or 32.8%, in the average balance of savings accounts. Management believes that savings accounts can be a stable source of funds and raised the rates paid on them during the period in order to retain and expand our savings accounts during a period of rising interest rates. Interest expense on borrowings, primarily Federal Home Loan Bank of New York advances, increased $253,000, or 46.2%, to $801,000 for the year ended December 31, 2005 from $548,000 for the year ended December 31, 2004, reflecting a 92 basis point increase in the average rate, while the average balance of borrowings remained fairly consistent increasing by $917,000, or 3.78%, to $25.2 million for the year ended December 31, 2005 as compared to $24.3 million for the year ended December 31, 2004. This rate increase primarily reflects increases in interest costs on our short-term borrowings.

Net interest income. Net interest income decreased $153,000, or 3.9%, to $3.8 million for the year ended December 31, 2005, from $3.9 million for the year ended December 31, 2004. The decrease was the result of the decline of our interest rate spread which more than offset the increase in the volume of our assets. The decline in our net interest rate spread reflected the more rapid re-pricing of our interest-bearing liabilities as shorter term interest rates rose throughout 2005, while longer term rates which are used to price our loans remained relatively stable. Our net interest spread decreased to 2.59% during the year ended December 31, 2005 from 3.00% during the year ended December 31, 2004.

Provision for loan losses. We establish provisions for loan losses, which are charged to operations at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information become available or as future events occur. After an evaluation of these factors, management made a provision of $88,000 for the year ended December 31, 2005, as compared to a $210,000 provision for the year ended December 31, 2004. The lower provision reflects a $65,000 decrease in charge-offs, related primarily to fewer losses incurred on one- to four-family mortgages. The lower provision also reflects a $56,000 decrease in delinquent consumer loans, for which there is a greater risk of loss. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan loss was $371,000, or 0.47% of loans outstanding at December 31, 2005 compared to $322,000, or 0.47% of loans outstanding, at December 31, 2004. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

Historically, our loan portfolio has primarily consisted of one- to four-family residential mortgage loans. However, we plan to increase our consumer loans, including automobile loans. As management evaluates the allowance for loan losses, the composition of the loan portfolio and increased risk associated with the consumer loans may result in larger additions to the allowance for loan losses in future periods.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, our regulators (which following the completion of the offering are expected to include both the OTS and the FDIC), as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgment about information available to it at the time of its examination.

Non-interest income. Non-interest income increased $343,000, or 20.0%, to $2.1 million for the year ended December 31, 2005, compared to $1.7 million for the year ended December 31, 2004. The increase was primarily the result of a $362,000, or 62.1%, increase in banking fees and service charges realized due primarily to our increased emphasis in assessing and collecting insufficient account balance fees and a $47,000, or 6.4%, increase in insurance commissions, offset partially by a $54,000, or 29.7%, decrease in mortgage banking income (which consists of servicing fees and gains on the sale of loans). The decline in mortgage banking income is the result of fewer loans being sold in 2005 as compared to 2004. Other non-interest income, consisting of rental income, mutual fund capital dividends received, increases in bank-owned life insurance cash value and miscellaneous other items, decreased $12,000 or 5.6%.

Non-interest expense. Non-interest expense increased $251,000, or 4.7%, to $5.6 million for the year ended December 31, 2005 compared to $5.4 million for the year ended December 31, 2004. The following table shows the components of noninterest expense and the percentage changes from 2004 to 2005:

	Years Ended December 31,		Increase/ (Decrease)
	2005	2004
	(Dollars in thousands)
Compensation and benefits	$3,034	$2,904	4.5%
Occupancy and equipment expenses	1,030	1,027	0.3
Service charges	358	282	27.0
Professional fees	200	134	49.3
Advertising	406	372	9.1
Directors’ fees	115	120	(4.2)
Telephone and postage	147	167	(12.0)
Supplies	69	87	(20.7)
Other	284	299	(5.0)

Total	$5,643	$5,392	4.7

Compensation and benefits increased primarily due to salary increases and to higher benefit costs. Service charges increased primarily due to additional costs for the processing of Electronic Funds Transfer transactions due to a higher level of transactional accounts. Professional fees increased due to additional costs incurred for financial statement audits, independent review of our Electronic Data Processing system, independent review of the Bank’s Bank Secrecy Act Program and higher regulatory fees. The Bank increased its advertising expense in order to more effectively promote checking accounts offered. The decrease in other expenses is primarily due to recovery of expenses on the sale of foreclosed property and repossessed assets.

We expect non-interest expenses to increase during 2006 from the costs associated with the implementation of our new stock-based benefit plan and the costs of operating as a public company as well as partial-year operation of a new branch office.

Income taxes. Income tax expense increased $18,000, or 225.0%, to $10,000 for the year ended December 31, 2005 from a benefit of $8,000 for the year ended December 31, 2004. The effective tax rate increased to 12.0% for the year ended December 31, 2005 from a benefit of 36.4% for the year ended December 31, 2004, due to a higher level of taxable income in the year ended December 31, 2005. Our tax rate differs from the statutory rate due to our non-taxable bank owned life insurance (“BOLI”) income.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information at the date and for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	At December 31, 2005		Years Ended December 31,
			2005			2004
	Outstanding Balance	Yield/ Rate	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$79,271	6.24%	$72,433	$4,577	6.32%	$66,828	$4,275	6.40%
Mortgage-backed securities	50,755	4.21%	57,091	2,394	4.19%	48,674	1,874	3.85%
Other interest-earning assets	8,813	2.86%	8,369	230	2.75%	9,556	250	2.62%

Total interest-earning assets	138,839	5.28%	137,893	7,201	5.22%	125,058	6,399	5.12%

Noninterest-earning assets	13,111		12,477			11,917

Total assets	$151,950		$150,370			$136,975

Liabilities and equity:
Interest bearing liabilities:
Interest-bearing demand deposits and escrow	$6,525	0.38%	$5,270	34	0.65%	$1,735	$18	1.04%
Money market accounts	8,221	1.69%	8,502	120	1.41%	11,316	113	1.00%
Savings accounts	49,887	2.10%	51,855	1,092	2.11%	39,035	484	1.24%
Certificates of deposit	40,664	3.76%	39,750	1,396	3.51%	41,064	1,325	3.23%

Total interest-bearing deposits	105,297	2.60%	105,377	2,642	2.51%	93,150	1,940	2.08%
Borrowings	27,228	3.54%	25,182	801	3.18%	24,265	548	2.26%

Total interest-bearing liabilities	132,525	2.80%	130,559	3,443	2.64%	117,415	2,488	2.12%

Other noninterest-bearing liabilities	9,313		9,256			8,713

Total liabilities	141,838		139,815			126,128
Equity	10,112		10,555			10,847

Total liabilities and equity	$151,950		$150,370			$136,975

Net interest income				$3,758			$3,911

Interest rate spread		2.48%			2.58%			3.00%
Net interest-earning assets	$6,314		$7,334			$7,643

Net interest margin		2.69%			2.73%			3.13%
Average interest-earning assets to average interest-bearing liabilities				105.62%			106.51%

Rate/Volume Analysis. The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Seneca Falls Savings Bank’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to		Net
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans receivable	$(53)	$355	$302
Mortgage-backed securities	177	343	520
Other interest-earning assets	12	(32)	(20)

Total interest-earning assets	136	666	802

Interest-bearing liabilities:
Interest-bearing demand deposits and escrow	(9)	25	16
Money market accounts	39	(32)	7
Savings accounts	414	194	608
Certificates of deposit	114	(43)	71

Total interest-bearing deposits	558	144	702
Borrowings	232	21	253

Total interest-bearing liabilities	790	165	955

Change in net interest income	$(654)	$501	$(153)

Management of Market Risk.

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, which consist primarily of mortgage loans, have longer maturities than our liabilities, which consist primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates where practical. In order to mitigate the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented or will implement a number of strategies, including the following:

•	Emphasize growth of less interest rate sensitive and lower cost “core deposits” in the form of transaction accounts, such as checking and savings accounts;

•	Pursue modest diversification into non-residential lending, particularly consumer loans, which typically have shorter terms and higher interest rates than single family residential mortgage loans; and

•	Sell a portion of the Bank’s newly originated fixed-rate residential mortgage loans.

•	Place a greater emphasis on building sources of non-interest income through expanded offerings of insurance and other fee generating financial products and services;

•	Reduce the interest rate sensitivity of interest-bearing liabilities through utilization of fixed rate borrowings with terms of more than one year; and

•	Maintain a level of assets in shorter-term securities and adjustable-rate mortgage-backed securities.

Depending on market conditions, we often place more emphasis on enhancing net interest margin rather than matching the interest rate sensitivity of our assets and liabilities. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our asset and liabilities portfolios can, during periods of stable or declining interest rates provide high enough returns to justify increased exposure to sudden and unexpected increasing in interest rates. As a result of this philosophy, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines in the difference between long- and short-term interest rates.

Our Board of Directors serves as our Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

We do not invest in instruments which constitute derivative securities nor have we engaged in hedging activities using interest rate swaps, options, futures or similar instruments.

Net portfolio value simulation analysis. An important measure of interest risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) changes in the event of a range of assumed changes in market interest rates. The Bank has utilized a third party servicer to provide an analysis of estimated changes in the Bank’s NPV under the assumed instantaneous changes in the Unites States Treasury yield curve set forth below. The third party servicer’s model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV.

The table sets forth, as of December 31, 2005, the estimated changes in our NPV that would result form the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value (“NPV”)			NPV as a Percentage of Present Value of Assets
	Estimated NPV	Estimated Increase (Decrease) in NPV
Change in Interest Rates (Basis Points)		Amount of Change	Percent of Change	NPV Ratio	Change in Basis Points
	(Dollars in thousands)
+300	$4,774	$(9,876)	(67)%	3.54%	(625)
+200	8,431	(6,218)	(42)%	6.03%	(375)
+100	12,071	(2,579)	(18)%	8.32%	(147)
0	14,649	—	0%	9.79%	—
-100	15,738	1,089	7%	10.28%	49
-200	15,770	1,121	8%	10.13%	35

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposures at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, loan sales and maturities of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and federal funds sold. Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2005, cash and cash equivalents totaled $3.4 million, including interest-earning deposits of $395,000. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $30.4 million at December 31, 2005. In addition, at December 31, 2005, we had the ability to borrow approximately $44.3 million from the Federal Home Loan Bank of New York. On that date, we had $27.0 million outstanding. At December 31, 2005, we also had a repurchase facility with a major commercial bank under which we can borrow up to $10 million with our mortgage-backed securities portfolio serving as collateral. On that date, we did not have any advances outstanding under the repurchase agreement.

In the future, we intend to pay off our short-term borrowings by increasing our deposits. However, the additional capital from the offering will allow us to increase the amount that we may borrow from the Federal Home Loan Bank of New York in the future should we choose to do so.

At December 31, 2005, we had $657,000 in loan commitments outstanding. In addition to commitments to originate loans, we had $4.6 million in unused lines of credit. Certificates of deposit due within one year of December 31, 2005 totaled $21.4 million, or 19.0% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts. However, we may from time to time utilize borrowings to fund a portion of our operations where the cost of such borrowings is more favorable than that of deposits of a similar duration. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposits. Occasionally, we offer promotional rates to attract certain deposit products.

The following table presents our primary investing and financing activities during the periods indicated.

	Years Ended December 31,
	2005	2004
	(In thousands)
Cash flows from investing activities:
Loan originations, net of amortization and repayments	$(10,628)	$(2,768)
Principal repayments and maturities from securities	13,337	10,308
Purchases of securities	(3,103)	(39,765)

Cash flows from financing activities:
Increase in deposits	2,668	20,062
Net (decrease) increase in borrowings	$(2,266)	$13,727

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendations by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital management. We are subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation – Federal Banking Regulation – Capital Requirements,” “Regulatory Capital Compliance” and note 14 of the notes to the consolidated financial statements.

The capital from the offering will increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including repaying a portion of the Bank’s borrowings. Our financial condition and results of operations will be enhanced by the capital from the reorganization, resulting in increased net interest-earning assets and net income.

Off-balance sheet arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests of funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 12 of the notes to the consolidated financial statements. We had an outstanding commitment to sell fixed-rate residential mortgages to the Federal Home Loan Bank of Chicago of $278,000 outstanding on December 31, 2005, which was fulfilled in January 2006. In addition, we had a “best efforts” commitment to sell an additional $12.3 million in qualifying residential mortgages to the Federal Home Loan Bank of Chicago by October 18, 2006. It is not likely that we will be able to fulfill the best efforts commitment by the deadline. There are no penalties incurred by Seneca Falls Savings Bank if the best efforts commitment is not met. It is likely that Seneca Falls Savings Bank will extend the best efforts commitment an additional year.

Impact of Recent Accounting Pronouncements. FASB Statement 123(R), “Shares Based Payment,” addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method; and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for the Bank for fiscal year 2006. The adoption of Statement 123(R) is expected to reduce reported net income and earnings per share if we have a stock award program in place after the proposed statement becomes effective.

Impact of Inflation and Changing Prices. Our financial statements and the related data presented in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF SENECA-CAYUGA BANCORP, INC.

Upon completion of the offering, we will continue to own all of the issued and outstanding common stock of Seneca Falls Savings Bank. We will retain up to $500,000 of the net proceeds from the offering. A portion of the net proceeds we retain will be used for the purpose of making a loan to fund the purchase of our shares of common stock by the Seneca Falls Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Seneca Falls Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

Seneca-Cayuga Bancorp, Inc., as the holding company of Seneca Falls Savings Bank, is authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Seneca-Cayuga Bancorp, Inc. at the present time.

The Company’s current assets consist of cash and stock in the Bank. In addition, the Company currently has an investment in a mutual fund which invests in large cap equity securities. The Company’s future cash flow will depend on earnings from the investment of the net proceeds and any dividends it receives from the Bank.

Currently, the Company does not own nor lease any property, but instead uses the premises, equipment and furniture of the Bank. At the present time, the Company employs only persons who are officers of the Bank. The Company also uses the support staff of the Bank from time to time. All such persons will be paid by the Bank under a management agreement with the Company. The Company may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF SENECA FALLS SAVINGS BANK

General

Seneca Falls Savings Bank is a community oriented savings bank. We were originally formed in 1870. At or near the completion of the stock offering, we expect to convert our savings bank charter from a New York State charter to a Federal charter. We do not expect to complete the stock offering until the charter conversion is completed, nor do we expect to complete the charter conversion until just prior to the stock offering. In this sense, the two transactions may be viewed as contingent on each other. No formal application or notice to the State of New York is required in connection with the charter conversion. This charter conversion will not result in any significant change to our business philosophy operations.

We conduct our banking operations through our main office located at 19 Cayuga Street, Seneca Falls, New York and two full-service banking offices located in Waterloo and Geneva, New York. In addition, we conduct business through an in-store branch located in a Wal-Mart super center in Auburn, New York and a loan origination office in Skaneateles, New York. Our principal business consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans and, to a lesser extent, construction, home equity, multi-family and non-residential real estate loans and consumer loans. We also make significant investments in mortgage backed and other securities. Finally, through a subsidiary we also provide insurance as well as certain other financial products.

Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Market Area

We primarily serve rural, small town and suburban communities located in the Northern Finger Lakes region extending from Geneva, New York in the West to Auburn, New York in the East. The Northern Finger Lakes region is located in the western portion of New York State between the cities of Rochester and Syracuse, New York. Seneca Falls is located six miles south of Interstate 90, the major east-west highway that runs through the state of New York.

Seneca Falls and the surrounding areas include a diverse population of low- and moderate- income neighborhoods as well as middle class and more affluent neighborhoods. The housing consists mainly of single-family residences.

The economy in our market area has suffered from a decline in manufacturing jobs over the last three decades and is currently based on a mixture of service, manufacturing, wholesale/retail trade, and state and local government. Major employers in our market area include several hospitals and healthcare providers, several correctional facilities as well as a number of large manufacturing facilities including McQuay International, TRW Transportation Electronics Division, McKenzie-Childs Ltd., NYCOR and ITT Industries. Geneva and Auburn also serve as bedroom communities for nearby Rochester and Syracuse, New York, which has supported a growth rate higher than Seneca Falls. The unemployment rate within our market area is currently somewhat below the comparable State and national averages although it is vulnerable to cutbacks by any of the large employers listed above.

According to published statistics, median household income in our market area is somewhat below the national and New York State average. Also, while household income in our market area is continuing to grow, it is growing at rates below the comparable state and national averages.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. In addition, under New York State banking law we are not able to accept municipal deposits, a substantial source of funding for some commercial banks. As of June 30, 2005, our market share of deposits represented 60.4%, 2.7%, 5.1% and 5.8% of deposits in the cities of Seneca Falls, Auburn, Waterloo and Geneva, respectively.

Our competition for loans and deposits comes principally from commercial banks, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

Lending Activities

Our principal lending activity has been the origination of permanent first mortgage loans for the purchase or refinancing of one- to four-family residential real property. We sell a portion of the fixed rate loans that we originate based on an evaluation of asset/liability and similar factors. See “Management’s Discussion and Analysis—Interest Rate Risk Management.” We also offer construction loans, home equity loans, multi-family and non-residential real estate loans, commercial loans and consumer loans. We believe that originating a limited amount of non-residential and multi-family loans allows us to provide more comprehensive financial services to families and businesses within our community as well as increase the yield and interest rate sensitivity of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, including loans held for sale, by type of loan at the dates indicated.

	At December 31,
	2005		2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgages:
One- to four-family	$66,289	83.4%	$56,357	81.3%
Multi-family	988	1.2	1,065	1.5
Non-residential	3,054	3.8	2,643	3.8
Construction	3,062	3.9	3,835	5.5
Commercial	48	0.1	28	0.1
Home equity	4,128	5.2	3,643	5.3
Consumer	1,878	2.4	1,735	2.5

Total loans	$79,447	100.0%	$69,306	100.0%

Other items:
Deferred loan origination costs, net	195		95
Allowance for loan losses	(371)		(322)

Total loans, net	$79,271		$69,079

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2005. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family Amount	Multi- Family Amount	Non- Residential Amount	Construction Amount	Commercial Amount	Home Equity Amount	Consumer Amount	Total Amount
	(In thousands)
Due During the Years Ended December 31,
2006	$2,968	$71	$400	$3,062	$48	$669	$1,103	$8,321
2007	3,102	76	400	—	—	626	386	4,590
2008	3,189	82	383	—	—	583	187	4,424
2009 to 2010	6,504	183	675	—	—	973	93	8,428
2011 to 2015	16,758	349	1,137	—	—	1,257	100	19,601
2016 to 2020	12,266	72	59	—	—	—	9	12,406
2021 and beyond	21,502	155	—	—	—	20	—	21,667

Total loans	$66,289	$988	$3,054	$3,062	$48	$4,128	$1,878	$79,447

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2005 that are contractually due after December 31, 2006.

	Due After December 31, 2006
	Fixed	Adjustable	Total
	(In thousands)
Real estate mortgages:
One- to four-family	$60,425	$2,896	$63,321
Multi-family	310	607	917
Non-residential	382	2,272	2,654
Construction	—	—	—
Commercial	—	—	—
Home equity	518	2,941	3,459
Consumer	775	—	775

Total loans	$62,410	$8,716	$71,126

Loan Approval Procedures and Authority. Pursuant to Federal law, the aggregate amount of loans that the Company is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of the Bank’s unimpaired capital and surplus (25% if the security for such loan has a “readily ascertainable” value or 30% for certain residential development loans). At December 31, 2005, based on the 15% limitation, the Company’s loans-to-one-borrower limit was approximately $1.4 million. On the same date, the Company had no borrowers with outstanding balances in excess of this amount. As of December 31, 2005, the largest dollar amount outstanding to one borrower, or group of related borrowers, was $1.1 million secured by four commercial buildings and two one-family residences located in Seneca Falls, New York. These loans were all performing in accordance with their terms at December 31, 2005. At December 31, 2005, The Company’s next largest loan relationship or group outstanding was a $443,000 residential real estate loan secured by a single-family home in Seneca Falls, New York. This loan was performing in accordance with its terms at December 31, 2005.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with the Company’s appraisal policy) prepared by licensed appraisers. The loan applications are designed primarily to determine the borrower’s ability to repay, and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

Under the Company’s loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. In addition, an officer verifies that the application meets the Company’s underwriting guidelines described below. Also, each application file is reviewed to assure its accuracy and completeness. The Company recently instituted an enhanced process for quality control reviews of residential loan originations and a commercial review and grading process. The quality control process includes reviews of underwriting decisions, appraisals and documentation. The Company is currently using the services of an independent company to perform the quality control reviews of residential mortgages.

Our senior officers and loan underwriter have approval authority for one- to four-family residential loans, up to $400,000. One- to four-family residential loans over $400,000 to $750,000 require the approval of the Company’s President or its Executive Vice President. The Company’s Senior Lending Officers have approval authority for multi-family and non-residential real estate loans up to $200,000. Loans over $200,000 to $750,000 require the approval of the Company’s President or Executive Vice President. Loans to a single related borrower that aggregate over $750,000 require approval by the Board of Directors. Various officers have approval authority ranging from $75,000 on secured consumer loans, up to $400,000 on home equity loans and lines up to $50,000 on commercial business loans. Officer approval authority on unsecured consumer loans range from $1,000 to $5,000.

Generally, the Company requires title insurance or abstracts on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Company also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

One- to Four-Family Residential Real Estate Lending. The cornerstone of our lending program is the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At December 31, 2005, $66.3 million, or 83.4% of our loan portfolio consisted of permanent loans on one- to four-family residences. At that date, the average outstanding one- to four-family residential loan balance was $61,600 and the largest outstanding residential loan had a principal balance of $443,000. Virtually all of the residential loans we originate are secured by properties located in our market area. See “- Originations, Sales and Purchases of Loans.”

Due to consumer demand, most of our current originations are 10 to 30-year fixed rate loans secured by one- to four-family residential real estate. We generally originate our fixed rate one- to four-family loans in accordance with Fannie Mae standards to permit their sale in the secondary market. We monitor the volume and rate of our fixed rate loans to ensure compliance with our asset/liability management policy. At December 31, 2005, we had $1.2 million of fixed-rate residential loans with original contractual maturities of 10 years or less, $28.4 million of fixed-rate residential loans with original contractual maturities between 10 and 20 years and $33.5 million of fixed-rate residential loans with original contractual maturities in excess of 21 years in its portfolio.

In addition, subject to consumer demand, we originate adjustable rate mortgage and balloon loans to reduce our exposure to changes in interest rates. We retain and service all adjustable rate mortgages and balloon loans we originate. We make such loans at rates and terms in accordance with market and competitive factors.

Our current one- to four-family residential adjustable rate mortgage loans are fully amortizing with contractual maturities of up to 30 years. The interest rates on the adjustable rate mortgage loans we currently originate are generally subject to adjustment at one-year, three-year and five-year intervals based on a margin over the corresponding Treasury Index. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustments up to 6%, regardless of the initial rate. Our adjustable rate mortgages are not convertible into fixed-rate loans, do not contain prepayment penalties and do not produce negative amortization.

Although adjustable rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, as the required payments due from the borrower increase, subject to rate caps, the potential for default by the borrower will also increase. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable rate mortgage loans may be limited during periods of rapidly rising interest rates. At December 31, 2005, $2.9 million, or 4.4% of our one- to four-family residential loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. The Company currently originates residential mortgage loans with loan-to-value ratios of up to 100% for owner-occupied one- to two-family homes with private mortgage insurance to reduce the Company’s exposure to 80% or less; up to 80% for owner-occupied three- to four- family homes; and up to 75% for non-owner occupied homes.

As of December 31, 2005, we had one one- to four-family residential mortgage loan, with a carrying value of $443,000 which was in excess of the $417,000 2006 Freddie Mac maximum. This loan is secured by a single-family residence in Seneca Falls, New York. As of December 31, 2005, this loan was performing in accordance with its terms. Our historical delinquency experience on our loans in excess of this maximum has been similar to our experience on other residential loans.

Our residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

Multi-Family and Non-Residential Real Estate Lending. We originate permanent multi-family and non-residential real estate loans. Most of our originated loans are located in our primary market area. At December 31, 2005, we had $988,000 in multi-family and $3.1 million in non-residential real estate loans, representing 1.2% and 3.8% of the gross loan portfolio, respectively.

Our multi-family loan portfolio includes loans secured by five or more unit residential buildings located primarily in our primary market area. Our non-residential real estate loan portfolio consists of loans on a variety of non-residential properties including small office buildings, churches and retail facilities.

The Company’s multi-family and nonresidential real estate loans generally have a maximum term of 20 years and fixed and adjustable rates based on the relevant Constant Maturity Treasury Bill Index, plus a margin. The rate adjusts annually from the outset of the loan or after a three- or five-year initial fixed rate period. These loans are generally made in amounts of up to 75% of the lesser of the appraised value or the purchase price of the property with a projected debt service coverage ratio of at least 120%.

Appraisals on properties securing multi-family and nonresidential real estate loans are performed by an independent appraiser designated by the Company at the time the loan is made. All appraisals on multi-family or nonresidential real estate loans are reviewed by the Company’s management. Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. Where feasible, the Company seeks to obtain personal guarantees on these loans.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principal of our commercial borrowers. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable.

At December 31, 2005, the Company’s largest non-residential real estate relationship had six loans outstanding with an aggregate balance of $1.1 million. These loans were originated in 2004 and 2005 and are secured by two residential properties and four office and apartment buildings located in Seneca Falls, New York. At December 31, 2005, our largest multi-family loan had a balance of $240,000 and is secured by a 102 unit apartment building located in Seneca Falls, New York. At December 31, 2005, these loans were performing in accordance with their terms.

Multi-family and non-residential real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential and non-residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. At December 31, 2005, we had no multi-family or non-residential loans which were 90 days or more delinquent.

Construction Lending. We make construction loans to individuals for the construction of their primary or secondary residences and loans to builders or developers for the construction of single-family and multi-family properties. At December 31, 2005, our construction loans totaled $3.1 million representing 3.9% of the gross loan portfolio.

Loans to individuals for the construction of their residences typically run for up to 12 months and then convert to permanent loans. These construction loans have rates and terms comparable to one- to four-family loans offered by the Company. During the construction phase the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 100% provided primary mortgage insurance is obtained to reduce the Company’s exposure to 80% or less. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At December 31, 2005, our largest outstanding residential construction loan commitment was for $512,000 of which $237,000 was outstanding. This loan was performing according to its terms at December 31, 2005.

The application process includes a submission to the Company of accurate plans, specifications and costs of the project to be constructed or developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). The Company’s construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Licensed appraisers inspect the progress of the construction of the dwelling before disbursements are made.

From time to time we also make construction loans for small commercial development projects such as multi-family, apartment and small retail and office buildings. These loans generally have an interest-only phase during construction then convert to permanent financing. Disbursements of construction loan funds are at our discretion based on the progress of construction. The maximum loan-to-value ratio limit applicable to these loans is generally 75%. At December 31, 2005, we had no commercial construction loans outstanding or committed.

Construction lending generally affords us an opportunity to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, we may be required to modify the terms of the loan.

Home Equity Lending. The Company originates fixed-rate home equity loans and variable rate home equity lines of credit secured by a lien on the borrower’s residence. The Company’s home equity products are limited to 80% of the property value less any other mortgages. The Company uses the same underwriting standards for home equity lines and loans as it uses for one- to four-family residential mortgage loans. The fixed-rate for home equity loans is generally determined as a percentage over the prime rate. The variable interest rates for home equity lines of credit float at a stated margin over the highest prime rate published in The Wall Street Journal and may not exceed 15.00% over the life of the loan. The Company currently offers home equity loans with terms of up to 15 years with principal and interest paid monthly from the closing date. The home equity lines provide for an initial draw period of up to 10 years, and payments include principal and interest calculated based on a 15 year amortization. At the end of the initial 10 years, the line is to be paid in full. At December 31, 2005, The Company had $4.1 million, or 5.2% of total loans, of home equity loans and outstanding advances under home equity lines and an additional $3.0 million of funds committed, but not advanced, under home equity lines of credit.

Consumer Lending. We believe that offering consumer loan products helps expand our customer base and create stronger ties to our existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. Because of these advantages, in the future, we intend to increase our consumer lending, including loans secured by automobiles.

We offer a variety of secured consumer loans, including loans secured by automobiles, recreational vehicles and savings deposits. Although most of our consumer loans are secured, we also make a fairly limited amount of unsecured personal loans. We currently originate substantially all of our consumer loans in our market area. At December 31, 2005, our consumer loans totaled $1.9 million representing 2.4% of the gross loan portfolio.

The terms of other types of consumer loans vary according to the type of collateral, length of contract, and creditworthiness of the borrower. The underwriting standards employed for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the borrower’s ability to meet payments on the proposed loan along with his existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Unsecured personal loans are available to creditworthy borrowers for a variety of personal needs and have been extended on a very limited basis.

Consumer loans may entail greater risk than residential mortgage loans, as they are typically unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for defaulted consumer loans may not provide adequate sources of repayment for the outstanding loan balances as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 2005, $6,000, or approximately 0.32% of the consumer loan portfolio, was 90 days or more delinquent. There can be no assurance that delinquencies will not increase in the future.

Commercial Loans. The Company occasionally makes secured or unsecured loans to professionals, sole proprietorships and small businesses for commercial, corporate and business purposes. Commercial lending products include term loans and revolving lines of credit. Such loans are often used for working capital purposes or for purchasing equipment, inventory or furniture. Commercial loans are made with either adjustable or fixed rates of interest. Variable rates are based on the prime rate, as published in The Wall Street Journal, plus a margin. Fixed rate commercial loans are set at a margin above prime rate. At December 31, 2005, the Company had $48,000 of commercial business loans outstanding, representing less than 1% of the total loan portfolio.

When making commercial loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial loans are generally secured by accounts receivable, inventory and equipment. Depending on the amount of the loan and the collateral used to secure the loan, commercial loans are made in amounts of up to 90% of the value of the collateral securing the loan.

Commercial loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At December 31, 2005, our largest commercial loan relationship had two unsecured loans outstanding totaling $38,000 used to provide working capital and to finance insurance premiums. Both loans were performing according to the loan terms at December 31, 2005.

Originations, Purchases and Sales of Loans

We originate real estate and other loans through marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. We currently offer incentives to employees for loan referrals. We also employ commissioned loan originators to assist in the process of obtaining loans.

Since 2003, we have sold a portion of our fixed rate one- to four-family mortgage loan originations to the Federal Home Loan Bank of Chicago. We generally make decisions regarding the amount of loans we wish to sell based on asset/liability considerations. At December 31, 2005, we serviced $28.2 million of mortgage loans for others.

On rare occasions, we purchase loans from third parties to supplement loan production. In particular, we may purchase loans of a type which are not available or available with as favorable terms in our own market area. We generally use the same underwriting standards in evaluating loan purchases as we do in originating loans. At December 31, 2005, approximately $191,000 of our loan portfolio was serviced by others.

	Year Ended December 31,
	2005	2004
	(In thousands)
Total loans at beginning of period	$69,079	$66,574
Originations by type:
Real estate
One- to four-family	13,990	5,068
Multi-family	—	—
Non-residential	529	1,100
Loans originated for sale	3,667	11,156
Construction	5,552	6,449
Commercial	106	28
Home equity	2,454	1,943
Consumer	1,381	985

Total loans originated.	$27,679	$26,729

Deduct:
Principal repayment	13,475	12,795
Transfer to foreclosed assets	209	69
Proceeds from loans sold	3,837	11,246
Gains on loans sold	(30)	(106)
Other	(4)	220

Total deductions	17,487	24,224

Net loan activity	10,192	2,505

Total loans at end of period	$79,271	$69,079

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required payment on a loan, we attempt to cause the delinquency to be cured by contacting the borrower. A late notice is generated and is sent to all mortgage loans 15 days delinquent and to all consumer loans 10 days delinquent. The borrower is contacted by the collections officer 20 days after the due date of all loans. Another late notice along with any required demand letters as set forth in the loan contract are sent 30 days after the due date. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date.

If the delinquency is not cured by the 60th day, the customer is normally provided 30 days written notice that the account will be referred to counsel for collection and foreclosure, if necessary. If it becomes necessary to foreclose, the property is sold at public sale and we may bid on the property to protect our interest. The decision to foreclose is made by the collection officer in our organization.

All loan charge offs are recommend by the collections officer and approved by either the President or the Executive Vice President. Our procedure for repossession and sale of collateral are subject to various requirements under New York State consumer protection laws.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure it is classified foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	Loans Delinquent For
	30-59 Days		60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2005
Real estate mortgages:
One- to four-family	29	$1,569	8	$342	6	$382	43	$2,293
Multi-family	1	129	—	—	—	—	1	129
Non-residential	1	41	1	95	—	—	2	136
Construction	—	—	1	178	—	—	1	178
Commercial	—	—	—	—	—	—	—	—
Home equity	4	86	1	15	1	40	6	141
Consumer	10	27	1	7	3	6	14	40

Total	45	$1,852	12	$637	10	$428	67	$2,917

At December 31, 2004
Real estate mortgages:
One- to four-family	28	$1,553	10	$680	4	$248	42	$2,481
Multi-family	—	—	1	19	—	—	1	19
Non-residential	1	93	—	—	—	—	1	93
Construction	1	178	—	—	—	—	1	178
Commercial	—	—	—	—	—	—	—	—
Home equity	2	59	—	—	1	25	3	84
Consumer	12	73	2	2	9	21	23	96

Total	44	$1,956	13	$701	14	$294	71	$2,951

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision (the “OTS”) to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are placed on a “watch list” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the OTS and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, at December 31, 2005, we had classified or held as special mention the following assets:

	At December 31,
	2005	2004
	(In thousands)
Substandard	$424	$282
Doubtful	—	7
Loss	4	5
Special Mention	1,008	424

Total classified and special mention assets	$1,436	$718

Our classified assets consist of the (i) non-performing loans and (ii) loans and other assets of concern discussed herein. As of the date hereof, these asset classifications are consistent with those of the OTS and the FDIC.

Special mention assets at December 31, 2005 consisted of residential loans which were either current or less than 90 days delinquent where the collateral was considered adequate to cover the loan but management had concerns regarding the borrowers because of failure to file real estate taxes, personal bankruptcy, chronic late payments or other reasons.

Assets classified as special mention increased $584,000, or 137.7% to $1.0 million at December 31, 2005 from $424,000 at December 31, 2004. There were 20 loans classified as special mention at December 31, 2005 as compared to 11 loans at December 31, 2004. The increase is primarily attributable to the addition of several delinquent one- to four-family loans as well as a group of four one- to four-family loans (three of which were delinquent at December 31, 2005) to one borrower where the borrowers were delinquent on the payment of property taxes.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates). There are no loans greater than 90 days delinquent and still accruing.

	At December 31,
	2005	2004
	(Dollars in thousands)
Non-accrual loans:
Real estate mortgages:
One- to four-family	$383	$248
Multi-family	—	—
Non-residential	—	—
Construction	—	—
Commercial	—	—
Home equity	39	25
Consumer	6	21

Total non-accrual loans	$428	$294
Foreclosed assets, net	1	20

Total non-performing assets	$429	$314

Ratios:
Non-performing loans to total loans	0.54%	0.43%
Non-performing loans to total assets	0.28%	0.19%
Non-performing assets to total assets	0.28%	0.21%

The accrual of interest is discontinued when contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

For the year ended December 31, 2005, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $26,000. Interest income recognized on such loans for the year ended December 31, 2005 was $13,000.

At December 31, 2005, there were no other loans or other assets that are not disclosed on the table or disclosed as classified or special mention, where known information about the possible credit problems of borrowers caused us to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and determination of the allowance for loan losses. Our allowance for loan loss is a valuation allowance for probable losses inherent in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for identified problem loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific allowances for identified problem loans. We establish an allowance on identified problem loans based on such factors as: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General valuation allowance on certain identified problem loans. We also establish a general allowance for loans classified as special mention that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General valuation allowance on the remainder of the loan portfolio. We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, following the completion of the Offering, as an integral part of their examination process, the Office of Thrift Supervision and Federal Deposit Insurance Corporation will periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the fiscal years indicated.

	At or For the Years Ended December 31,
	2005	2004
	(Dollars in thousands)
Balance at beginning of period	$322	$182

Charge-offs:
Real estate mortgages:
One- to four-family	(26)	(85)
Multi-family	—	—
Non-residential	—	—
Construction	—	—
Commercial	—	—
Home equity	—	—
Consumer	(40)	(46)

Total charge-offs	(66)	(131)

Recoveries:
Real estate mortgages:
One- to four-family	3	31
Multi-family	—	—
Non-residential	—	—
Construction	—	—
Commercial	—	—
Home equity	—	—
Consumer	24	30

Total recoveries	27	61

Net (charge-offs)	(39)	(70)
Provision for loan losses	88	210

Balance at end of year	$371	$322

Allowance to nonperforming loans	86.68%	109.52%
Allowance to total loans outstanding at end of period	0.47%	0.47%
Net charge-off to average loans outstanding during period	0.05%	0.10%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2005			2004
	Loan Balances by Category	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Loan Balances by Category	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate mortgages:
One- to four-family	$66,289	$269	83.4%	$56,357	$227	81.3%
Multi-family	988	2	1.2	1,065	6	1.5
Non-residential	3,054	13	3.8	2,643	6	3.8
Construction	3,062	10	3.9	3,835	9	5.5
Commercial	48	1	0.1	28	1	0.1
Home equity	4,128	14	5.2	3,643	10	5.3
Consumer	1,878	57	2.4	1,735	58	2.5
Unallocated	—	5	—	—	5	—

Total	$79,447	$371	100.0%	$69,306	$322	100.0%

At December 31, 2005, our allowance for loan losses represented 0.47% of total gross loans and 86.7% of nonperforming loans. The allowance for loan losses increased to $371,000 at December 31, 2005 from $322,000 at December 31, 2004, due to the provision for loan losses of $88,000, offset by net charge-offs of $39,000. The provision for loan losses reflected decreases in charge-offs and the mix of nonperforming loans. There were no changes in the loss factors used to calculate the allowance from December 31, 2004 to December 31, 2005 except that the allowance factor applied to current consumer loans was increased to reflect a higher level of historical charge offs for consumer loans.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The Bank utilizes mortgage-backed and other debt securities in virtually all aspects of its asset/liability management strategy. In making investment decisions, management considers, among other things, the Bank’s yield and interest rate objectives, its interest rate risk and credit risk position, its loan volume, and its liquidity and cash flow.

The Bank maintains minimum levels of liquid assets to ensure it has adequate cash to fund anticipated needs. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Cash flow projections are reviewed and updated regularly to assure that adequate liquidity is maintained. The Bank’s level of liquidity is a result of management’s asset/liability strategy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Risk Management.”

Mortgage-Backed Securities. The Bank invests in mortgage-backed pass-through securities in order to supplement loan production and achieve its asset/liability management goals. All of these securities owned by the Bank are issued, insured or guaranteed either directly or indirectly by a Federal agency, a government sponsored enterprise or are rated “AA” or higher. The Government National Mortgage Association (“GNMA”) is a corporation wholly owned by the United States Government and, as a result, all securities issued by it are backed by the full faith and credit of the United States. In contrast, the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”) are government sponsored enterprises, the obligations of which are neither backed by, nor explicitly guaranteed by, the United States government.

It should be noted that, while a Federal agency, government sponsored enterprise guarantee or a high credit rating may indicate a high degree of protection against default, such guarantees and ratings do not protect the securities from declines in value based on changes in interest rates or prepayment speeds. Reflecting its policy of maintaining a substantial portfolio of investments having short to medium terms to repricing or maturity, the Bank’s mortgage-backed pass-through securities portfolio at December 31, 2005 included (i) $631,000 of fixed-rate securities with remaining contractual maturities of five years or less and (ii) $37.8 million of adjustable-rate mortgage-backed securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Interest Rate Risk Management.”

The fair values of a significant portion of the Bank’s mortgage-backed securities held-to-maturity have been from time to time significantly lower than their carrying values. However, for financial reporting purposes, such declines in value are considered to be temporary in nature since they have been due to changes in interest rates rather than credit concerns. At December 31, 2005, the total fair value of the Bank’s mortgage-backed securities held-to-maturity was $24.2 million, or $446,000 less than total amortized cost. See Note 2 of the Notes to Consolidated Financial Statements.

Mortgage Backed Securities Portfolio Composition. The following table sets forth the composition of the Bank’s securities mortgage backed portfolio at the dates indicated.

	At December 31,
	2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Mortgage-backed securities available for sale:
Pass-through securities:
FNMA	$3,796	$3,668	$4,702	$4,632
FHLMC	15,492	14,931	19,813	19,585
GNMA	7,684	7,545	10,904	10,904

Total mortgage-backed securities available for sale	$26,972	$26,144	$35,419	$35,121

Mortgage-backed securities held to maturity:
Pass-through securities:
FNMA	14,924	14,710	16,263	16,466
FHLMC	7,130	6,941	7,202	7,133
GNMA	2,557	2,514	2,700	2,689

Total mortgage-backed securities held to maturity	$24,611	$24,165	$26,165	$26,288

Total mortgage-backed securities	$51,583	$50,309	$61,584	$61,409

Mortgage Backed Securities Activity. The following table sets forth mortgage-backed securities purchases and principal repayments for the periods indicated. There were no sales of mortgage-backed securities during these periods.

	At December 31, 2005
	Available for Sale	Held to Maturity	Total
	(In thousands)
Total at beginning of period	$35,419	$26,165	$61,584
Purchases	—	2,548	2,548
Principal repayments	(8,436)	(4,106)	(12,542)
Amortization/Accretion	(11)	4	(7)

Net Activity	(8,447)	(1,554)	(10,001)

Ending Balance	$26,972	$24,611	$51,583

Mortgage Backed Securities Portfolio Maturities and Yields. The following table sets forth the contractual maturities and weighted average yields of the Company’s securities portfolio at December 31, 2005. Mortgage-backed securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments. In addition, under the structure of some of the Bank’s CMOs, the Bank’s short- and intermediate-tranche interests have repayment priority over the longer term tranches of the same underlying mortgage pool.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities available for sale:
Pass-through securities:
FNMA	$—	0.00%	$—	0.00%	$—	0.00%	$3,796	3.93%	$3,796	$3,668	3.93%
FHLMC	—	0.00%	—	0.00%	1,354	4.03%	14,138	3.87%	15,492	14,931	3.88%

GNMA	—	0.00%	—	0.00%	—	0.00%	7,684	3.87%	7,684	7,545	3.87%

Total mortgage-backed securities available for sale	$—	0.00%	$—	0.00%	$1,354	4.03%	$25,618	3.88%	$26,972	$26,144	3.89%

Mortgage-backed securities held to maturity:
Pass-through securities:
FNMA	—	0.00%	—	0.00%	9,132	4.83%	5,792	4.32%	14,924	14,710	4.63%
FHLMC	—	0.00%	583	4.14%	42	6.26%	6,505	4.54%	7,130	6,941	4.52%
GNMA	1	7.70%	47	8.92%	—	0.00%	2,509	4.08%	2,557	2,514	4.17%

Total mortgage-backed securities held to maturity	$1	7.70%	$630	4.49%	$9,174	4.83%	$14,806	4.38%	$24,611	$24,165	4.55%

The Bank’s holdings of mortgage-backed securities have increased in recent years as a result of increased competition for mortgage loans and our deposit growth. Federal agency and government sponsored enterprise mortgage-backed securities carry a yield generally lower than that of the corresponding type of residential loan due to a guarantee fee and the retention of a servicing spread by the loan servicer. Accordingly, if the proportion of the Bank’s assets consisting of mortgage-backed and other debt securities increases, the Bank’s asset yields would likely be somewhat adversely affected. The Bank will evaluate mortgage-backed securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

Investment Securities. To date, our other investment securities have been high-quality assets (primarily U.S. Government and Agency obligations) with short and intermediate terms (ten years or less) to maturity and liquidity investments and, to a much less extent, certain equity securities. At December 31, 2005, the Bank did not own any debt securities of a single issuer the carrying value of which exceeded 10% of the Bank’s equity, other than U.S. Government or Federal Agency obligations.

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

	At December 31,
	2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Equity securities	$4,203	$4,228	$4,155	$4,411

Securities held to maturity:
State and political subdivisions	200	203	248	245
Corporate bonds	—	—	750	755
U.S. Government-sponsored entity securities	2,500	2,449	2,000	1,975

Total securities held to maturity	$2,700	$2,652	$2,998	$2,975

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2005 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Equity securities	—	—	—	—	—	—	—	—	$4,203	$4,228

Securities held-to-maturity:
State and political subdivisions	—	0.00%	$5	6.88%	$110	5.53%	$85	7.36%	200	203	6.34%
U.S. Government-sponsored entity securities	—	0.00%	1,000	3.25%	500	6.00%	1,000	4.00%	2,500	2,449	4.10%

Total securities held-to-maturity	—	—	$1,005	3.27%	$610	5.92%	$1,085	4.26%	$2,700	$2,652	4.27%

Equity Securities At December 31, 2005, we owned 18,338 shares of the Asset Management Fund Large Cap Equity Institutional Fund, Inc. (the “Fund”) with a fair value of $2.6 million at December 31, 2005. The Fund was designed as an investment vehicle for New York savings banks with the primary objective of achieving capital appreciation and a secondary objective of providing income to its shareholders. The Fund invests primarily in dividend-paying common stocks of companies with market capitalizations in excess of $5 billion. The Fund provided total dividends of $136,000 during the year ended December 31, 2005 as compared to $153,000 for the prior year. Most of the Fund’s dividends are paid at year end based on the value of capital gains realized during the course of the year. In March, 2006 we sold 7,268 shares of our interest in the Fund.

The Company’s Chairman and Chief Executive Officer, Robert Kernan, is a member of the Board of Directors of the Fund but has no financial interest in the success of the Fund. We have not made any additional investments in the Fund other than the reinvestment of dividends since 1953. At December 31, 2005, the Bank also had a $1.6 million interest in the AMF Ultra Short Mortgage Fund which invests primarily in adjustable rate mortgage loans.

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In recent years we have emphasized the growth of lower-cost demand, interest bearing checking and savings accounts. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that passbook statement savings, demand and NOW accounts are relatively stable sources of deposits as compared to certificate deposits. However, our ability to attract and maintain all deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At December 31,
	2005			2004
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Demand and interest-bearing checking	$14,143	12.5%	0.16%	$11,878	10.8%	0.17%
Money market deposits	8,221	7.3	1.69	8,950	8.1	1.16
Savings accounts	49,887	44.2	2.10	48,335	43.8	1.84

Total transaction accounts	72,251	64.0		69,163	62.7
Certificates of deposit	40,664	36.0	3.76	41,084	37.3	3.19

Total deposits	$112,915	100.0%	2.42%	$110,247	100.0%	2.11%

The following table sets forth our savings flows for the fiscal years indicated.

	Years Ended December 31,
	2005	2004
	(In thousands)
Beginning balance	$110,247	$90,185
Net (withdrawals) deposits before interest credited	(38)	18,190
Interest credited	2,706	1,872

Ending balance	$112,915	$110,247

As of December 31, 2005, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $8.5 million. The following table indicates the amount of those certificates of deposit as of December 31, 2005 by time remaining until maturity.

At December 31, 2005
(In thousands)
Three months or less	$651
Over three months through six months	323
Over six months through one year	2,722
Over one year to two years	4,090
Over two years	758

Total	$8,544

The following table presents, by rate category, our certificate of deposit accounts as of the dates indicated:

	At December 31,
	2005	2004
	(In thousands)
Interest Rate
Less than 2%	$1,183	$8,861
2.00%-2.99%	10,371	15,366
3.00%-3.99%	12,365	4,991
4.00%-4.99%	11,237	5,523
5.00%-5.99%	3,279	3,463
6.00%-6.99%	2,229	2,880

Total	$40,664	$41,084

The following table sets forth the amount and maturities of time deposits at December 31, 2005.

	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	After December 31, 2010	Total
	(In thousands)
Interest Rate
Less than 2%	$1,183	$—	$—	$—	$—	$1,183
2.00%-2.99%	9,440	846	17	68	—	10,371
3.00%-3.99%	4,440	4,585	1,504	886	950	12,365
4.00%-4.99%	3,984	5,994	440	483	336	11,237
5.00%-5.99%	119	3,160	—	—	—	3,279
6.0%-6.99%	2,229	—	—	—	—	2,229

Total	$21,395	$14,585	$1,961	$1,437	$1,286	$40,664

Borrowings. We may obtain advances from the Federal Home Loan Bank of New York upon the security of our capital stock in the Federal Home Loan Bank of New York and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years we have utilized short-term borrowings to fund loan demand. We have also used borrowings where market conditions permit to purchase securities of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. Finally, from time to time, we have used advances with terms of three years or more to extend the term of our liabilities. At December 31, 2005, we had $27.0 million in Federal Home Loan Bank advances outstanding. See “Management Discussion and Analysis—Asset/Liability Management.”

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances with terms of one year or less at the dates indicated.

	At and For the Years Ended December 31,
	2005	2004
	(Dollars in thousands)
Balance at end of period	$8,750	$7,750
Average balance during period	$4,593	9,232
Maximum outstanding at any month end	$10,375	$12,000
Weighted average interest rate at end of period	4.56%	1.91%
Average interest rate during period	3.67%	1.43%

Properties

The following table provides certain information with respect to our proprieties as of December 31, 2005:

Location	Owned or Leased	Year Acquired or Leased		Square Footage	Net Book Value
Main Office:
19 Cayuga Street Seneca Falls, New York 13148	Owned	1870		7,700	$220,000

Branch Offices:
297 Grant Avenue Auburn, New York 13021	Leased	2000	(1)	2,000	—

59 Washington Street Waterloo, New York 13165	Owned	2002		1,000	472,000

342 Hamilton Street Geneva, New York 14456	Owned	2004		8,100	1,898,000

Other:
Loan Operations and Insurance:
60 Fall Street Seneca Falls, New York 13148	Owned	2001		3,000	494,000

Loan Production Office:
Skaneateles 11 East Genesee Street New York, New York 13152	Leased	2005	(2)	200	—

Land:
North Road Waterloo, New York 13165	Owned	2005		9 Acres	531,000

Rental Property:
10 Osborne Street Auburn, New York 13021	Owned	2005		4,500	435,000

(1)	Current lease expires April 2010 with an option to extend for an additional five years at that time.
(2)	Month-to-month.

The net book value of our premises, land and equipment was approximately $4.7 million at December 31, 2005.

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

We maintain an on-line in-house data system. The net book value of the data processing and computer equipment utilized at December 31, 2005 was $169,000.

Insurance Activities

On October 1, 2001, we completed the acquisition of Royce & Rosenkrans, Inc., an insurance agency located in Central New York State. Royce & Rosenkrans, Inc. has offices in Seneca Falls, Waterloo and Geneva. Although we continue to use the Royce & Rosenkrans name for our insurance operations, we have integrated such activities into Seneca Falls Savings Bank’s subsidiary, Seneca-Cayuga Personal Services, LLC.

Seneca-Cayuga Personal Services, LLC is a full-service insurance and financial services firm with eight employees providing services to over 5,300 customers. Seneca-Cayuga Personal Services, LLC offers personal and commercial property insurance, life insurance, long term care, annuity, and other products and services. Seneca-Cayuga Personal Services, LLC represents many insurance companies including GMAC, New York Central, Progressive, Utica National, Farmers and many more. Adding insurance and financial services business has enabled us to offer a broader array of financial services to its customers.

During the year ended December 31, 2005, Seneca Cayuga Personal Services, LLC had revenues of $833,000. Most of these revenues consisted of commission payments as well as contingent payments based on certain target loss ratios and premium levels. Contingent payments are recorded as revenue when received, as we are unable to estimate them prior to receipt. Contingent revenues received during the year ended December 31, 2005 were $103,000 and represented payment relative to experience on policies sold in the prior years. Also included in 2005 results were pre-tax revenues of $54,000 from a mutual fund investment that was sold in March 2006. At December 31, 2005, Seneca Cayuga Personal Services, LLC had total assets of $1.5 million.

We intend to increase our insurance agency operations in the future and are searching for experienced personnel to assist us in this effort. However, this expansion plan is subject to a number of challenges, including recent decreases by major insurance carriers in the amount of commissions they pay and the very competitive environment for insurance sales.

Other Financial Services

We also offer other financial services to our clients on an agency basis including financial planning and securities brokerage services.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2005, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Seneca Falls Savings Bank will enter into an agreement with Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2005, we had 51 full-time employees and eight part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Seneca-Cayuga Bancorp, Inc.’s nor Seneca Falls Savings Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank.

Method of Accounting. For federal income tax purposes, Seneca-Cayuga Bancorp, Inc. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Seneca Falls Savings Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. Seneca Falls Savings Bank recaptured its reserve balance over the six-year period ended December 31, 2001.

Currently, the Seneca Falls Savings Bank consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to November 1, 1988 were subject to recapture into taxable income should Seneca Falls Savings Bank fail to meet certain thrift asset and definitional tests.

At December 31, 2005, our total federal pre-base year reserve was approximately $6.3 million. However, under current law, pre-base year reserves remain subject to recapture should Seneca Falls Savings Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2005, Seneca Falls Savings Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Seneca-Cayuga Bancorp, Inc. may exclude from its federal taxable income 100% of dividends received from Seneca Falls Savings Bank as a wholly-owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

State Taxation

The Company, the Bank and the Subsidiary will report income on a calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (1) 7.5% (for 2003 and forward) of “entire net income” allocable to New York State, (b) 3% of “alternative entire net income” allocable to New York State, or (c) 0.01% of the average value of assets allocable to New York State plus nominal minimum tax of $250 per company. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

SUPERVISION AND REGULATION

General

Upon the completion of its conversion to a Federal thrift charter, Seneca Falls Savings Bank will be examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Seneca Falls Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Seneca Falls Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Seneca Falls Savings Bank and prepare reports for the consideration of its Board of Directors on any operating deficiencies. Seneca Falls Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Seneca Falls Savings Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Seneca Falls Savings Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. Seneca Falls Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Seneca Falls Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 46% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank. Seneca Falls Savings Bank does not typically engage in asset sales.

At December 31, 2005, Seneca Falls Savings Bank’s capital exceeded all of these requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. In the case of Seneca Falls Savings Bank and in connection with its charter conversion to a federally chartered savings bank, the Office of Thrift Supervision has permitted Seneca Falls Savings Bank to maintain a loans-to-one borrower limit of 20% of unimpaired capital and surplus, subject to certain conditions. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2005, Seneca Falls Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Seneca Falls Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Seneca Falls Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Seneca Falls Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At December 31, 2005, Seneca Falls Savings Bank satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings banks must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the association’s net income for that year to date plus the association’s retained net income for the preceding two years;

•	the association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Seneca Falls Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including Seneca Falls Savings Bank, became subject to FDIC regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require Seneca Falls Savings Bank to disclose its privacy policy, including identifying with whom it shares “non-public personnel information” to customers at the time of establishing the customer relationship and annually thereafter.

The regulations also require Seneca Falls Savings Bank to provide its customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, Seneca Falls Savings Bank is required to provide its customers with the ability to “opt-out” of having Seneca Falls Savings Bank share their non-public personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on Seneca Falls Savings Bank. The Gramm-Leach-Bliley Act also provides for the ability of each state to enact legislation that is more protective of consumers’ personal information. We cannot predict whether New York may enact such legislation or what impact, if any, it would have if enacted.

In February 2001, the FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. Seneca Falls Savings Bank has implemented these guidelines and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Seneca Falls Savings Bank. Seneca-Cayuga Bancorp, Inc. is an affiliate of Seneca Falls Savings Bank. In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Seneca Falls Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Seneca Falls Savings Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Seneca Falls Savings Bank’s Board of Directors. Seneca Falls Savings Bank is in compliance with Regulation O.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for an association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings bank. Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of savings bank’s assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2005, Seneca Falls Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in Seneca Falls Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Seneca Falls Savings Bank’s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund and the Savings Association Insurance Fund into a single fund called the Deposit Insurance Fund. As a result of the merger, the Bank Insurance Fund and the Savings Association Insurance Fund were abolished. The merger of the Bank Insurance Fund and the Savings Association Insurance Fund into the Deposit Insurance Fund does not affect the authority of the Financing Corporation to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, insurance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the Financing Corporation are due to mature in 2017 through 2019. For the quarter ended December 31, 2005, the Financing Corporation assessment was equal to 1.34 basis points for each $100 in domestic deposits maintained at the institution.

The Federal Deposit Insurance Corporation may terminate insurance of deposits if it finds that an institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by Federal Deposit Insurance Corporation. The management of Seneca-Cayuga Bancorp, Inc. does not know of any practice, condition or violation that might lead to termination of deposit insurance.

On February 15, 2006, federal legislation to reform federal deposit insurance was signed into law. This law requires, among other things, an increase in the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years), and the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits. The law requires the FDIC to issue implementing regulations and the changes required by the law will not become effective until final regulations have been issued, which must be no later than 270 days from February 15, 2006

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution. Seneca Falls Savings Bank is in compliance with this prohibition.

Federal Home Loan Bank System. Seneca Falls Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Seneca Falls Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20 of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of December 31, 2005, Seneca Falls Savings Bank was in compliance with this requirement.

Federal Reserve System

The Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2005, Seneca Falls Savings Bank was in compliance with these reserve requirements.

Internet Banking

Technological developments are significantly altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks’ efficiency and competitiveness consistent with safe and sound banking practices. We cannot assure you that the bank regulatory agencies will adopt new regulations that will not materially affect any of our internet operations or restrict any such further operations.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the USA PATRIOT Act, as well as its implementing regulations, impose affirmative obligations on a broad range of financial institutions, including savings banks, like Seneca Falls Savings Bank. We have established policies and implemented procedures and systems designed to comply with the USA PATRIOT Act and its regulations.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (the “Act”), which implemented legislative reforms intended to address corporate and accounting fraud, was enacted in July 2002. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the Board of Directors or the board itself.

Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

We anticipate that we will incur additional expense in complying with the provisions of the Act and the regulations that have been promulgated to implement the Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Holding Company Regulation

General. Seneca Falls Savings Bank, MHC and Seneca-Cayuga Bancorp, Inc. are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Seneca Falls Savings Bank, MHC and Seneca-Cayuga Bancorp, Inc. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Seneca-Cayuga Bancorp, Inc. may engage in the following activities: (i) investing in the stock of a savings bank; (ii) acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings bank; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or banks share their home offices; (v) furnishing or performing management services for a savings bank subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings bank subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’

Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Seneca Falls Savings Bank, MHC. Office of Thrift Supervision regulations require Seneca Falls Savings Bank, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Seneca-Cayuga Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association, and (ii) the mutual holding company’s Board of Directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that Seneca Falls Savings Bank, MHC will waive any dividends paid by Seneca-Cayuga Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Seneca Falls Savings Bank, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Seneca Falls Savings Bank, MHC converts to stock form.

Conversion of Seneca Falls Savings Bank, MHC to Stock Form. Office of Thrift Supervision regulations permit Seneca Falls Savings Bank, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new stock holding company would be formed as the successor to Seneca-Cayuga Bancorp, Inc. (the “New Holding Company”), Seneca Falls Savings Bank, MHC’s corporate existence would end, and certain depositors of Seneca Falls Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Seneca Falls Savings Bank, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Seneca-Cayuga Bancorp, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Seneca Falls Savings Bank, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Seneca Falls Savings Bank, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the offering conducted as part of the Conversion Transaction.

Any Conversion Transaction would require the approval of a majority of the outstanding shares of Seneca-Cayuga Bancorp, Inc. common stock held by Minority Stockholders and approval of a majority of the votes held by depositors of Seneca Falls Savings Bank, with depositors entitled to cast one vote per $100 on deposit at Seneca Falls Savings Bank (up to a maximum of 1,000 votes).

Federal Securities Laws

Seneca-Cayuga Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Seneca-Cayuga Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Seneca-Cayuga Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Seneca-Cayuga Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Seneca-Cayuga Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Seneca-Cayuga Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Seneca-Cayuga Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Seneca-Cayuga Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Seneca-Cayuga Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

The directors of Seneca-Cayuga Bancorp, Inc. are those same persons who are the directors of Seneca Falls Savings Bank and Seneca Falls Savings Bank, MHC. In addition, each executive officer of Seneca-Cayuga Bancorp, Inc. other than Mr. Robert Rosenkrans, is also an executive officer of Seneca Falls Savings Bank and Seneca Falls Savings Bank, MHC. Although there are no present plans to do so, Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank and Seneca Falls Savings Bank, MHC may choose to appoint additional or different persons as directors and executive officers in the future.

We expect that Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank and Seneca Falls Savings Bank, MHC will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Seneca Falls Savings Bank. These individuals may receive additional compensation for their services to Seneca-Cayuga Bancorp, Inc.

Directors of Seneca-Cayuga Bancorp, Inc.

The Board of Directors of Seneca-Cayuga Bancorp, Inc. currently consists of nine members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the offering are Directors Robert E. Kernan, Jr., Marilyn Bero and Dr. Herbert Holden. The class of directors whose term expires at the second annual meeting of stockholders following completion of the offering are Directors Dr. August P. Sinicropi, Vincent P. Sinicropi and David Swenson. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the offering are Directors Bradford M. Jones, Dr. Frank Nicchi and Gerald Macaluso.

Executive Officers of Seneca-Cayuga Bancorp, Inc.

The following individuals are the executive officers of Seneca-Cayuga Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
Robert E. Kernan, Jr.	63	President and Chief Executive Officer
Menzo D. Case	42	Executive Vice President and Chief Financial Officer
Robert Rosenkrans	59	Managing Officer, Seneca-Cayuga Personal Services, LLC(2)

(1)	As of December 31, 2005.
(2)	Seneca-Cayuga Personal Services, LLC d/b/a Royce & Rosenkrans is wholly owned by Seneca Falls Savings Bank.

The executive officers of Seneca-Cayuga Bancorp, Inc. are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Seneca Falls Savings Bank

Composition of our Board. Seneca Falls Savings Bank has nine directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Seneca Falls Savings Bank are elected by Seneca-Cayuga Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2005, and the years when they began serving as directors of Seneca Falls Savings Bank and when their current term expires:

Directors	Age(1)	Position	Director Since	Term Expires
Robert E. Kernan, Jr.	63	Chairman of the Board of Directors	1991	2007
Bradford M. Jones	54	Vice Chairman of the Board of Directors	1996	2009
Marilyn Bero	68	Director	2002	2007
Dr. Herbert R. Holden	64	Director	1999	2007
Dr. Frank Nicchi	54	Director	2006	2009
Gerald Macaluso	54	Director	2004	2009
Dr. August P. Sinicropi	58	Director	1993	2008
Vincent P. Sinicropi	51	Director	1999	2008
David Swenson	60	Dir ector	2002	2008

(1)	As of December 31, 2005.

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Robert E. Kernan, Jr. Mr. Kernan was named President & CEO of the Seneca Falls Savings Bank in 1991 and is currently Board Chairman. He previously held the position of Vice President, Treasurer and Chief Financial Officer from 1988-1991. Prior to joining The Seneca Falls Savings Bank he was Vice President and General Manager of Northeastern Computer Services, Inc. of Syracuse, NY.

Bradford M. Jones. Mr. Jones is Plant Manager for ITT Goulds Pumps – Auburn Operations, with which he has been employed since 1975. He is also a former mayor of the Village of Seneca Falls.

Marilyn Bero. Mrs. Bero was elected to the Seneca Falls Savings Bank board in 2001 and serves as a member of the Board of Directors of the National Women’s Hall of Fame.

Dr. Herbert R. Holden. Dr. Holden is a practicing veterinarian and has owned the Seneca Falls Veterinary Hospital since 1969.

Dr. Frank Nicchi. Dr. Nicchi became President of the New York Chiropractic College in Seneca Falls, New York in 2000 and currently serves the College in that capacity.

Gerald Macaluso. Mr. Macaluso is currently employed as the Superintendent for the Seneca Falls Central School District, a position he has held since 1998.

Dr. August P. Sinicropi. Dr. Sinicropi is an optometrist and has owned his own private practice in Seneca Falls, New York since 1971. Dr. Sinicropi is the brother of Director Vincent P. Sinicropi.

Vincent P. Sinicropi. Mr. Sinicropi is partner in the CPA firm of Sinicropi & Healy, LLP which offices are located in Seneca Falls and Newark, New York. Mr. Sinicropi has been with Sinicropi & Healy, LLP for over 13 years. Mr. Sinicropi is the brother of Director Dr. August P. Sinicropi.

David Swenson. Mr. Swenson is a retired general contractor, having founded Swenson Sales in 1999, and is a member of the Board of Directors of the United Way of Seneca County.

Executive Officers Who Are Not Directors

Menzo D. Case. Mr. Case was named Executive Vice President and Chief Financial Officer in 2002 and was originally hired as the Bank’s Treasurer and Chief Financial Officer in 1999. Prior to joining the bank, Mr. Case served as the Executive Vice President and Chief Financial Officer of Adirondack Financial Services Bancorp, Inc., a savings and loan holding company located in Gloversville, New York.

Robert Rosenkrans. Mr. Rosenkrans is the managing officer of Seneca-Cayuga Personal Services, LLC and was previously the sole proprietor of Royce & Rosenkrans, Inc., which was acquired by the Bank in October 2001.

Meetings and Committees of the Board of Directors of Seneca Falls Savings Bank

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2005, the Board of Directors of Seneca Falls Savings Bank met 12 times. Our Board of Directors has standing Executive, Audit, Facilities and Salary/Personnel Committees.

The Executive Committee consists of five directors, currently consisting of standing Directors Robert E. Kernan, Jr., Bradford M. Jones and Gerald Macaluso. In addition to these three directors, two additional directors serve on the Executive Committee on a quarterly rotating basis. Directors Dr. August P. Sinicropi and Dr. Herbert R. Holden serve in the first quarter, Directors Marilyn Bero and Dr. Frank Nicchi serve in the second quarter, Directors Dr. Herbert R. Holden and Vincent P. Sinicropi serve in the third quarter and Directors Marilyn Bero and David Swenson serve in the fourth quarter. The Executive Committee has the same authority of the Board of Directors of Seneca Falls Savings Bank between meetings of the Board. The Executive Committee met 12 times in 2005.

The Audit Committee, currently consisting of Directors Vincent P. Sinicropi (Chair), Bradford M. Jones, Dr. Herbert R. Holden and David Swenson, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Beginning in 2006, the Audit Committee will have sole responsibility for engaging our auditors. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock

Market. The Board of Directors has designated Director Vincent P. Sinicropi as the audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee met nine times in 2005.

The Facilities Committee, currently consisting of Directors Robert E Kernan, Jr., Gerald Macaluso and David Swenson, is responsible for coordinating and monitoring significant property renovations, real estate acquisitions and new facilities construction for the Seneca Falls Savings Bank. The Facilities Committee met three times in 2005.

The Salary/Personnel Committee, currently consisting of Directors Bradford M. Jones (Chair), Marilyn Bero, Dr. Herbert R. Holden, Dr. August P. Sinicropi and David Swenson, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. The Salary/Personnel Committee met two times in 2005.

Each of the committees listed will operate under a written charter, which governs its composition, responsibilities and operations.

Meetings and Committees of the Board of Directors of Seneca-Cayuga Bancorp, Inc.

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2005, the Board of Directors of Seneca-Cayuga Bancorp, Inc. met four times. In connection with the stock offering, Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank will amend the committee structure and responsibilities to better serve Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. Seneca-Cayuga Bancorp, Inc. will establish an Audit Committee, a Governance/Nominating Committee and a Compensation Committee as follows:

The Audit Committee will be responsible for supervising Seneca-Cayuga Bancorp’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will review the quality and integrity of our financial information and reporting functions, the adequacy and effectiveness of our system of internal accounting and financial controls, and the independent audit process, and will annually review the qualifications and approve the engagement of the independent public accountants. We intend that the each member of the Audit Committee will be deemed “independent” as defined under the rules of the Securities and Exchange Commission. Beginning in 2006, the Audit Committee will have sole responsibility for engaging our auditors. At this time, we expect Director Vincent P. Sinicropi will be an “Audit Committee financial expert” as defined by SEC regulations, which we will be required to disclose in Seneca-Cayuga Bancorp’s annual reports filed with the SEC.

The Nominating/Governance Committee will be responsible for recommending to the board of directors nominees for election as directors by stockholders at each annual meeting, and developing and evaluating the effectiveness of policies and practices relating to corporate governance. The Nominating/Governance Committee will also be responsible for overseeing the corporate governance, business conduct and ethics for both Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank.

The Compensation Committee will be responsible for Seneca-Cayuga Bancorp, Inc.’s compensation policies and will review compensation matters. This will include reviewing and recommending the compensation of our executive officers, evaluating and recommending additional employee benefits plans and compensation programs, including stock option grants, restricted share awards and annual bonuses. It is expected that the Compensation Committee will consist of Seneca-Cayuga Bancorp, Inc.’s non-employee directors.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Seneca-Cayuga Bancorp, Inc. also expects to adopt several policies to govern the activities of both Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. After we adopt a code of business conduct and ethics, we will file it as an exhibit to our next report filed with the Securities and Exchange Commission pursuant to Section 13(a) under the Securities Exchange Act of 1934.

Director Compensation

Director Fees. Each of the individuals who serve as a director of Seneca-Cayuga Bancorp, Inc. currently serves as a director of Seneca Falls Savings Bank and earns director fees in that capacity. In 2006, Seneca Falls Savings Bank restructured its director compensation policies. Vice Chairman Bradford M. Jones and Audit Committee Chairman Vincent P.

Sinicropi are paid a retainer of $1,250 per month. All other non-employee directors are paid a retainer of $1,000 per month. A Director Emeritus is paid a fee of $500 per meeting attended. In 2005, Seneca Falls Savings Bank compensated its directors whereby each non-employee director or Director Emeritus of Seneca Falls Savings Bank was paid a fee of $575 per meeting attended and each director serving on a Board committee was paid a fee of $300 per meeting attended.

Director Emeritus. Seneca Falls Savings Bank has adopted a Director Emeritus Plan that provides upon attainment of the age of 75 the director will be removed from the Board of Directors of Seneca Falls Savings Bank, and will become a Director Emeritus. Our current Director Emeriti are Edward Chase, Marvin W. Lay, Duane Snyder and Philip Westcott.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the year ended December 31, 2005, certain information as to the total remuneration paid by Seneca-Cayuga Bancorp, Inc. and its subsidiaries to the Chief Executive Officer as well as to the most highly compensated executive officers of Seneca Falls Savings Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000.

Name and Principal Position	Fiscal Year	Annual Compensation
		Salary		Bonus		Other Annual Compensation(1)		All Other Compensation(2)
Robert E. Kernan, Jr. President and Chief Executive Officer	2005 2004	$ $	166,000 156,771	$ $	256 971		$9,849 —	$ $	7,048 7,372

Menzo D. Case Executive Vice President and Chief Financial Officer	2005 2004	$ $	113,436 99,341	$	— 971		— —	$ $	911 1,305

Robert Rosenkrans Managing Officer, Seneca-Cayuga Personal Services, LLC(3)	2005 2004	$ $	112,877 107,997		— —	$ $	11,750 9,500		— —

(1)	Includes use of a company vehicle
(2)	Represents employer contributions under Seneca Falls Savings Bank’s 401(k) Plan and group life insurance benefits.
(3)	Seneca-Cayuga Personal Services, LLC, d/b/a Royce & Rosenkrans, Inc., is wholly owned by Seneca Falls Savings Bank.

Benefit Plans

Employment Agreements. Seneca Falls Savings Bank entered into employment agreements with Robert Kernan, Jr. and Menzo Case as of January 1, 2006. Each employment agreement provides for a term of three years, renewable annually so that the remaining term is three years. Effective January 1, 2006, the base salaries for Messrs. Kernan and Case were $166,000 and $112,276, respectively. In addition to base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.

In the event of termination of employment by Seneca Falls Savings Bank for a reason other than cause, retirement or disability, or in the event of the employee’s voluntary termination of employment following a failure to reelect the employee to his executive position (or, in the case of Mr. Kernan, a failure to elect him to the Board of Directors of Seneca Falls Savings Bank), or a reduction in the employee’s base salary or benefits, a material change in the employee’s functions, duties or responsibilities which would cause the employee’s position to become one of lesser responsibility, importance or scope, the relocation of the employee’s principal place of employment by more than 25 miles, a liquidation or dissolution of Seneca Falls Savings Bank, or a material breach of the employment agreement, each agreement provides that the employee would be entitled to a lump sum cash payment equal to one and one-half times the sum of (i) the highest rate of base salary paid to the employee at any time under the employment agreement, and (ii) the greater of (A) the average annual bonus paid to the employee with respect to the three most recently completed fiscal years, or (B) the cash bonus paid to the employee with respect to the fiscal year ended prior to termination of employment; provided that in the event such termination occurs within three months prior to, or 24 months following a change in control, then the payment shall equal three times such sum. Seneca Falls Savings Bank will also provide the employee with continued life, medical, and dental coverage for a period of 18 months following such termination of employment, or an amount of cash necessary for the employee to obtain such coverage on his own; provided that such coverage period shall be 36 months in the event such termination occurs within three months prior to, or 24 months following, a change in control. Under the circumstances, described above, the employee will also vest in any non-vested stock options or shares of restricted stock previously granted to the employee.

Each agreement also provides that in the event of a change in control of Seneca Falls Savings Bank or Seneca–Cayuga Bancorp, Inc., irrespective of whether the employee has terminated employment in connection with the change in control, the employee will also vest in any non-vested stock options or shares of restricted stock previously granted to the employee. Notwithstanding the foregoing, payments to the employee on account of a change in control will be reduced in order to avoid an “excuse parachute payment” to the employee under Section 280G of the Internal Revenue Code.

In the event of the employee’s termination of employment due to disability, the employee will be entitled to receive 75% of his base salary and the continuation of life, medical and dental coverage until the earlier of (i) the date the employee returns to full-time employment in the same capacity prior to his termination, (ii) employee’s full-time employment with another employer, (iii) employee’s attainment of age 65, or (iv) employee’s death. In the event of the employee’s death during the term of the agreement, his beneficiaries or estate shall receive employee’s base salary for one year from the date of employee’s death, and medical, dental and other insurance benefits will be provided for employee’s family for one year after employee’s death.

The agreements also provide that the employees will not divulge any confidential information during or after the term of their employment, or in the event of the employee’s termination of employment for which he is receiving payments from Seneca Falls Savings Bank, compete with Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. for a period of one year in any city, town or county in which Seneca Falls Savings Bank has an office, or has filed an application for regulatory approval to establish an office. Certain provisions of the employment agreements, such as payment of severance benefits, change in control benefits, disability benefits and bonuses are subject to Section 409A of the Internal Revenue Code.

Deferred Compensation Plan. Seneca Falls Savings Bank sponsors a Deferred Compensation Plan for directors and eligible employees. The plan was amended and restated effective January 1, 2005, in order to conform the plan to new Section 409A of the Internal Revenue Code, and for certain other purposes. Under the plan, eligible employees and directors may elect to defer receipt of all or a portion of their compensation by filing a written election with the plan administrator in the year prior to the year of deferral. The minimum amount that may be deferred under the plan is $1,000. Amounts of deferred compensation earn interest at a rate annually determined by the Board of Directors. Benefits under the plan commence at the time and in the manner selected by the participant at the time of filing a deferral election form, and may be paid in the form of a lump sum, or in quarterly or annual installments over a period of 5 or 10 years. Participants may elect under the plan for benefits to commence at a specified date or pursuant to a fixed distribution schedule, upon separation from service, or on account of death, disability or in the event of a change in control of Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. Participants may elect separate distribution forms or schedules on a year by year basis with respect to compensation covered by deferral elections for such years. Early distributions are permitted under the plan only in the event of a personal financial hardship of a participant, or in order to comply with a domestic relations order or certificate of divestiture. Benefit payments generally commence under the plan immediately following receipt of notice by the plan administrator of the event which entitles the participant to payments, provided, however, that commencement of payments will be deferred for six months to certain key employees to the extent necessary to comply with the tax laws. The plan is a nonqualified plan intended to comply with Section 409A of the Internal Revenue Code, and will be administered and construed in all respects in order to comply with such intent.

Thrift Plan. Seneca Falls Savings Bank maintains a thrift plan for its employees. Employees who have completed 1,000 hours of service during a 12-consecutive-month period are eligible to participate in the plan. Participants may contribute up to 15% of their plan salary to the plan in full increments of 1%.

Seneca Falls Savings Bank will provide matching contributions at a rate equal to 25% of the participant’s contributions. Employer discretionary profit sharing contributions may be made to the plan. Employees are always 100% vested in their elective deferral contributions.

Participants vest in employer contributions ratably over a period of four (4) years. Participants who have attained age 50 before the end of a calendar year will be eligible to make catch-up contributions in accordance with Section 414(v) of the Internal Revenue Code. Not including catch-up contributions, no more than $44,000 can be contributed to a participant’s account in 2006. This amount is periodically adjusted for inflation.

Contributions are invested at the participant’s direction in one or more of the investment funds provided under the plan. A loan program is available to plan participants. Participants may withdraw all or part of their vested account balance (other than amounts in a participant’s 401(k) account) while they are employed, subject to certain limitations; upon termination of employment, they may make withdrawals from their accounts at any time. Participants who become disabled may withdraw from their vested account balance as if they had terminated employment. In the event of a participant’s death, the participant’s beneficiary will be entitled to the value of the participant’s account.

This plan is being amended so that employees may direct plan assets for the purchase of Seneca-Cayuga Bancorp, Inc. common stock.

Defined Benefit Plan. Seneca Falls Savings Bank maintains a defined benefit plan for its employees. Employees age 21 or older and who have completed 12 months of employment with 1,000 hours are eligible to participate in the plan. Hourly employees are excluded from the plan. Participants will be 100% vested in their retirement benefit if on the date of their termination of employment they have completed five (5) years of vested service after their 18th birthday. Payment of benefits under the plan to married participants will generally be made in the form of a 50% joint and survivor annuity, and will be paid in the form of a straight life annuity for a non-married participant.

Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 2% multiplied by the number of years of benefit service (up to a maximum of 30 years), multiplied by the participant’s months of employment. Participants who have completed five (5) years of credited service and have either attained age sixty (60), or completed thirty (30) years of vesting service, are entitled to retire early and receive a reduced benefit under the plan, calculated based on years of service and average annual compensation as of the early retirement date. In the event benefits paid on account of a participant’s early retirement are to commence prior to the participant’s attaining age 65, such benefits shall be further reduced by an adjustment factor to reflect the early commencement of payments.

In the event a participant becomes disabled after completing ten (10) years of vesting service, the participant will be entitled to an annual disability retirement benefit equal to the greater of (i) 1% of the participant’s average annual compensation multiplied by the greater of (A) the years and months of the participant’s credited service, or (B) credited service up to 25 years that would have been accrued as of the participant’s normal retirement date, or (ii) the participant’s vested retirement benefit deferred to age 65, multiplied by an adjustment factor, provided that the disability benefit may not be higher than the normal retirement benefit the participant would have been entitled to if he had stayed in service until age 65. In the event a participant dies while in active service and has either attained age 60, or the sum of the participant’s age plus his vesting years of service totals 75 years or more, his spouse or eligible children (as applicable), will receive a special pre-retirement survivor’s benefit under the plan. The special pre-retirement survivor’s benefit will be equal to the benefit to which the participant would have been entitled had he retired on the date of his death. In the event the participant has not satisfied the requirements for a special pre-retirement survivor’s benefit, his spouse or children will receive a reduced pre-retirement survivor’s benefit under the plan. In the event of a participant’s death while the participant is in retirement, his beneficiary will be entitled to receive benefits under the plan that vary depending on factors including the date of the participant’s death, years of vesting service and age at date of retirement, and average annual compensation.

The following table indicates the annual retirement benefit that would be payable under the plan upon normal retirement at age 65 in calendar year 2006, expressed in the form of a single life annuity for the final average compensation and benefit service classification specified below:

Final Average Annual Compensation	Years of Benefit Service and Benefit Payable at Retirement
	5	10	20	30	40
$ 10,000	$1,000	$2,000	$4,000	$6,000	$6,000
$ 30,000	$3,000	$6,000	$12,000	$18,000	$18,000
$ 60,000	$6,000	$12,000	$24,000	$36,000	$36,000
$ 90,000	$9,000	$18,000	$36,000	$54,000	$54,000
$120,000	$12,000	$24,000	$48,000	$72,000	$72,000
$150,000	$15,000	$30,000	$60,000	$90,000	$90,000
$160,000	$16,000	$32,000	$64,000	$96,000	$96,000
$170,000	$17,000	$34,000	$68,000	$102,000	$102,000
$200,000	$20,000	$40,000	$80,000	$120,000	$120,000
$ 220,000 and above(1)	$22,000	$44,000	$88,000	$132,000	$132,000

(1)	For 2006, maximum compensation under Code Section 401(a)(17) is $220,000 and the maximum benefit payable under the plan for 2006 is $175,000.

At December 31, 2005, Messrs. Kernan and Case had 17.2 and 6.9 years of credited service, respectively, under the plan.

Future Stock Benefit Plans

Employee Stock Ownership Plan and Trust. Seneca Falls Savings Bank intends to implement an employee stock ownership plan in connection with the offering. The Board of Directors of Seneca Falls Savings Bank adopted the employee stock ownership plan in March 2006, and the Board of Directors of Seneca-Cayuga Bancorp, Inc. will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership loan. Employees (other than nonresident aliens, union employees, and leased employees) who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with Seneca Falls Savings Bank will be eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from Seneca-Cayuga Bancorp, Inc. and use those funds to purchase a number of shares equal to 4.9% of Seneca-Cayuga Bancorp, Inc. common stock (including shares held by Seneca Falls Savings Bank, MHC) ); provided that if Seneca Falls Savings Bank’s tangible capital at the time of the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares. Collateral for the loan will be the shares of common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Seneca Falls Savings Bank’s discretionary contributions to the employee stock ownership plan over a period of 15 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of seven years of credited service. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and cash unless the participant requests distribution in stock. Seneca Falls Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to Statement of Position 93-6 (“SOP 93-6”), Seneca Falls Savings Bank will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption such prohibition for loans made by Seneca Falls Savings Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Seneca Falls Savings Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors.

The aggregate amount of our loans to our officers and directors was $458,000 at December 31, 2005. These loans were performing according to their original terms at December 31, 2005.

Other Transactions. In its normal course of business, Seneca Falls Savings Bank utilizes the appraisal services of several of its Director Emeriti. These individuals have been compensated according to the same rates and terms as other property appraisers used by Seneca Falls Savings Bank. Directors Emeritus Marvin W. Lay, Duane Snyder and Philip Westcott have provided property appraisals for Seneca Falls Savings Bank in 2005 as follows:

Name	Year	Compensation Amount
Marvin W. Lay	2005	$16,850
Duane Snyder	2005	875
Philip Westcott	2005	200

THE OFFERING

The Board of Directors of Seneca-Cayuga Bancorp, Inc. and the Office of Thrift Supervision have approved the plan, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

On February 27, 2006, our Board of Directors unanimously adopted the plan pursuant to which Seneca-Cayuga Bancorp, Inc. will sell shares of its common stock to depositors of Seneca Falls Savings Bank and certain other persons, and issue shares of its common stock to Seneca Falls Savings Bank, MHC. After the offering, purchasers in the offering will own 45% of Seneca-Cayuga Bancorp, Inc.’s outstanding shares of common stock, and Seneca Falls Savings Bank, MHC will own 55% of Seneca-Cayuga Bancorp, Inc.’s outstanding shares of common stock.

On February 27, 2006, the Board of directors also adopted a plan to convert Seneca Falls Savings Bank’s charter from a New York State charter to a Federal charter. This charter conversion is expected to be completed on or before the date of the completion of the Offering and is not anticipated to have a material effect on our operations.

An offering range of between $6.9 million and $10.7 million has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the common stock of Seneca-Cayuga Bancorp, Inc. The appraisal was prepared by Keller & Co., Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. The aggregate price of the shares of common stock sold in the offering will be within the offering range. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See “How We Determined Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the common stock.

The following describes the material aspects of the offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Seneca Falls Savings Bank upon request and is available for inspection at the offices of Seneca Falls Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information” on page 140.

Reasons for the Offering

The proceeds from the sale of common stock of Seneca-Cayuga Bancorp, Inc. will provide Seneca Falls Savings Bank with additional capital, which may be used to support future growth. The offering will also enable Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank to increase their capital in response to any future regulatory capital requirements. Although Seneca Falls Savings Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist Seneca Falls Savings Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

In addition, since Seneca Falls Savings Bank competes with local and regional banks not only for customers, but also for employees, we believe that the offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, restricted stock plans and an employee stock ownership plan.

After completion of the offering, the unissued common and preferred stock authorized by Seneca-Cayuga Bancorp, Inc.’s Charter, as well as any treasury shares that may have been repurchased, will permit Seneca-Cayuga Bancorp, Inc. to raise additional equity capital through further sales of securities and may permit Seneca-Cayuga Bancorp, Inc. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. Seneca-Cayuga Bancorp, Inc. currently has no plans with respect to additional offerings of securities.

The offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, Seneca-Cayuga Bancorp, Inc. will be in a position after the offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds We Raise from the Offering” on page 35 for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the offering, as well as applicable fiduciary duties, the Board of Directors of Seneca-Cayuga Bancorp, Inc. unanimously approved the offering as being in the best interests of Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank, and Seneca Falls Savings Bank’s depositors and the communities we serve.

Offering of Common Stock

Under the stock issuance plan, up to 931,500 shares of Seneca-Cayuga Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at                     , Eastern time, on                     , 2006, unless otherwise extended by Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on                     , 2006, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by                     , 2006, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Seneca Falls Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Seneca Falls Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Seneca Falls Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Seneca Falls Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Seneca Falls Savings Bank, as of the close of business on December 31, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$200,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Seneca Falls Savings Bank in the one-year period preceding December 31, 2004 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Seneca Falls Savings Bank, such as the employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering. The employee stock ownership plan intends to purchase an amount of shares equal to 3.92% of the total outstanding common shares unless additional purchases are required to complete the offering at the minimum of the offering range. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding that amount up to 10% of the common stock. In addition to purchasing shares of common stock in the offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on March 31, 2006, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$200,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on April 28, 2006 who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Depositors”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$200,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the Other Depositors and the denominator is the total amount of qualifying deposits of all Other Depositors.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Depositors so as to permit each Other Depositors, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Other Depositors whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Other Depositors.

Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. determine, that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Seneca-Cayuga Bancorp, Inc. in a community offering to members of the general public to whom Seneca-Cayuga Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Seneca, Cayuga and Ontario Counties, New York (the “Local Community”). Subject to the maximum purchase limitations, these persons may purchase up to $200,000 of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                     , unless extended by Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank. Subject to any required regulatory approvals, Seneca-Cayuga Bancorp, Inc. will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order is accepted by Seneca Falls Savings Bank, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods, Inc. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $200,000, or 20,000, shares of common stock.

Keefe, Bruyette & Woods, Inc. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Seneca-Cayuga Bancorp, Inc. as of a certain order date for the purchase of shares of common stock. When and if Seneca-Cayuga Bancorp, Inc., in consultation with Keefe, Bruyette & Woods, Inc., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods, Inc. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Seneca-Cayuga Bancorp, Inc. for each selected dealer. Each customer’s funds so forwarded to Seneca-Cayuga Bancorp, Inc., along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Seneca-Cayuga Bancorp, Inc. from selected dealers, funds will earn interest at Seneca Falls Savings Bank’s passbook rate until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank with the approval of the Office of Thrift Supervision.

Participation By Directors and Executive Officers in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Seneca Falls Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. Any purchases made by any affiliate of Seneca-Cayuga Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock incentive plan grants that may be made no earlier than six months after the completion of the offering.

The directors and officers have indicated their intention to purchase in the offering an aggregate of $1,255,000 of common stock, equal to 15.5% of the number of shares of common stock to be sold in the offering, at the midpoint of the estimated valuation range.

Name	Position	Aggregate Purchase Price (1)	Number of Shares	Percent at Midpoint
Robert E. Kernan, Jr.	Chairman of the Board, President and Chief Executive Officer	$100,000	10,000	1.2%
Bradford M. Jones	Director	150,000	15,000	1.8
Marilyn Bero	Director	30,000	3,000	0.4
Menzo D. Case	Executive Vice President and Chief Financial Officer	50,000	5,000	0.6
Dr. Herbert R. Holden	Director	100,000	10,000	1.2
Dr. Frank Nicchi	Director	—	—	—
Gerald Macaluso	Director	5,000	500	*
Robert Rosenkrans	Managing Officer, Seneca-Cayuga Personal Services	200,000	20,000	2.5
Dr. August P. Sinicropi (2)	Director	100,000	10,000	1.2
Vincent P. Sinicropi (3)	Director	100,000	10,000	1.2
David Swenson	Director	100,000	10,000	1.2
Other officers as a group		320,000	32,000	4.0

All directors and officers as a group		$1,255,000	125,500	15.5%

*	Less than 0.1%
(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Stock Issuance Plan.
(2)	Brother of Director Vincent P. Sinicropi.
(3)	Brother of Director Dr. August P. Sinicropi.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Seneca-Cayuga Bancorp, Inc. owned or controlled by persons other than Seneca Falls Savings Bank, MHC at the close of the offering shall be less than 50% of Seneca-Cayuga Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $200,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $300,000 of the common stock offered in the offering, except that: (i) Seneca-Cayuga Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Seneca-Cayuga Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Seneca-Cayuga Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Seneca-Cayuga Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Seneca-Cayuga Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% of the outstanding shares of common stock held by persons other than Seneca Falls Savings Bank, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

H.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% of the stockholders’ equity of Seneca-Cayuga Bancorp, Inc. held by persons other than Seneca Falls Savings Bank, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Seneca-Cayuga Bancorp, Inc., by all stock benefit plans of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Seneca-Cayuga Bancorp, Inc. held by persons other than the Seneca Falls Savings Bank, MHC.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Seneca-Cayuga Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of Seneca-Cayuga Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank or a majority-owned subsidiary of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Form 13D or Form 13G under the Securities Exchange Act of 1934 with respect to any security registered under Section 12 of such Act will be deemed to be acting in concert.

The Boards of Directors of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares being offered in the offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of Seneca-Cayuga Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank, with the approval of the Office of Thrift Supervision, and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. (“NASD”) guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Offering

We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the offering on Seneca-Cayuga Bancorp, Inc. and as to the generally applicable material federal income tax consequences of the offering on our account holders and persons who purchase common stock in the offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

1.	we will not recognize gain or loss upon the exchange by Seneca Falls Savings Bank, MHC of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the offering;

2.	no gain or loss or taxable income will be recognized by eligible account holders, supplemental eligible account holders or other depositors upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

3.	it is more likely than not that the tax “basis” of our common stock to persons who purchase shares in the offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the offering.

The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received a letter from Keller & Co., Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information” on page 140.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Seneca Falls Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Seneca Falls Savings Bank, where such funds will be held in a segregated savings account at Seneca Falls Savings Bank or, at our discretion, another federally insured depository institution, and not released until the offering is completed or terminated.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings with a minimum of $100,000. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified employee benefit plans currently estimated to total 59,976 shares, 81,144 shares, and 93,316 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $50,000 We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act to permit officers, directors, and employees to participate in the sale of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of Seneca-Cayuga Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The stock issuance and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained Keller & Company, Inc. to make the independent valuation. Keller & Company, Inc. will receive a fee of $29,000. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller & Company, Inc.’s liability results from its negligence or bad faith.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in the prospectus, including the financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Seneca Falls Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Seneca Falls Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Seneca Falls Savings Bank with those of other publicly traded subsidiaries of holding companies;

•	the aggregate size of the offering;

•	the impact of the offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Seneca-Cayuga Bancorp, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

On the basis of the foregoing, Keller & Company, Inc. advised us that as of February 22, 2006, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $15.3 million to a maximum of $20.7 million, with a midpoint of $18.0 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering and 55% should be held by Seneca Falls Savings Bank, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Seneca-Cayuga Bancorp, Inc. will issue will range from 1,530,000 shares to 2,070,000 shares, with a midpoint of 1,800,000 shares, and the number of shares sold in the offering will range from 688,500 shares to 931,500 shares, with a midpoint of 810,000 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended December 31, 2005, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to $23.81 million and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15%, to 2,380,500 shares. Under such circumstances, the number of shares sold in the offering will be increased to 1,071,225 shares and the number of shares held by Seneca Falls Savings Bank, MHC will be increased to 1,309,275 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “Offering of Common Stock-Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company, Inc. did not independently verify the financial statements and other information provided by Seneca-Cayuga Bancorp, Inc., nor did Keller & Company, Inc. value independently the assets or liabilities of Seneca Falls Savings Bank. The independent valuation considers Seneca-Cayuga Bancorp, Inc. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $23.81 million or a decrease in the pro forma market value to less than $15.3 million, then Seneca-Cayuga Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following date of the approval by the Office of Thrift Supervision of the stock issuance plan, or                     .

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Seneca-Cayuga Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Seneca-Cayuga Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Seneca Falls Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company, Inc. confirms to Seneca Falls Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Seneca-Cayuga Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The offering will terminate at                     , Eastern time, on                     , 2006, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is                     , 2006, or, if approved by the Office of Thrift Supervision, for an additional period after                     , 2006 (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than                     , 2006, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Seneca Falls Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by Seneca Falls Savings Bank prior to 12:00 Noon, Eastern time, on                     , 2006. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms though we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Seneca Falls Savings Bank. Funds received before completion of the offering up to the minimum of the offering range will be held by Seneca Falls Savings Bank. Funds received in excess of the minimum of the offering range may be maintained at Seneca Falls Savings Bank, or at our discretion, in an escrow account at an unaffiliated insured depository institution. However, in no event shall we maintain more than one escrow account. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Seneca Falls Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments received by Seneca-Cayuga Bancorp, Inc. will be placed in a segregated savings account at Seneca Falls Savings Bank or, at our discretion, another federally insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Seneca Falls Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Seneca Falls Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Seneca Falls Savings Bank should contact their IRA administrator or broker as such purchases can take upwards of two weeks to complete.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond                     , 2006.

Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 Noon, Eastern time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 Noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Seneca Falls Savings Bank.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Seneca-Cayuga Bancorp, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of Seneca-Cayuga Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Seneca Falls Savings Bank after adoption of the stock issuance plan and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Seneca-Cayuga Bancorp, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the offering.

Seneca-Cayuga Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Seneca-Cayuga Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Seneca-Cayuga Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Seneca-Cayuga Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Seneca-Cayuga Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Seneca-Cayuga Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Seneca-Cayuga Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the stock issuance plan by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of Seneca-Cayuga Bancorp, Inc., the plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision at any time thereafter, with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the Board of Directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at (315) 568-1175, from 9:00 a.m. to 5:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is located at our office at 60 Fall Street, Seneca Falls, New York 13148.

RESTRICTIONS ON THE ACQUISITION OF

SENECA-CAYUGA BANCORP, INC. AND SENECA FALLS SAVINGS BANK

General

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Seneca-Cayuga Bancorp, Inc.’s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Seneca-Cayuga Bancorp, Inc.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank without the prior approval of Office of Thrift Supervision.

Corporate Governance Provisions in the Charter and Bylaws of Seneca-Cayuga Bancorp, Inc.

The following discussion is a summary of certain provisions of the charter and bylaws of Seneca-Cayuga Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The Board of Directors of Seneca-Cayuga Bancorp, Inc. is required by the bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by stockholders of Seneca-Cayuga Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of Seneca-Cayuga Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, Seneca-Cayuga Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Seneca-Cayuga Bancorp, Inc.” Although these shares could be used by the Board of Directors of Seneca-Cayuga Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Seneca-Cayuga Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Seneca Falls Savings Bank, MHC owns a majority of the common stock.

How Shares are Voted. Seneca-Cayuga Bancorp, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of Seneca-Cayuga Bancorp, Inc.’s directors. No cumulative voting rights means that Seneca Falls Savings Bank, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Seneca-Cayuga Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Seneca-Cayuga Bancorp, Inc.’s Board of Directors.

Restrictions on Acquisitions of Shares. Seneca Falls Savings Bank’s charter provides that for a period of five years from the closing of the stock issuance, no person other than Seneca-Cayuga Bancorp, Inc., may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Seneca-Cayuga Bancorp, Inc. This provision does not apply to any tax-qualified employee benefit plan of Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Seneca-Cayuga Bancorp, Inc. or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Seneca-Cayuga Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Procedures for Stockholder Nominations. Seneca-Cayuga Bancorp, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Seneca-Cayuga Bancorp, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Seneca-Cayuga Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of Seneca-Cayuga Bancorp, Inc.’s charter and bylaws described above, certain benefit plans of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank adopted in connection with the offering, or expected to be adopted following completion of the offering, contain, or may contain, provisions which also may discourage hostile takeover attempts which the Board of Directors of Seneca Falls Savings Bank might conclude are not in the best interests of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF SENECA-CAYUGA BANCORP, INC.

General

Seneca-Cayuga Bancorp, Inc. is authorized to issue 9,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock. Each share of Seneca-Cayuga Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Seneca-Cayuga Bancorp, Inc.’s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of Seneca-Cayuga Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Seneca-Cayuga Bancorp, Inc. currently expects that it will have a maximum of up to 2,070,000 shares of common stock outstanding after the offering, of which 931,500 shares will be held by persons other than Seneca Falls Savings Bank, MHC. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Seneca Falls

Savings Bank, MHC, so long as it is in existence, must own a majority of Seneca-Cayuga Bancorp, Inc.’s outstanding shares of common stock. Seneca-Cayuga Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Seneca-Cayuga Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Seneca-Cayuga Bancorp, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Seneca-Cayuga Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Seneca-Cayuga Bancorp, Inc. out of funds legally available therefor. Dividends from Seneca-Cayuga Bancorp, Inc. will depend, in large part, upon receipt of dividends from Seneca Falls Savings Bank, because Seneca-Cayuga Bancorp, Inc. initially will have no source of income other than dividends from Seneca Falls Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with its loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions” on page 91. Pursuant to our charter, Seneca-Cayuga Bancorp, Inc. is authorized to issue preferred stock. If Seneca-Cayuga Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of Seneca-Cayuga Bancorp, Inc. will possess exclusive voting rights in Seneca-Cayuga Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank.” If Seneca-Cayuga Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Seneca Falls Savings Bank, Seneca-Cayuga Bancorp, Inc., as holder of Seneca Falls Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Seneca Falls Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Seneca Falls Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Seneca-Cayuga Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Seneca-Cayuga Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Seneca-Cayuga Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Seneca-Cayuga Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Seneca-Cayuga Bancorp, Inc.’s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Seneca-Cayuga Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

The Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the offering have been passed upon for Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Muldoon Murphy & Aguggia, Washington, D.C.

EXPERTS

The consolidated financial statements of Seneca-Cayuga Bancorp, Inc. at December 31, 2005 and 2004 and for the years then ended included in this prospectus and registration statement have been so included in reliance on the part of Beard Miller Company LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to Seneca Falls Savings Bank and Seneca-Cayuga Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Seneca-Cayuga Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Seneca Falls Savings Bank has filed an Application MHC-2 with the Office of Thrift Supervision with respect to the offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the charter and bylaws of Seneca-Cayuga Bancorp, Inc. are available without charge from Seneca Falls Savings Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, Seneca-Cayuga Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Seneca-Cayuga Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, Seneca-Cayuga Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the offering.

SENECA-CAYUGA BANCORP, INC.

Schedules:

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

We have audited the accompanying consolidated statements of financial condition of Seneca-Cayuga Bancorp, Inc. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholder’s equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seneca-Cayuga Bancorp, Inc. and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

March 15, 2006

Seneca-Cayuga Bancorp, Inc.

Consolidated Statements of Financial Condition

	December 31,
	2005	2004
	(Dollars in thousands except per share data)
Assets

Cash and due from banks	$3,023	$2,874
Interest-bearing deposits in banks	395	261

Cash and cash equivalents	3,418	3,135
Securities available for sale	30,372	39,532
Securities held to maturity (fair value 2005 - $26,817 and 2004 - $29,263)	27,311	29,163
Loans held for sale	66	206
Loans receivable, net of allowance for loan losses (2005 - $371 and 2004 - $322)	79,205	68,873
Federal Home Loan Bank of New York stock, at cost	1,490	1,525
Premises and equipment, net	4,691	4,058
Bank-owned life insurance	2,128	2,070
Prepaid pension expense	1,162	967
Intangible assets, net and goodwill	435	467
Accrued interest receivable	634	588
Other assets	1,038	943

Total assets	$151,950	$151,527

Liabilities and Shareholder’s Equity

Liabilities

Non-interest bearing deposits	$8,203	$8,131
Interest-bearing deposits	104,712	102,116

Total deposits	112,915	110,247
Short-term borrowings	8,750	7,750
Long-term debt	18,478	21,744
Advances from borrowers for taxes and insurance	585	449
Official checks	779	453
Other liabilities	331	380

Total liabilities	141,838	141,023

Commitments and contingencies	—	—

Shareholder’s Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $.01 par value, 9,000,000 shares authorized, 1,000 shares issued and outstanding	—	—
Additional paid-in-capital	80	80
Retained earnings	10,523	10,450
Accumulated other comprehensive loss	(491)	(26)

Total shareholder’s equity	10,112	10,504

Total liabilities and shareholder’s equity	$151,950	$151,527

See accompanying notes to consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.

Consolidated Statements of Income

	Years Ended December 31,
	2005	2004
	(in thousands)
Interest and dividend income:
Loans, including fees	$4,577	$4,275
Debt securities:
Mortgage-backed	2,394	1,874
Taxable	80	143
Tax-exempt	13	18
Other	137	89

Total interest and dividend income	7,201	6,399

Interest expense:
Deposits	2,642	1,940
Short-term borrowings	172	74
Long-term debt	629	474

Total interest expense	3,443	2,488

Net interest income	3,758	3,911
Provision for loan losses	88	210

Net interest income after provision for loan losses	3,670	3,701

Non-interest income:
Banking fees and service charges	945	583
Insurance commissions	779	732
Mortgage banking income, net	128	182
Other	204	216

Total non-interest income	2,056	1,713

Non-interest expense:
Compensation and benefits	3,034	2,904
Occupancy and equipment expenses	1,030	1,027
Service charges	358	282
Professional fees	200	134
Advertising	406	372
Directors fees	115	120
Supplies	69	87
Telephone and postage	147	167
Amortization of intangible assets	32	41
Other	252	258

Total non-interest expense	5,643	5,392

Income before income taxes	83	22
Income tax expense (benefit)	10	(8)

Net income	$73	$30

See accompanying notes to consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.

Consolidated Statements of Shareholder’s Equity

	Years Ended December 31, 2005 and 2004
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	(in thousands)
Balance, January 1, 2004	$—	$50	$10,420	$163	$10,633
Comprehensive loss:
Net income	—	—	30	—	30
Unrealized holding losses (net of tax of $120)	—	—	—	(189)	(189)

Total comprehensive loss					(139)

Capital infusion from shareholder	—	30	—	—	30

Balance, December 31, 2004	—	80	10,450	(26)	10,504
Comprehensive loss:
Net income	—	—	73	—	73
Unrealized holding losses (net of tax of $296)	—	—	—	(465)	(465)

Total comprehensive loss					(392)

Balance, December 31, 2005	$—	$80	$10,523	$(491)	$10,112

See accompanying notes to consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income	$73	$30
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums, net of accretion of discounts	16	32
Loans originated for sale	(3,667)	(11,156)
Proceeds from sale of loans	3,837	11,246
Gains on sale of loans	(30)	(106)
Provision for loans losses	88	210
Depreciation and amortization	490	521
Net gains on sale of foreclosed property and assets	(25)	(1)
Income from bank-owned life insurance	(58)	(71)
Increase in prepaid pension expense	(195)	(144)
Amortization of intangible assets	32	41
Increase in accrued interest receivable	(46)	(146)
Decrease (increase) in other assets	169	(44)
Increase in official checks and other liabilities	275	170

Net cash provided by operating activities	959	582

Cash flows from investing activities:
Principal repayments on mortgage-backed securities held-to-maturity	4,106	4,115
Purchases of securities held-to-maturity	(3,054)	(10,585)
Maturities and calls of securities held-to-maturity	795	1,583
Principal repayments on mortgage-backed securities available for sale	8,436	4,610
Purchases of securities available for sale	(49)	(29,180)
Net increase in loans	(10,628)	(2,768)
Purchases of Federal Home Loan Bank stock	(1,236)	(1,325)
Proceeds from sale of Federal Home Loan Bank stock	1,271	611
Purchases of premises and equipment	(1,123)	(912)
Sale of foreclosed assets	268	129

Net cash used in investing activities	(1,214)	(33,722)

Cash flows from financing activities:
Increase in deposits	2,668	20,062
Net increase (decrease) in short-term borrowings	1,000	(3,000)
Proceeds from long-term debt	—	18,250
Repayment of long-term debt	(3,266)	(1,523)
Increase (decrease) in advance payments by borrowers for taxes and insurance	136	(41)
Capital provided by mutual holding company	—	30

Net cash provided by financing activities	538	33,778

Net change in cash and cash equivalents	283	638
Cash and cash equivalents at beginning of year	3,135	2,497

Cash and cash equivalents at end of year	$3,418	$3,135

Supplementary information:
Interest paid	$3,489	$2,386
Net loans transferred to foreclosed real estate	209	69
Income taxes paid (refunds) received	17	(271)

See accompanying notes to consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Nature of Operations

In March 2000, Seneca Falls Savings Bank (the “Bank”) reorganized into the two-tier mutual holding company structure. As part of the organization, the Bank formed Seneca-Cayuga Bancorp, Inc. (the “Holding Company”), a federally-chartered, mid-tier, stock holding company, and The Seneca Falls Savings Bank, MHC (the “Mutual Holding Company”), a federally chartered mutual holding company. The Bank became a federally chartered capital stock savings bank, and a wholly owned subsidiary of the Holding Company. The Holding Company became the wholly-owned subsidiary of the Mutual Holding Company, whose activity is not included in the accompanying consolidated financial statements. The same directors and officers, who manage the Bank, also manage the Holding Company and the Mutual Holding Company.

This reorganization was completed in accordance with a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the “Plan”) approved and adopted by the Bank’s board of directors on February 18, 2000, and the Bank’s eligible voting members on March 20, 2000. The Mutual Holding Company and the Holding Company are subject to regulation and supervision by the Office of Thrift Supervision, whereas the Bank is subject to New York State’s regulation and supervision.

The Bank maintains its executive offices and main branch in Seneca Falls, New York, with branches in Waterloo, Geneva, and Auburn, New York. The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds principally in mortgage loans secured by one-to-four family residences, multi-family and commercial properties, consumer loans and mortgage-backed securities.

In addition, Seneca-Cayuga Personal Services, LLC (the Agency), doing business as Royce & Rosenkrans, Inc. offers insurance and fixed annuity products through licensed employees in the same market area.

2.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Holding Company, the Bank, and the Agency. The consolidated entity is referred to as the “Company.” All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the evaluation of other than temporary impairment of securities.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include cash, amounts due from banks and items in the process of collection.

(d)	Securities

The Company reports debt and equity securities in one of the following categories (i) “held-to-maturity” which management has the positive intent and ability to hold debt securities to maturity and are reported at amortized cost adjusted for the amortization of premiums and accretion of discounts; and (ii)

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

“available-for-sale” which include all other debt and equity securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Company classifies its securities in one of these categories based upon determinations made at the time of purchase, and re-evaluates their classification each quarter end.

Premiums and discounts on debt securities are amortized and accreted to interest income using the level-yield method over the term of the security, adjusted for the effect of actual prepayments in the case of mortgage-backed securities. Gains and losses on the sales of securities are recognized in income when sold, using the specific identification method, on a trade date basis. Unrealized losses are charged to earnings as an impairment loss when the decline in fair value of a security is judged to be other than temporary. Management evaluates securities for other-than-temporary impairment on a quarterly basis, and considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer to the earlier of recovery of its fair value or maturity.

(e)	Federal Home Loan Bank of New York Stock

The Company is required by law to hold stock in the Federal Home Loan Bank of New York. Such stock is recorded at cost.

(f)	Loans Held for Sale and Related Commitments

Loans held-for-sale represent residential mortgage loans originated for sale on a whole-loan basis. These loans are carried at the lower of cost or estimated fair value, as determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to operations. Premiums and discounts and origination fees and costs on loans held-for-sale are deferred and recognized as a component of the gain or loss on sale. Commitments to originate loans that will be held-for-sale and forward commitments to sell such loans are derivative instruments which are required to be recognized as assets or liabilities at fair value. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements. The fair values of these commitments have had an immaterial effect on the Company’s financial position and results of operations.

The Bank sells residential mortgage loans to third parties generally on a servicing-retained basis. These transactions are accounted for as sales based on application of the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. These criteria provide that the Bank, as transferor, must surrender control over the transferred assets (i.e., the loans sold) in order to record a sale. The criteria specify that (i) the transferred assets have been isolated from the transferor (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership); (ii) each transferee has the right to pledge or exchange the assets it received; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase the assets or an ability to unilaterally cause the holder to return specific assets.

Gains and losses on sales of whole loans and loan participation interests are recognized when the sales proceeds are received, and are measured in accordance with SFAS No. 140 (including consideration of assets obtained and liabilities incurred in the transfer, if any, such as servicing rights and recourse obligations). All but a minor portion of the Bank’s loan sales have been made on a recourse basis. Recourse obligations, if any, are determined based on an estimate of probable credit losses over the term of the loan. Servicing assets and recourse liabilities on loan sales through December 31, 2005 are not material to the Company’s financial position and results of operations. Loan servicing income is reported in non-interest income.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

(g)	Loans

The loan portfolio consists of mortgage, commercial and consumer loans to the Bank’s customers, principally in the Finger Lakes region of New York State. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination costs, net of origination fees, are deferred and recognized as an adjustment of the related loan yield using the level yield method. When loans are prepaid prior to contractual maturity, any remaining deferred amounts are recognized in interest income.

Interest is accrued monthly on the outstanding balance of mortgages and other loans unless management considers collection to be doubtful. The accrual of interest is discontinued when contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

(h)	Allowance for Loan Losses

An allowance for loan losses is provided through charges to income in an amount that management believes necessary for known and inherent losses in the loan portfolio that are both probable and estimable, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers’ ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the State of New York. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. SFAS No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are reviewed for impairment on a monthly basis.

The Bank’s methodology for assessing the adequacy of the allowance for loan losses consists of three key elements: (i) specific allowances for identified problem loans, including certain impaired or collateral-dependent loans; (ii) a general valuation allowance on certain identified problem loans; and (iii) a general valuation allowance on the remainder of the loan portfolio.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Specific Allowance for Identified Problem Loans. The loan portfolio is segregated first among loans that are on the “classified list,” delinquent loans, “special mention” loans and all other loans. Each loan on the classified list is reviewed and an individual reserve allocation is established on certain loans based on such factors as: (i) the strength of the customer’s personal or business cash flow; (ii) the availability of other sources of repayment; (iii) the amount due or past due; (iv) the type and value of collateral; (v) the strength of the collateral position; (vi) the estimated cost to sell the collateral; and (vii) the borrower’s effort to cure the delinquency. If necessary, an allowance for certain impaired loans is established for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying amount of the loan. Under the current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.

General Valuation on Identified Problem Loans. A general allowance is established for delinquent and special mention loans that do not have an individual allowance. These loans are segregated by loan category and allowance percentages are assigned to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. A general allowance is established for loans that are not on the classified list, delinquent or identified as special mention to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on the historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in a particular segment of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated annually to ensure their relevance in the current environment.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures, unless they are subject to a restructuring agreement.

(i)	Premises and equipment

Land is carried at cost. Buildings, improvements and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is provided on a straight-line basis over the estimated useful lives of the related assets, which is generally 15 to 40 years for buildings and 3 to 5 years for furniture, equipment, computers and software. Leasehold improvements are amortized over the related terms of the leases.

(j)	Bank-owned life insurance

The Bank invests in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the life insurance policies, and as such, the investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in non-interest income on the statements of income.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

(k)	Intangible assets and goodwill

Intangible assets represent acquired assets that lack physical substance, but can be distinguished from goodwill because of contractual or other legal rights. The Company’s intangible assets consist of customer lists and covenants not to compete that were acquired in connection with business acquisitions. Customer lists are being amortized on an accelerated basis over their useful life, which is 10 years. Covenants not to compete are being amortized on a straight line basis over the period of time covered by the covenant, which have a weighted average life of 10 years. Additionally, the Company reviews its identifiable assets for impairment whenever events or circumstances indicate that the carrying value many not be recoverable.

Goodwill represents the excess of the cost of an acquisition over the fair value of tangible and identifiable intangible assets acquired in a business combination utilizing purchase accounting. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, business acquisition goodwill is no longer ratably amortized, but rather it is tested at least annually for impairment.

(l)	Employee benefit plans

The Bank participates in a noncontributory defined benefit pension plan which covers substantially all eligible Company employees at least 21 years of age and with at least one year of service. Benefits under this plan generally are based on employees’ years of service and compensation. The Bank makes annual contributions to the Plan equal to the maximum amount that can be deducted for income tax purposes.

The Company has a defined contribution plan under section 401(k) of the Internal Revenue Code. This plan covers all Company employees with at least twelve months of service. The Company’s contributions to this plan are discretionary and determined annually by the Board of Directors. Employee contributions are voluntary. Employees vest immediately in their own contributions, and vest in the Company’s contributions based on years of service.

(m)	Foreclosed assets

Real estate and other assets acquired in settlement of loans are carried at the fair value of the property at the date of acquisition. Write-downs from cost to fair value less estimated selling costs which are required at the time of foreclosure or repossession are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of estimated selling costs, are charged to other non-interest expenses.

(n)	Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

(o)	Income taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

(p)	Comprehensive income

Comprehensive income, for the years ended December 31, 2005 and 2004, consists solely of net income and the change in net unrealized gains and losses in the fair value of securities available-for-sale, net of taxes.

(q)	Segment reporting

The Company does not presently have discrete financial information available that properly allocates expenses between its community banking and insurance segments. As a result, segment information is not presently available.

(r)	Recent accounting pronouncements

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1, provides guidance on other-than temporary impairment models for marketable debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the Financial Accounting Standards Board approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired whether the impairment is other-than- temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and required certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for the Company January 1, 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

3.	Balances at Other Banks

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2005 and 2004, these reserve balances amounted to $908,000 and $690,000.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

4.	Securities

Investments in securities available-for-sale and held-to-maturity at December 31, 2005 and 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2005:
Securities available for sale:
Mortgage-backed securities	$26,972	$—	$(828)	$26,144
Equity securities	4,203	69	(44)	4,228

Total securities available for sale	$31,175	$69	$(872)	$30,372

Securities held to maturity:
State and political subdivisions	$200	$5	$(2)	$203
U.S. Government and federal agency obligations	2,500	1	(52)	2,449
Mortgage-backed securities	24,611	110	(556)	24,165

Total securities held to maturity	$27,311	$116	$(610)	$26,817

December 31, 2004:
Securities available for sale:
Mortgage-backed securities	$35,419	$48	$(346)	$35,121
Equity securities	4,155	279	(23)	4,411

Total securities available for sale	$39,574	$327	$(369)	$39,532

Securities held to maturity:
State and political subdivisions	$248	$—	$(3)	$245
Corporate bonds	750	5	—	755
U.S. Government and federal agency obligations	2,000	—	(25)	1,975
Mortgage-backed securities	26,165	317	(194)	26,288

Total securities held to maturity	$29,163	$322	$(222)	$29,263

All of the Company’s mortgage-backed securities were acquired by purchase (with no securities resulting from retained interests in loans sold or securitized by the Bank). Mortgage-backed securities issued by government-sponsored enterprises at December 31, 2005 consist of (i) Freddie Mac securities with an amortized cost of $22,622,000 and an estimated fair value of $21,872,000, (ii) Fannie Mae securities with an amortized cost of $18,720,000 and an estimated fair value of $18,378,000 and (iii) Ginnie Mae securities with an amortized cost of $10,241,000 and an estimated fair value of $10,059,000. The U.S. Government-sponsored entity securities represent callable bonds issued by the Federal Home Loan Bank of New York. These are the only securities of individual issuers held by the Company with an aggregate book value which exceeds 10% of the Company’s equity at December 31, 2005.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004, are as follows:

	12 Months or Less		More Than 12 Months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2005:
Securities available for sale:
Mortgage-backed securities	$5,273	$(75)	$20,871	$(753)	$26,144	$(828)
Equity securities	—	—	1,610	(44)	1,610	(44)

Total securities available for sale	$5,273	$(75)	$22,841	$(797)	$27,754	$(872)

Securities held to maturity:
State and political subdivisions	$—	$—	$61	$(2)	$61	$(2)
U.S. Government and federal agency obligations	—	—	1,948	(52)	1,948	(52)
Mortgage-backed securities	7,945	(150)	12,661	(405)	20,606	(556)

Total securities held to maturity	$7,945	$(150)	$14,670	$(459)	$22,615	$(610)

December 31, 2004:
Securities available for sale:
Mortgage-backed securities	$27,762	$(346)	$—	$—	$27,762	$(346)
Equity securities	1,584	(23)	—	—	1,584	(23)

Total securities available for sale	$29,346	$(369)	$—	$—	$29,346	$(369)

Securities held to maturity:
State and political subdivisions	$98	$(3)	$—	$—	$98	$(3)
U.S. Government and federal agency obligations	1,975	(25)	—	—	1,975	(25)
Mortgage-backed securities	16,077	(194)	—	—	16,077	(194)

Total securities held to maturity	$18,150	$(222)	$—	$—	$18,150	$(222)

At December 31, 2005, there were 13 securities in a continuous unrealized loss position for 12 months or less and 38 securities in a continuous unrealized loss position for more than 12 months. Substantially all of the unrealized losses at December 31, 2005 relate to federal agency mortgage-backed securities and were caused by increases in market yields subsequent to purchase. The contractual cash flows of the federal agency mortgage backed securities are guaranteed by an agency of the U.S. government. Accordingly, it is not expected to be settled at a price less than the par value of the securities because the decline in market value is attributable to changes in interest rates and not credit quality; and because the Company has the intent and ability to hold those investments until recovering their fair value, which may be at maturity. The Company does not consider those investments to be other than temporarily impaired at December 31, 2005. Shares held in a mutual fund, which is primarily invested in short-term federal agency mortgage-backed securities, was in a continuous unrealized loss position for 12 months at December 31, 2005. The loss of value is primarily due to increases in market yields. The mutual fund has a relatively short duration, and the Company has the intent and ability to hold these securities until the fund recovers its value. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Based on these facts and circumstances, the Company did not consider any securities to be other-than-temporarily impaired at December 31, 2005.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The following is a summary of the amortized cost and estimated fair values of securities held to maturity at December 31, 2005, by remaining term to contractual maturity other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity. The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective average life is expected to be substantially shorter due to anticipated repayments and prepayments.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due over one year through five years	$—	$—	$1,005	$970
Due over five through ten years	—	—	610	616
Due after ten years	—	—	1,085	1,066

	—	—	2,700	2,652
Mortgage-backed securities	26,972	26,144	24,611	24,165

Total	$26,972	$26,144	$27,311	$26,817

5.	Loans Receivable, net

Loans receivable, net are summarized as follows:

	December 31,
	2005	2004
	(in thousands)
Real estate mortgages:
One- to four-family	$66,223	$56,151
Multi-family	988	1,065
Nonresidential	3,054	2,643

Total real estate mortgages	70,265	59,859

Construction	3,062	3,835
Commercial	48	28
Home equity lines and loans	4,128	3,643
Consumer	1,878	1,735

Total loans receivable	79,381	69,100

Deferred loan origination costs, net	195	95
Allowance for loan losses	(371)	(322)

Total loans receivable, net	$79,205	$68,873

At December 31, 2005 and 2004, loans receivable in non-accrual status were $428,000 and $294,000. Interest which would have been recorded on these loans had they been accruing was $26,000 and $14,000 in the year ended December 31, 2005 and 2004. The Company was not committed to fund additional amounts on these loans at December 31, 2005 and 2005. The Company had no loans considered impaired and no loans 90 days or more delinquent and still accruing interest at December 31, 2005 and 2004.

At December 31, 2005 and 2004, one-to-four family mortgage loans serviced for others amounted to approximately $28.2 and $27.1 million, respectively and are not included in the accompanying consolidated statements of financial condition. All loans serviced for others were sold with recourse provisions. No mortgage servicing rights assets were recorded as future servicing revenues approximate future servicing costs.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Activity in the allowance for loan losses is summarized below.

	Years Ended December 31,
	2005	2004
	(in thousands)
Allowance at beginning of period	$322	$182
Provision for loan losses	88	210
Charge-offs	(66)	(131)
Recoveries	27	61

Allowance end of period	$371	$322

As a New York State chartered savings bank, the Bank is prohibited from making certain types of loans to trustees, executive officers, their immediate families and affiliated companies. At December 31, 2005 and 2004, there were no loans to prohibited individuals.

6.	Federal Home Loan Bank of New York Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of New York (“FHLB”) in an amount equal to at least 1% of the unpaid principal balances of the Bank’s residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

7.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	At December 31,
	2005	2004
	(in thousands)
Premises:
Land	$1,470	$834
Buildings and improvements	4,149	3,715
Equipment	1,190	1,265

	6,809	5,814
Less accumulated depreciation and amortization	2,118	1,756

	$4,691	$4,058

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 amounted to $490,000 and $521,000.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

At December 31, 2005, the Bank was obligated under non-cancelable operating leases on property and equipment used for banking purposes. One lease contains escalation clauses which provide for increased rental expense based upon the consumer price index. Rental expense was $48,000 and $54,000 for the years ended December 31, 2005 and 2004. Future minimum lease commitments under the non-cancelable operating leases are as follows (in thousands):

Years Ended December 31,
2006	$56
2007	56
2008	56
2009	56
2010	24
Thereafter	1

$249

The leases contain options to extend for additional periods, which are not included in the table above.

8.	Intangible Assets and Goodwill

Intangible assets and goodwill are summarized as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Value
	(in thousands)
December 31, 2005:
Amortized intangible assets:
Customer lists	$461	$(395)	$66
Non-compete agreements	65	(23)	42
Goodwill	327	—	327

	$853	(418)	435

December 31, 2004:
Amortized intangible assets:
Customer lists	$461	$(370)	$91
Non-compete agreements	65	(16)	49
Goodwill	327	—	327

	$853	$(386)	$467

Goodwill is being amortized for federal and state income tax purposes.

The estimated amortization expense over the next five years is as follows (in thousands):

Years Ended December 31,
2006	$25
2007	20
2008	16
2009	11
2010	9
Thereafter	27

$108

There were no impairment losses on intangible assets or goodwill for the years ended December 31, 2005 and 2004.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

9.	Deposits

Deposits, by deposit type, are summarized as follows:

	December 31,
	2005	2004
	(in thousands)
Checking accounts, non-interest bearing	$8,203	$8,131
Checking accounts, interest-bearing	5,940	3,747
Money market accounts	8,221	8,950
Savings accounts	49,887	48,335
Certificates of deposit	40,664	41,084

	$112,915	$110,247

Scheduled maturities of certificates of deposit at December 31, 2005 are summarized as follows (in thousands):

Years Ended December 31,
2006	$21,395
2007	14,585
2008	1,961
2009	1,437
2010	1,148
thereafter	138

$40,664

Interest expense on deposits, classified by type, follows:

	Years Ended December 31,
	2005	2004
	(in thousands)
Savings	$1,092	$484
Checking	34	18
Money market	120	113
Time deposits	1,396	1,325

	$2,642	$1,940

The aggregate amount of deposits with balances equal to or greater than $100,000 was $27,173,000 and $24,769,000 at December 31, 2005 and 2004, respectively. As defined in Federal Deposit Insurance Corporation (FDIC) regulations; deposits in excess of $100,000 are not insured.

10.	Short-term borrowings

The Bank maintains a $10.4 million overnight line of credit and a $10.4 million one-month repricing line of credit with the Federal Home Loan Bank of New York (“FHLB”). In addition, the Bank may borrow $23.5 million in term borrowings from the FHLB with terms of one month to ten years. Outstanding FHLB advances with original maturities of twelve months or less were $8,750,000 and $7,750,000 at December 31, 2005 and 2004. The FHLB advances at December 31, 2005 consisted of $1,250,000 against the overnight line of credit with an interest rate of 4.17%, a $3,500,000 advance against the one-month repricing line of credit with an interest rate of 4.38% and $4,000,000 in a short-term fixed-rate FHLB advance with an interest rate of 4.55%. The Bank’s unused FHLB borrowing capacity was approximately $17.3 million at December 31, 2005.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The Bank also has a repurchase agreement with a correspondent bank providing an additional $10 million in liquidity. Funds obtained under the repurchase agreement are secured by the Bank’s mortgage-backed securities. There were no advances outstanding under the repurchase agreement at December 31, 2005 and December 31, 2004.

Borrowings are secured by the Bank’s investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged, with a fair value (as defined) at least equal to 120% of outstanding advances, or $32.4 million at December 31, 2005. The Bank satisfied its collateral requirement at December 31, 2005 and 2004.

11.	Long-term Borrowings

At December 31, 2005 and 2004, long-term outstanding FHLB advances having original maturities exceeding twelve months were $18,281,000 and $21,502,000. Long-term borrowings at December 31, 2005 consisted of fixed-rate term advances with rates ranging from 2.14% to 4.15% (weighted average rate of 2.95% at December 31, 2005) and fixed-rate amortizing advances with rates ranging from 2.76% to 3.86% (weighted average rate of 3.20% at December 31, 2005).

The Bank transferred state and municipal bonds to a unit trust fund (the “Trust”) sponsored by an investment banking firm in return for cash equal to the par value of the bonds plus accrued interest at the date of transfer. The Trust has put options which would require the Bank to repurchase the bonds at specified prices on annual repurchase dates if any debt obligation is deemed to be taxable or in default. The repurchase agreements with respect to each bond terminate at various dates through 2016 with interest rates ranging from 5.40% to 9.38% (weighted average rate of 6.95% at December 31, 2005). This transaction has been recorded as a borrowing. This borrowing amounted to $197,000 and $242,000 at December 31, 2005 and 2004. The Bank secured its obligation to repurchase the bonds by pledging securities with an approximate fair value of $314,000 and $495,000 at December 31, 2005 and 2004, respectively.

The maturities of long-term borrowings are as follows:

Years Ended December 31,
2006	$5,358
2007	7,441
2008	3,604
2009	1,883
2010	—
Thereafter	192

$18,478

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

12.	Income Taxes

The Company’s provision (benefit) for income taxes included in the consolidated statements of income is as follows:

	Years Ended December 31,
	2005	2004
	(in thousands)
Current tax (benefit) expense:
Federal	$(6)	$(73)
State	14	15

Total current tax expense	8	(58)

Deferred tax (benefit) expense:
Federal	1	48
State	1	(2)

Total deferred tax benefit	2	50

Income tax expense (benefit)	$10	$(8)

The reconciliation of the Company’s U.S. statutory rate to the Bank’s effective tax rate is as follows (dollars in thousands):

	Years Ended December 31,
	2005		2004
	(Dollars in thousands)
	Amount	% of Pretax Income	Amount	% of Pretax Income
Tax expense at statutory rate	$28	34.0%	$8	34.0%
Increase in cash value of life insurance	(22)	(26.5)	(27)	(122.7)
State tax expense, net of federal deductions	10	12.0	9	40.9
Other	4	4.8	2	9.1

Income tax expense (benefit)	$10	12.0%	$(8)	(36.4)%

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The Company files consolidated Federal income and New York State franchise tax returns on a calendar-year basis. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2005	2004
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$144	$125
Net unrealized losses on securities	313	16
Impairment on securities	187	187
Intangible assets and goodwill	226	248
Other	72	64

Total deferred tax assets	942	640

Deferred tax liabilities:
Depreciation	(113)	(182)
Pension	(453)	(377)
New York State bad debt recapture	(94)	(94)

Total deferred tax liabilities	(660)	(653)

Net deferred tax asset (liability) included in other assets (liabilities)	$282	$(13)

Management believes that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets was not considered necessary at December 31, 2005 and 2004.

As a thrift institution, the Bank is subject to special provisions in the tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions are determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or “recaptured”) in the foreseeable future.

The Bank’s base-year tax bad debt reserves totaled $332,000 for Federal tax purposes at December 31, 2005 and 2004 and $2.2 million for State tax purposes at December 31, 2005 and 2004.

13.	Employee Benefit Plans

401(k) Plan

The Bank provides for a savings and retirement plan for employees which qualifies under section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 25% of the employee’s contribution. Matching contributions vest to the employee ratably over a five-year period. For the years ended December 31, 2005 and 2004, expense attributable to contributions made by the Bank amounted to $35,000 and $29,000.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Defined Benefit Plan

The Company provides pension benefits for eligible employees through a defined benefit pension plan (the “Plan”). Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after five years of service. Benefit payments to retired employees are based upon the length of service and percentages of average compensation during the final three years of employment. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The plan’s funded status as of an October 1 measurement date, and the amounts recognized in the accompanying consolidated financial statements follows.

Change in projected benefit obligation:

	Years Ended December 31,
	2005	2004
	(in thousands)
Accumulated benefit obligation	$2,387	$2,656

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$2,739	$2,528
Service cost	128	107
Interest cost	163	152
Actuarial (gain) loss	87	53
Annuity payments	(88)	(101)

Projected benefit obligation at end of year	3,029	2,739

Change in plan assets:
Market value of assets at beginning of year	2,762	2,390
Actual return on plan assets	353	232
Employer contributions	289	241
Annuity payments	(88)	(101)

Market value of assets at end of year	3,316	2,762

Funded status	287	23
Unrecognized (gains) losses	845	904
Unrecognized past service liability	30	40

Prepaid pension expense	$1,162	$967

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Amounts recognized in the consolidated statements of financial condition consist of:

	Years Ended December 31,
	2005	2004
	(in thousands)
Prepaid pension expense, beginning of year	$967	$823
Employer contributions	289	241
Total pension expense	(94)	(97)

Prepaid pension expense	$1,162	$967

The assumptions used to determine the benefit obligation are as follows:

	Years Ended December 31,
	2005	2004
Discount rate	5.875%	6.125%
Rate of compensation increase	3.000%	3.250%

Components of net periodic pension expense:

	Years Ended December 31,
	2005	2004
	(in thousands)
Service cost	$128	$107
Interest cost	163	152
Expected return on assets	(253)	(231)
Amortization of unrecognized loss	46	59
Amortization of past service liability	10	10

Net periodic pension expense	$94	$97

The following assumptions were used to determine net periodic pension expense:

	Years Ended December 31,
	2005	2004
Amortization period (in years)	11.11	10.99
Discount rate	6.13%	6.00%
Long term rate of return on plan assets	9.00%	9.00%
Salary rate increase	3.25%	3.25%

The Bank expects to contribute $67,000 to the plan in 2006. The following table shows the expected benefit payments paid to participants for the years indicated (in thousands):

Years Ended December 31,
2006	$107
2007	122
2008	160
2009	172
2010	200
2011-2015	1,115

Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the “Trust”), a no load series open-ended mutual fund. The investment funds include four equity mutual funds and two bond mutual

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust’s prospectus. The Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”).

The long-term investment objective is to be invested 65% in equity securities (equity mutual funds) and 35% in debt securities (bond mutual funds). If the Plan is underfunded under the Guidelines, the bond fund portion will be temporarily increased to 50% in order to lessen asset value volatility. When the Plan is no longer underfunded, the bond fund portion will be decreased back to 35%. Asset rebalancing is performed at least annually, with interim adjustments made when the investment mix varies more than 5% from the target (i.e., a 10% target range).

The investment goal is to achieve investment results that will contribute to the proper funding of the Plan by exceeding the rate of inflation over the long-term. In addition, investment managers for the Trust are expected to provide above average performance when compared to their peer managers. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the Trust funds and the diversification with each fund.

The Bank’s pension plan weighted-average asset allocations at October 1 by asset category are as follows:

	2005	2004
	(in thousands)
Equity securities	72%	69%
Debt securities (bond mutual funds)	28	31

Total	100%	100%

The long-term rate of return on assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s target allocation of asset classes. Equity and fixed income securities were assumed to earn real rates of return in the ranges of 5 – 9% and 2 – 6%, respectively. The long-term inflation rate was estimated to be 3.00%. When these overall return expectations are applied to the Plan’s target allocation, the expected rate of return is determined to be 9.00%, which is roughly the midpoint of the range of expected return.

14.	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined by regulations) to risk-weighted assets (as defined) and of leverage and tangible capital (as defined in the regulations to adjusted total assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are also presented in the table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2005:
Tangible (to adjusted total assets)	$9,278	6.16%	$2,261	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	9,278	12.76	N/A	N/A	$4,361	6.00%
Core (to adjusted total assets)	9,278	6.16	6,028	4.00%	7,535	5.00
Total (to risk-weighted assets)	8,895	12.24	5,815	8.00%	7,269	10.00

At December 31, 2004:
Tangible (to adjusted total assets)	$9,153	6.09%	$2,253	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	9,153	13.64	N/A	N/A	$4,028	6.00%
Core (to adjusted total assets)	9,153	6.09	6,008	4.00	7,510	5.00
Total (to risk-weighted assets)	8,922	13.29	5,370	8.00	6,713	10.00

The following is a reconciliation of the Bank’s equity under generally accepted accounting principles and its regulatory capital amounts are as follows:

	December 31,
	2005	2004
	(in thousands)
Consolidated equity under generally accepted accounting principles	$10,112	$10,504
Parent company equity	(822)	(881)
Net unrealized losses on securities available for sale, net of income taxes	516	129
Deduction of disallowed goodwill and other intangible assets	(435)	(467)
Deduction under Part 325 Appendix A	(82)	(79)
Unrealized losses on equity securities, net of income taxes	(11)	(53)

Tangible capital, Tier I risk-based, and Tier I (core) capital	9,278	9,153
Allowance for loan losses	371	322
Maximum allowable unrealized gains on equity securities, net of income taxes	—	39
Deduction from low-level recourse from loans sold to the FHLB	(754)	(592)

Total risk-based capital	$8,895	$8,922

15.	Commitments and Contingencies

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

Credit commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit which involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

amount recognized in the consolidated statements of financial condition. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of those instruments. The Company has experienced minimal credit losses to date on its financial instruments with off-balance sheet risk and management does not anticipate any significant losses on its commitments to extend credit outstanding at December 31, 2005.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank controls the credit risk of off-balance sheet instruments through credit approval limits and monitoring procedures, and management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. At December 31, 2005 and 2004, financial instruments whose contract amounts represent credit risk consist of the following:

	Fixed	Variable	Total
	(in thousands)
December 31, 2005:
Commercial lines of credit	$125	$56	$181
Home equity lines of credit	500	2,528	3,028
Construction loans	1,192	—	1,192
Personal lines of credit	242	—	242
Mortgage loans	657	—	657

Total	$2,716	$2,584	$5,300

December 31, 2004:
Commercial lines of credit	$125	$—	$125
Home equity lines of credit	391	2,186	2,577
Construction loans	1,218	—	1,218
Personal lines of credit	204	—	204
Mortgage loans	1,244	—	1,244

Total	$3,182	$2,186	$5,368

Commitments to originate fixed rate loans contained interest rates ranging from 5.75% to 6.38%. Commitments to extend credit, which generally have fixed expiration dates or other termination clauses, are legally binding agreements to lend to a customer (as long as there is no violation of any condition established in the contract). Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.

The Company has identified certain credit risk concentrations in relation to its on- and off-balance sheet financial instruments. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or affected by similar economic conditions. The Bank’s customers are located primarily in the Finger Lakes Region of New York State. The majority of the Bank’s loan portfolio relates to loans secured by first mortgages on real estate.

Commitments to Originate and Sell One- to Four-Family Residential Mortgages

The Bank has entered into an agreement with the Federal Home Loan Bank of Chicago as part of its Mortgage Partnership Finance Program (“MPF Program”) to originate and sell one- to four-family residential mortgages. The contract calls for the Bank to provide “best efforts” to meet the commitment, with no penalties to be paid in the event the Bank is not able to fulfill the commitment. At December 31, 2005, the open delivery commitment was $12.3 million with an expiration date of October 18, 2006.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The Bank generally makes a determination whether to sell a loan between the time the loan is committed to be closed and the day after closing. If a loan is selected to be sold, a commitment to deliver the loan by a certain date is made under the MPF Program. At December 31, 2005, the Bank had committed to deliver $278,000 in loans with commitments expiring through February 2006.

In the event that the Bank is not able to deliver a specific loan committed, substitutions can generally be made. Otherwise, the Bank may extend the commitment for a fee, or the Bank is required to pay a pair-off fee. During the year ended December 31, 2005 there were no extension or pair-off fees paid, and during the year ended December 31, 2004, the Bank paid less than $1,000 in extension and pair-off fees. The Bank has sold and funded $32.7 million under the MPF Program. The principal outstanding on loans sold under the MPF Program is $28.2 million. The Bank continues to service loans sold under the MPF Program.

Under the terms of the MPF Program, there is limited recourse back to the Bank for loans that do not perform in accordance with the terms of the loan agreement. Each loan that is sold under the program is “credit enhanced” such that the individual loan’s rating is raised to “AA,” as determined by the Federal Home Loan Bank of Chicago. The sum of each individual loan’s credit enhancement represents the total recourse back to the Bank. The total recourse back to the Bank for loans sold was $754,000 at December 31, 2005. A portion of the recourse is offset by a “first loss account” to which funds are allocated by the Federal Home Loan Bank of Chicago annually in January. The balance of the “first loss account” allocated to the Bank is $21,000 at December 31, 2005. In addition, many of the loans sold under the MPF Program have primary mortgage insurance, which reduces the Bank’s overall exposure. The potential liability for the recourse is considered when the Bank determines its allowance for loan losses. At December 31, 2005, there were no loans that had been sold under the MPF Program past due more than 60 days.

16.	Concentrations of Credit Risk

The majority of the Company’s activities are with customers located in the Finger Lakes Region of New York. See notes 4 and 5 to the financial statements which discuss the types of securities that the Company invests in, and the types of lending the Company engages in. The Company does not have any significant concentrations to any one industry or customer. From time to time, the Bank will maintain balances with its correspondent banks that exceed the $100,000 federally insured deposit limits. Management routinely evaluates the credit worthiness of these correspondent banks, and does not feel they pose a significant risk to the Company.

17.	Related Party Transactions

The Bank is prohibited from extending credit to directors. Executive officers may only obtain a loan to finance their primary residence. Certain non-executive officers and affiliates are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

The following is a summary of the loans made to officers and affiliates:

	Years ended December 31,
	2005	2004
	(in thousands)
Beginning balance	$1,136	$1,627
Originations	—	70
Payments and change in status	(296)	(561)

Ending balance	$840	$1,136

Appraisal fees of $18,000 and $19,000 were paid to a director during the years ended December 31, 2005 and 2004.

The Holding Company and the Agency own shares in the AMF Large Cap Equity Fund (the “Fund”). The Bank’s President serves as a director on the Fund’s Board of Directors and received director’s fees of $14,000 and $14,500 during the years ended December 31, 2005 and 2004, respectively.

18.	Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the defined fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented to not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating fair values for financial instruments.

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair values.

Securities: Fair values for investment securities, except Federal Home Loan Bank (“FHLB”) stock, are based on quoted market prices. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

Loans: The fair values for loans are estimated by discounted cash flow analysis using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest: The carrying amounts of accrued interest receivable and payable approximate fair value.

Borrowings: Fair values are estimated using a discounted cash flow analysis that applies interest rates currently being offered by the FHLB for borrowings to a schedule of monthly maturities.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

Off-balance sheet financial instruments: Fair values of off-balance sheet financial instruments are based on the fees that would be charged for similar agreements, considering the remaining term of the agreement, the rate offered and the credit worthiness of the parties.

The following table presents a comparison of the carrying amount and estimated fair value of the Company’s financial instruments:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$3,418	$3,418	$3,135	$3,135
Securities available for sale	30,372	30,372	39,532	39,532
Securities held to maturity	27,311	26,817	29,163	29,263
Loans held for sale	66	66	206	206
Loans receivable	79,205	79,041	68,873	70,057
Federal Home Loan Bank of New York stock	1,490	1,490	1,525	1,525
Accrued interest receivable	634	634	588	588
Financial liabilities:
Deposits	112,915	112,797	110,247	110,763
Short-term borrowings	8,750	8,744	7,750	7,746
Long-term debt	18,478	17,614	21,744	20,737
Accrued interest payable	69	69	114	114
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

19.	Parent Company Only Financial Information

The following presents the financial information pertaining only to Seneca-Cayuga Bancorp, Inc. (in thousands):

Condensed Statements of Condition

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$14	$—
Securities available for sale, at fair value	1,580	1,707
Investment in bank subsidiary	9,290	9,623
Other assets	128	93

Total assets	$11,012	$11,423

Liabilities - Note payable to Bank	$900	$919
Shareholder’s equity	10,112	10,504

Total liabilities and shareholder’s equity	$11,012	$11,423

Condensed Statements of Income

	Years Ended December 31,
	2005	2004
Income:
Dividends from securities available for sale	$82	$93
Other non-interest income	—	7

Total income	82	100

Expenses:
Interest expense on note payable to Bank	42	31
Other expenses	8	—

Total expenses	50	31

Income before income taxes and equity in undistributed net income of subsidiary	32	69
Income tax expense	14	24

Income before equity in undistributed net income of subsidiary	18	45
Equity in (excess of) undistributed net income of bank subsidiary	55	(15)

Net income	$73	$30

Condensed Statements of Cash Flow

	Years Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$73	$30
Decrease in other assets	15	17
(Equity in) excess of undistributed net income of subsidiary	(55)	15

Net cash provided by operating activities	33	62

Cash flows from investing activities:
Purchase of securities available for sale	—	(93)
Capital infusion to bank subsidiary	—	(30)

Net cash used by investing activities	—	(123)

Cash flows from financing activities:
(Decrease) Increase in note payable to Bank	(19)	10
Capital infusion from parent	—	30

Net cash provided by (used in) financing activities	(19)	40

Net increase (decrease) in cash	14	(21)
Cash at beginning of period	—	21

Cash end of period	$14	$—

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

20.	Stock Issuance Plan

The Holding Company will conduct a stock offering of up to 45.0% of the aggregate total voting stock of the Holding Company, pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision (“OTS”). The Holding Company stock will be offered to eligible account holders, tax-qualified employee plans and to the public. After the offering, 55% of the Holding Company’s outstanding common stock will be owned by The Seneca Falls Savings Bank, MHC. The plan is subject to approval by the Office of Thrift Supervision.

The costs associated with the Reorganization have been deferred and will be deducted from the proceeds from the sale of stock. If the Reorganization does not occur, related expenses will be deducted from current income. Costs incurred through December 31, 2005 were $ 51,000.

In conjunction with the stock issuance plan, the Bank has applied for a federal charter and upon approval will be regulated by the Office of Thrift Supervision.

The Holding Company’s cash flow will depend on earnings from investments held and any dividends received from the Bank. Under the regulations of the Office of Thrift Supervision (“OTS”), the Bank will not be permitted to pay dividends on its stock after the stock issuance if its regulatory capital would thereby be reduced below the amount then required for the Bank’s regulatory capital requirements. Federal regulations also preclude any repurchase of the stock for three years after the reorganization except for an offer made on a pro rata basis to all stockholders of the Bank and with the prior approval of the OTS. The Bank may, however, make capital distributions up to 100% of its net income plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, subject to the aforementioned restrictions. As of December 31, 2005, the Bank has not been notified that it requires more than normal supervision.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Seneca-Cayuga Bancorp, Inc.

Holding Company for Seneca Falls Savings Bank

931,500 Shares of Common Stock

(Subject to Increase to up to 1,071,225 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

                    , 2006

Until the later of                     , 2006 or 30 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.	Exhibits and Financial Statement Schedules:

The exhibits filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.

2	Stock Issuance Plan*

3.1	Charter of Seneca-Cayuga Bancorp, Inc.*

3.2	Bylaws of Seneca-Cayuga Bancorp, Inc.*

4	Form of Common Stock Certificate of Seneca-Cayuga Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.*

10.1	Form of Employee Stock Ownership Plan*

10.2	Form of Employment Agreement for Robert E. Kernan, Jr.*

10.3	Form of Employment Agreement for Menzo Case*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BMC

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Seneca-Cayuga Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Seneca-Cayuga Bancorp, Inc. and RP Financial, LC*

99.3	Appraisal Report of Keller & Company, Inc.*,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

*	Previously filed

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Seneca Falls, State of New York on May 3, 2006.

SENECA-CAYUGA BANCORP, INC.

By:	/s/ Robert E. Kernan, Jr.
Robert E. Kernan, Jr. President, Chief Executive Officer and Chairman of the Board (Duly Authorized Representative)

Signatures	Title	Date

/s/ Robert E. Kernan, Jr. Robert E. Kernan, Jr.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 3, 2006

/s/ Menzo D. Case Menzo D. Case	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2006

/s/ Bradford M. Jones Bradford M. Jones	Vice Chairman of the Board	May 3, 2006

/s/ Marilyn Bero Marilyn Bero	Director	May 3, 2006

/s/ Dr. Herbert R. Holden Dr. Herbert R. Holden	Director	May 3, 2006

/s/ Dr. Frank Nicchi Dr. Frank Nicchi	Director	May 3, 2006

/s/ Gerald Macaluso Gerald Macaluso	Director	May 3, 2006

/s/ Dr. August P. Sinicropi Dr. August P. Sinicropi	Director	May 3, 2006

/s/ Vincent P. Sinicropi Vincent P. Sinicropi	Director	May 3, 2006

/s/ David Swenson David Swenson	Director	May 3, 2006

As filed with the Securities and Exchange Commission on May 3, 2006

Registration No. 333-132759

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

ON

FORM SB-2

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

EXHIBIT INDEX

1.1	Engagement Letter between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.

2	Stock Issuance Plan*

3.1	Charter of Seneca-Cayuga Bancorp, Inc.*

3.2	Bylaws of Seneca-Cayuga Bancorp, Inc.*

4	Form of Common Stock Certificate of Seneca-Cayuga Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.*

10.1	Form of Employee Stock Ownership Plan*

10.2	Form of Employment Agreement for Robert E. Kernan, Jr.*

10.3	Form of Employment Agreement for Menzo Case.*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BMC

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Seneca-Cayuga Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Seneca-Cayuga Bancorp, Inc. and RP Financial, LC*

99.3	Appraisal Report of Keller & Company, Inc.*,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

*	Previously filed

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.